UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

i2 TECHNOLOGIES, INC.

(Name of Person(s) Filing proxy statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

  Common Stock, par value $0.00025 per share

  Series B 2.5% Convertible Preferred Stock

(2)	Aggregate number of securities to which transaction applies:

26,587,266 shares of common stock, which includes 21,811,299 shares of common stock, 561,963 restricted stock units, and options to purchase 4,214,004 shares of common stock

107,943 shares of Series B 2.5% Convertible Preferred Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (1) 21,811,299 shares of common stock multiplied by $14.86 per share, (2) 561,963 restricted stock units multiplied by $14.86 per unit, (3) $10,433,387.00, which is equal to the difference between $14.86 and the weighted average exercise price per share of the options to purchase 2,914,924 shares of common stock that have an exercise price of less than $14.86 per share (the remaining options to purchase 1,299,080 shares of common stock will be cancelled without payment of any consideration), (4) 107,943 shares of Series B 2.5% Convertible Preferred Stock multiplied by $1,095.3679 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, the filing fee was determined by multiplying 0.00003930 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$461,137,358.00

(5)	Total fee paid:

$18,122.70

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement

Dated September    , 2008, Subject to Completion

i2 TECHNOLOGIES, INC.

ONE i2 PLACE

11701 LUNA ROAD

DALLAS, TEXAS 75234

September    , 2008

Dear stockholder:

You are cordially invited to attend a special meeting of stockholders of i2 Technologies, Inc. (“i2”) which is scheduled to be held on October    , 2008 at             Central Time at our corporate headquarters at One i2 Place, 11701 Luna Road, Dallas, Texas 75234.

At the meeting, you will be asked to approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” that we entered into on August 10, 2008 with JDA Software Group, Inc. (“JDA”) and Iceberg Acquisition Corp., a wholly-owned subsidiary of JDA. As a result of the merger, i2 will become a wholly-owned subsidiary of JDA. At the meeting you will also be asked to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of approving the merger agreement.

If the merger is completed, our common stockholders will be entitled to receive $14.86 in cash per share, without interest, and the holder of the Series B 2.5% Convertible Preferred Stock (the “Series B Preferred Stock”) will receive $1,095.3679 per share plus all accrued and unpaid dividends thereon. You will have no ongoing ownership interest in the continuing business of i2. Your vote is very important. We cannot complete the merger unless all of the conditions to closing are satisfied or waived, including the approval of the merger agreement by holders of at least a majority of the voting power of our outstanding shares of common stock and the Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock.

Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors (1) has determined that the terms of the merger agreement and the merger are in the best interests of i2 and its stockholders and (2) approved the merger agreement and the transactions contemplated thereby, including the merger.

Our board of directors recommends that you vote FOR the adoption of the merger agreement, FOR the adjournment of the special meeting, if necessary, to solicit additional proxies, and FOR the persons named as proxies to consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The notice of special meeting of stockholders and proxy statement follow. Please give this material your careful attention. Please sign and return your proxy promptly, whether or not you plan to attend the special meeting. Your vote is very important to i2.

On behalf of i2’s directors and officers, I wish to thank you for your interest in i2 and urge you to vote FOR the approval of the merger agreement.

Sincerely,

/s/ JACKSON L. WILSON
Jackson L. Wilson
Executive Chairman of the Board of
Directors

YOUR VOTE IS VERY IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY

i2 TECHNOLOGIES, INC.

ONE i2 PLACE

11701 LUNA ROAD

DALLAS, TEXAS 75234

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER    , 2008

To the stockholders of i2 Technologies, Inc.:

Notice is hereby given that a special meeting of stockholders of i2 Technologies, Inc. (“i2”) will be held at our corporate headquarters at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, on October    , 2008 at             Central Time to consider and act upon the following proposals:

1. To approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” that we entered into on August 10, 2008 with JDA Software Group, Inc. (“JDA”) and Iceberg Acquisition Corp., a wholly-owned subsidiary of JDA;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of approving the merger agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.

Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.

The board of directors of i2 has determined that the merger is in the best interests of i2 and its stockholders and recommends that you vote to approve the merger agreement. This item of business to be submitted to a vote of the stockholders at the special meeting is more fully described in the attached proxy statement, which we urge you to read carefully. The board of directors of i2 also recommends that you expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. We are not aware of any other business to come before the special meeting.

Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.

Stockholders of record on September    , 2008 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the special meeting in person. Approval of the merger agreement will require the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares of common stock and the Series B 2.5% Convertible Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock.

i2 has concluded that you are entitled to appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”), provided that you strictly comply with the procedures in the DGCL as described further in the accompanying proxy statement.

You should not send any certificates representing shares of i2 common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against approval of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the accompanying proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by i2 or any other person.

By Order of the Board of Directors

/s/ JOHN HARVEY
John Harvey
Secretary

September    , 2008

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE THAT i2 HAS PROVIDED.

i2 TECHNOLOGIES, INC.

ONE i2 PLACE

11701 LUNA ROAD

DALLAS, TEXAS 75234

PROXY STATEMENT

This proxy statement is being furnished to holders of common stock of i2 Technologies, Inc. (“i2”) in connection with the solicitation of proxies by the board of directors of i2 for use at the special meeting of stockholders to be held on October    , 2008, (the “special meeting”) at             Central Time, at our corporate headquarters at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, and any adjournments or postponements thereof. This proxy statement and the accompanying notice of special meeting of stockholders and form of proxy were first sent or given to stockholders on or about September    , 2008.

At the special meeting, i2’s stockholders will be asked to consider and vote on the following proposals:

1. To approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” that we entered into on August 10, 2008 with JDA Software Group, Inc. (“JDA”) and Iceberg Acquisition Corp., a wholly-owned subsidiary of JDA;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of approval of the merger agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.

i2’s board of directors recommends that you vote FOR approval of each of these proposals. Please give your careful attention to the more detailed information regarding each of these proposals that appears in this proxy statement.

This proxy statement is dated September    , 2008.

i

Annex A –	Agreement and Plan of Merger, dated as of August 10, 2008, among JDA Software Group, Inc., Iceberg Acquisition Corp. and i2 Technologies, Inc.
Annex B –	Opinion of JPMorgan Securities, Inc.
Annex C –	Section 262 of the Delaware General Corporation Law

ii

SUMMARY RELATING TO THE MERGER

This summary highlights selected information contained in this proxy statement related to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger agreement, you should carefully read this entire document, including the annexes, and the other documents to which i2 refers you.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “i2,” “the Company,” “surviving corporation,” “we,” “our,” “ours,” and “us” refer to i2 Technologies, Inc. and its subsidiaries, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 10, 2008, among JDA, Iceberg Acquisition Corp., and i2, a copy of which is attached as Annex A to this proxy statement, and all references to the “merger” refer to the merger contemplated by the merger agreement. The term “JDA” refers to JDA Software Group, Inc., and the term “Merger Sub” refers to Iceberg Acquisition Corp. The term “i2 Board” refers to the i2 board of directors, and the term “Series B Preferred Stock” refers to our Series B 2.5% Convertible Preferred Stock.

The Companies Involved in the Merger

i2 Technologies, Inc.

One i2 Place

11701 Luna Road

Dallas, TX 75234

469-357-1000

www.i2.com

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2’s solutions are pervasive in a wide cross section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. i2’s common stock is currently listed on the Nasdaq Stock Market (the “Nasdaq”) under the symbol “ITWO.” Information contained on i2’s website does not constitute a part of this proxy statement.

JDA Software Group, Inc.

14400 N. 87th Street

Scottsdale, AZ 85260-3649

480-308-3000

www.JDA.com

JDA is focused on helping companies realize real supply chain and revenue management results—fast. JDA Software delivers integrated merchandising as well as supply chain and revenue management planning, execution, and optimization solutions for the consumer-driven supply chain and services industries. Through its industry leading solutions, leading manufacturers, distributors, retailers and services companies around the world are growing their businesses with greater predictability and more profitably. JDA’s common stock is listed on the Nasdaq under the symbol “JDAS.” Information contained on JDA’s website does not constitute a part of this proxy statement.

Iceberg Acquisition Corp.

14400 N. 87th Street

Scottsdale, AZ 85260-3649

Iceberg Acquisition Corp., which we refer to as “Merger Sub,” is a wholly-owned subsidiary of JDA formed solely for the purpose of merging with and into i2 in the merger. Merger Sub has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the State of Delaware.

The Merger

Pursuant to the merger agreement, Merger Sub will merge with and into i2, with i2 being the surviving corporation. After the merger, JDA will own all of i2’s outstanding stock and i2’s common stock will no longer be listed on the Nasdaq. Both i2’s common stockholders and the holder of the Series B Preferred Stock will receive cash in the merger in exchange for their shares. A copy of the merger agreement is attached as Annex A to this proxy statement. i2 encourages you to read the merger agreement carefully and fully as it is the definitive agreement that governs the merger.

Merger Consideration (See page 47)

If the merger is completed, each common stockholder who does not exercise appraisal rights will receive $14.86 in cash per share, without interest. Each issued and outstanding share of Series B Preferred Stock will be converted into the right to receive $1,095.3679 plus all accrued and unpaid dividends thereon through the closing date of the merger. After the merger is completed, each stockholder will have the right to receive the applicable merger consideration, but will no longer have any rights as an i2 stockholder.

Treatment of Stock Options, Restricted Stock and Restricted Stock Units (See page 48)

Holders of i2 stock options will be entitled to receive, for each option, an amount in cash equal to the excess, if any, of $14.86 over the exercise price of such stock option multiplied by the number of shares subject to such option, without interest. Holders of restricted stock units will be entitled to receive $14.86 for each share of common stock issuable under a particular restricted stock unit, without interest. Prior to the effective time of the merger, i2 will also take all actions necessary to cause any shares of restricted stock held under restricted stock agreements and any stock options and restricted stock awards to fully vest in accordance with the terms of those equity awards.

Market Price (See page 61)

On August 8, 2008, the last full trading day prior to the public announcement of the proposed merger, i2 common stock closed at $14.16 per share. On September    , 2008, the last trading day prior to the date of this proxy statement, i2 common stock closed at $            per share. i2’s stock price can fluctuate widely even over short periods of time. It is impossible to predict the actual price of i2 stock immediately prior to the effective time of the merger.

Reasons for the Proposed Merger (See page 32)

In the course of reaching its decision to approve the merger and the merger agreement and to recommend that i2 stockholders approve the merger agreement, our Board considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of i2’s Financial Advisor (See page 34)

J.P. Morgan Securities, Inc. (“JPMorgan”) has rendered its opinion to the i2 Board that, as of August 10, 2008 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of shares of i2 common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the opinion of JPMorgan dated August 10, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. i2’s stockholders should read the opinion in its entirety. JPMorgan provided its opinion for the information and assistance of the i2 Board in connection with its consideration of the merger. The opinion of JPMorgan does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. The JPMorgan opinion is not a recommendation as to how any holder of shares of i2 common stock should vote with respect to the merger. Pursuant to the terms of its engagement letter with JPMorgan, i2 agreed to pay a customary fee in connection with JPMorgan’s opinion, a significant portion of which fee will be payable upon consummation of the transactions contemplated by the merger agreement.

Recommendation of the i2 Board (See page 34)

Our Board has determined that the merger is in the best interests of i2 and its stockholders and recommends that i2’s stockholders vote FOR the approval of the merger agreement.

Vote Required (See page 14)

The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock and the Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock, is required to approve the merger agreement. The merger is not contingent upon the approval at the special meeting of any other proposal presented to i2’s stockholders. The following officers and directors, and R2 Top Hat Ltd., the holder of the Series B Preferred Stock (the “Series B Holder”), executed voting agreements dated August 10, 2008, agreeing to vote or cause to be voted all of its or their respective shares FOR the adoption of the merger agreement and the approval of the merger:

•	Stephen P. Bradley, Director

•	J. Coley Clark, Director

•	Richard L. Clemmer, Director

•	Richard L. Hunter, Director

•	David L. Pope, Director

•	Michael J. Simmons, Director

•	Lloyd G. Waterhouse, Director

•	Jackson L. Wilson, Director and Executive Chairman of the Board

•	Michael Berry, Executive Vice President and Chief Financial Officer

•	Pallab K. Chatterjee, Chief Executive Officer

•	Steve Estrada, Senior Vice President and Chief Marketing Officer

•	John Harvey, Senior Vice President, Secretary, and General Counsel

•	Surku Sinnadurai, Senior Vice President, and Chief Information Officer

•	Aditya Srivastava, Senior Vice President and Chief Technology Officer

•	Hiten Varia, Executive Vice President and Chief Customer Officer

One of our directors, Sanjiv S. Sidhu, did not execute a voting agreement.

For a further description of these stock holdings, see “The Merger—Security Ownership of Certain Beneficial Owners and Management” on page 59.

Proxies, Voting and Revocation (See page 14)

Shares of i2 common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. Shares of Series B Preferred Stock, on an as converted to common stock basis voting as a single class with the common stock, will also be voted at the special meeting. If a proxy is duly executed and submitted without instructions, the shares of i2 common stock represented by that proxy will be voted FOR the approval of the merger agreement and, if necessary, FOR the approval of one or more adjournments of the special meeting to solicit additional proxies.

A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of i2 at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of i2 before the taking of the vote at the special meeting; or

•

attending the special meeting and voting such shares in person. Stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Interests of Certain Persons in the Merger (See page 39)

In considering the recommendation of our Board in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to i2’s directors and executive officers that are not available to stockholders generally. Our Board was aware of, and considered the interests of, i2’s directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. Other than the provisions of the merger agreement described below, and the extension of certain employment agreements described below, the arrangements described below were in existence before the discussions about the merger began. Stockholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

Stock Options and Restricted Stock. Upon the completion of the merger, each i2 outstanding stock option will immediately vest and become exercisable and will be terminated or converted into an amount in cash equal to the excess, if any, of $14.86 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest. All outstanding restricted stock units will vest and be convertible into the right to receive $14.86 in cash, without interest. All shares of restricted stock held under restricted stock agreements will vest upon completion of the merger. For a more complete discussion, see “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 45.

Stock Ownership. i2’s officers and directors also beneficially own shares of i2 common stock. For a further description of these stock holdings, see “The Merger—Security Ownership of Certain Beneficial Owners and Management” on page 59.

Existing Employment and Severance Agreements. In February 2008, i2 entered into executive retention agreements with its executive officers, including Mr. Chatterjee, Mr. Berry, Mr. Varia, Mr. Estrada, Mr. Sinnadurai, Mr. Srivastava, and Mr. Harvey. These agreements generally entitle the executive officers to certain payments in the event their employment is terminated by i2 other than for Cause (as defined in the applicable agreement), or the executive officer terminates for Good Reason (as defined in the applicable agreement and in compliance with Section 409A of the Internal Revenue Code, or the “Code,” governing deferred compensation). The agreements also contain non-competition and non-interference covenants, which restrict the executive officers for a term of 12 months after their separation from i2. In addition, i2 and

Mr. Wilson entered into an employment agreement in May 2008 in connection with his appointment as Executive Chairman of the Board. This agreement entitles him to certain awards of common stock options and restricted stock units, all of which will accelerate and immediately vest upon the consummation of the merger. For a more detailed description of these agreements, see “Existing Employment and Severance Agreements” on page 41.

Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that JDA will cause i2, as the surviving corporation in the merger, to indemnify i2’s directors and officers with respect to actions or omissions by them as such at any time prior to the closing date to the fullest extent permitted by i2’s charter documents and any applicable contract, provided that such persons shall not be indemnified for any criminal conduct or fraud. The merger agreement further provides that, after the merger, JDA will, or will cause i2 as the surviving corporation to, provide, for a period of not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by i2’s directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement, subject to certain limitations based on the cost of providing such insurance.

Appraisal Rights (See page 42)

i2 has concluded that i2 stockholders are entitled under Delaware law to appraisal rights in connection with the merger. To exercise appraisal rights, an i2 stockholder must:

•	before the taking of the vote on the proposal to approve the merger agreement, deliver to i2 a written demand for appraisal;

•	NOT vote in favor of the proposal to approve the merger agreement;

•	continue to hold your i2 common stock or Series B Preferred Stock through the effective date of the merger; and

•	comply with other procedures as is required by Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”).

A copy of the relevant provisions of DGCL Section 262 is attached to this proxy statement as Annex C.

Material United States Federal Income Tax Consequences of the Merger (See page 45)

The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Conditions to Closing (See page 53)

Before we can complete the merger, a number of conditions must be satisfied or waived. These include:

•	the approval of the merger agreement by the requisite vote of i2’s stockholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (“HSR”);

•	the absence of any law, injunction, judgment or ruling that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal;

•	the absence of any law, injunction, judgment or ruling that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal;

•

the truth and correctness of our representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, subject to certain exceptions) as of the date of the merger agreement and the date of the closing of the merger (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect on i2;

•	our performance in all material respects of all of our obligations under the merger agreement;

•

there must not be any action, investigation, proceeding or litigation pending or threatened by any governmental entity in which a governmental entity is a party, and there must not be any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity in effect, that would or is reasonably likely to (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of i2’s shares by JDA or Merger Sub or the consummation of the merger or the other transactions contemplated thereby; (2) impose limitations on the ability of JDA or its affiliates to effectively exercise full rights of ownership of i2 in a manner that materially and adversely affects the value of i2 and its subsidiaries, taken as a whole; (3) result in the imposition of a burdensome condition; or (4) result in a material adverse effect on i2;

•

a supplemental indenture must have been duly and validly executed by i2 and the trustee of the indenture governing i2’s 5% Senior Convertible Notes due 2015 in the aggregate principal amount of $86,250,000 (the “Notes”) waiving certain provisions of the Indenture and removing certain covenants therein;

•

the consent and conversion agreement entered into with Highbridge International LLC (“Highbridge”), a private fund managed by Highbridge Capital Management, LLC, a majority-owned affiliate of JPMorgan (“Highbridge Capital”), must remain in full force and effect, be binding on the parties and must not have been modified, rescinded, terminated or superseded; and

•

since the date of the merger agreement, there not having been any change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on i2.

No-Shop Provisions (See page 52)

i2 has agreed not to solicit, initiate, cause, facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under certain specified circumstances set forth in the merger agreement.

Termination (See page 55)

JDA and i2 may terminate the merger agreement by mutual consent at any time prior to completion of the merger, even after we receive stockholder approval. The merger agreement may also be terminated at any time prior to the closing of the merger:

•	by either JDA or i2 if:

•

the merger is not completed on or before February 10, 2009 (the six-month anniversary of the execution of the merger agreement) by the parties, if the terminating party’s breach is not the primary cause of the failure of the merger to be consummated;

•

any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal, if the terminating party’s breach is not the primary cause of the restraint;

•	the required vote of i2’s stockholders is not obtained to approve the merger agreement at a meeting of its stockholders duly convened for that purpose or at any adjournment thereof.

•	by JDA if:

•

i2 breaches in any material respect any of its material covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue, subject to specified conditions and i2’s ability to cure such breach;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that has certain effects specified in the merger agreement;

•

i2 enters into an agreement relating to a takeover proposal other than the merger agreement, or i2’s Board (1) withdraws or modifies, in a manner adverse to JDA, its recommendation that i2’s stockholders approve the merger agreement or its approval of the merger; (2) approves or recommends to its stockholders such takeover proposal; or (3) does not reject any bona fide publicly announced offer for such takeover proposal within 10 days of its making;

•

i2 materially breaches its covenants (1) to prepare the proxy statement and allow JDA to participate in its preparation and any correspondence with the U.S. Securities and Exchange Commission (“SEC”); (2) to hold a stockholder’s meeting in accordance with the provisions of the merger agreement; (3) except as otherwise allowed by the merger agreement, to use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the adoption of the merger agreement; or (4) violates any of the non-solicitation provisions set forth in the merger agreement, or i2’s Board resolves to do any of the foregoing; or

•

if an event resulting in a material adverse effect affecting i2 has occurred and continues to occur and is not cured by i2 within 20 business days of receipt of written notice of such event from JDA and prior to February 10, 2009.

•	by i2 if:

•

JDA or Merger Sub breaches a representation, warranty, covenant or agreement in the merger agreement, or any of its representations or warranties shall have become untrue, subject to specified materiality thresholds and JDA’s and Merger Sub’s ability to cure such breach; and

•

before i2’s stockholders have approved the merger agreement, (1) i2 has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and (2) concurrently i2 enters into a definitive agreement providing for a superior proposal and pays the termination fee described below to JDA; or

•

the effective time of the merger shall not have occurred at the time required in the merger agreement due to JDA’s or Merger Sub’s failure to effect the closing in breach of the merger agreement, provided that at the time of termination, certain conditions to closing have been satisfied or waived.

Fees and Expenses (See page 56)

Except as described below, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement, the merger or the transactions related thereto will be paid by the party incurring such fees and expenses. JDA and i2 shall share equally (1) the filing fee of JDA’s HSR pre-merger notification report and (2) all fees and expenses, other than accountant’s and attorney’s fees, incurred with respect to this proxy statement. The merger agreement requires i2 to pay JDA a termination fee in the amount of $15,000,000 and JDA to pay i2 a termination fee in the amount of $20,000,000 if the merger agreement is terminated under certain specified circumstances.

Governmental Regulatory Filings Required in Connection with the Merger (See page 46)

Hart-Scott-Rodino. JDA and i2 are required to make appropriate filings of a Notification and Report Form pursuant to HSR with the Federal Trade Commission (the “FTC”) and the Department of Justice Antitrust Division (the “DOJ”) with respect to the merger. HSR mandates that before the closing of certain mergers, tender offers or other business combinations, certain companies must file paperwork that will allow regulatory agencies to assess whether a proposed transaction violates federal antitrust laws. JDA and i2 have each filed the required forms and the mandatory waiting period, absent earlier termination, will expire on September 22, 2008.

Foreign Jurisdictions. i2 and JDA do not believe any foreign regulatory approvals will be required or advisable in connection with the consummation of the merger.

The Special Meeting of i2’s Stockholders (See page 14)

The special meeting will be held to consider and vote upon the proposal to approve the merger agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of approval of the merger agreement, at our corporate headquarters at One i2 Place, 11701 Luna Road, Dallas, Texas 75234 on October    , 2008 at             Central Time.

You are entitled to vote at the special meeting if you owned shares of i2 common stock or Series B Preferred Stock at the close of business on September    , 2008, the record date for the special meeting. You will have one vote at the special meeting for each share of i2 common stock you owned on the record date. Each share of our Series B Preferred Stock is entitled to 43.1965 votes (the number of shares of common stock into which one share of Series B Preferred Stock could have been converted on the record date). Accordingly, the Series B Holder is entitled to 4,662,759 votes in the aggregate, or approximately 17.6% of all votes eligible to be cast at the special meeting.

To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the special meeting and vote in person. You may also vote your proxy by telephone or the Internet by following the instructions provided on your proxy card. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” the approval of the merger agreement.

The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock and the Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock, is required to approve the merger. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of approval of the merger agreement, requires the approval of the holders of at least a majority of the voting power of i2 common stock and the Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock, present, in person or by proxy, and entitled to vote at the special meeting.

Surrender of Certificates (See page 47)

Promptly after the effective time of the merger, i2 stockholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of i2 common stock, or shares of Series B Preferred Stock, in exchange for the applicable merger consideration. i2 stockholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When i2 stockholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the applicable merger consideration.

QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with JDA. Under the merger agreement, we will become a wholly-owned subsidiary of JDA and our common stock will no longer be listed on the Nasdaq. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, our stockholders must vote to adopt the merger agreement. Our Board is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our stockholder, to vote your shares without attending the special meeting.

Q.	When and where will the special meeting be held?

A.	The special meeting will be held on October , 2008 at Central Time at our corporate headquarters at One i2 Place, 11701 Luna Road, Dallas, Texas 75234.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to adopt the merger agreement and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	What do I need to do now? (See page 14)

A:	i2 urges you to read carefully and consider the information contained in this proxy statement. In addition, you should complete, sign and date the attached proxy card and return it to One i2 Place, 11701 Luna Road, Dallas, Texas 75234 in the enclosed postage-prepaid return envelope as soon as possible so that your shares of common stock may be represented at the special meeting. You may also vote your proxy by telephone or the Internet by following the instructions provided on your proxy card.

Q:	What happens if I do not return a proxy card? (See page 15)

A:	The failure to return your proxy card, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement.

Q:	May I vote in person? (See page 14)

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, i2 encourages you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in “street name” through a broker or bank if you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q:	Can I change my vote after I have voted by proxy? (See page 14)

A:	Yes. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of i2 at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of i2 before the taking of the vote at the special meeting; or

•

attending the special meeting and voting such shares in person. Stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 14)

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker how to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against approval of the merger agreement.

Q:	What vote of the stockholders is required to approve the merger agreement? (See page 14)

A:	To approve the merger agreement, stockholders of record as of September , 2008 holding at least a majority of the voting power of our outstanding shares of common stock and the Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock, must vote FOR the approval of the merger agreement. There are [21,811,299] shares of i2 common stock and 107,943 shares of Series B Preferred Stock, having 4,662,759 votes on an as converted to common stock basis, entitled to be voted at the special meeting.

The Series B Holder and certain of our directors and executive officers have executed voting agreements with respect to shares having, in the aggregate, [4,932,066] votes, representing approximately [18.6]% of the combined [26,474,058] votes of the outstanding shares of our common stock and Series B Preferred Stock, entitled to vote at the special meeting.

Q:	Who has executed voting agreements with i2 in connection with the merger? (See page 58)

A:	The Series B Holder and the following i2 officers and directors executed voting agreements dated August 10, 2008, agreeing to vote or cause to be voted all of their respective shares FOR the adoption of the merger agreement and the approval of the merger:

•	Stephen P. Bradley

•	J. Coley Clark

•	Richard L. Clemmer

•	Richard L. Hunter

•	David L. Pope

•	Michael J. Simmons

•	Lloyd G. Waterhouse

•	Jackson L. Wilson

•	Michael Berry

•	Pallab K. Chatterjee

•	Steve Estrada

•	John Harvey

•	Surku Sinnadurai

•	Aditya Srivastava

•	Hiten Varia

One of our directors, Sanjiv S. Sidhu, did not execute a voting agreement.

Q:	Does i2’s Board recommend approval of the merger agreement? (See page 35)

A:	Yes. Our Board carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our Board determined that the merger is in the best interests of us and our stockholders. In reaching its decision to approve the merger agreement and to recommend the adoption of the merger agreement by our stockholders, our Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our Board also considered each of the items set forth on page 32 under “The Merger—Reasons for the Merger.”

Q:	Is the merger contingent upon approval at the special meeting of any proposals other than the proposal to approve the merger agreement?

A:	No.

Q:	What will happen to i2 as a result of the merger? (See page 47)

A:	If the merger is completed, i2 will become a wholly-owned subsidiary of JDA and our common stock will no longer be listed on the Nasdaq.

Q:	What will happen to my shares of i2 common stock after the merger? (See page 48)

A:	Upon completion of the merger, each outstanding share of i2 common stock will automatically be canceled and, other than shares held by stockholders who exercise appraisal rights, will be converted into the right to receive $14.86 in cash, without interest. Each issued and outstanding share of the Series B Preferred Stock will be converted into the right to receive $1,095.3679 plus all accrued and unpaid dividends thereon through the closing date of the merger.

Q:	Will I own any shares of i2 common stock after the merger or will I receive any shares of JDA common stock as a result of the merger? (See page 47)

A:	No. You will be paid cash for your shares of i2 common stock and shares of Series B Preferred Stock. i2’s stockholders will not have the option to receive JDA common stock in exchange for their shares instead of cash.

Q:	What happens to i2 stock options and restricted stock in the merger? (See page 48)

A:	Holders of i2 stock options will be entitled to receive, for each option, an amount in cash equal to the excess, if any, of $14.86 over the exercise price of such stock option multiplied by the number of shares subject to such option, without interest. Holders of restricted stock units will be entitled to receive $14.86 for each share of common stock issuable under a particular restricted stock unit, without interest. Prior to the effective time of the merger, i2 will also take all actions necessary to cause any shares held under restricted stock agreements and any stock options and restricted stock awards to fully vest in accordance with the terms of those equity awards.

Other than the right to receive such payment, holders of stock options or restricted stock units will have no rights with respect thereto after the merger. JDA will not assume any i2 stock options as a result of the merger.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected completion date of the merger. If you held your shares of i2 common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of i2 common stock.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally, you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $14.86 per share of common stock and your adjusted tax basis in each such share. Provided shares are held as capital assets, this gain or loss will be long-term capital gain or loss if you have held your shares of i2 common stock for more than one year prior to the effective time of the merger. You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 45 for a more complete discussion of the federal income tax consequences of the merger.

Q:	Am I entitled to appraisal rights? (See page 42)

A:	Yes. i2 has concluded that you are entitled under Delaware law to appraisal rights in connection with the merger. To exercise appraisal rights, you must:

•	before the taking of the vote on the proposal to approve the merger agreement, deliver to i2 a written demand for appraisal;

•	NOT vote in favor of the proposal to approve the merger agreement;

•	continue to hold your i2 common stock or Series B Preferred Stock through the effective date of the merger; and

•	comply with other procedures as is required by DGCL Section 262.

A copy of the relevant provisions of DGCL Section 262 is attached to this proxy statement as Annex C.

Q:	Should I send in my stock certificates now? (See page 47)

A:	No. After the merger is completed, holders of i2 common stock or Series B Preferred Stock will receive written instructions for surrendering their shares for the merger consideration. Merger consideration for i2 common stockholders is $14.86 per share in cash, without interest. Each issued and outstanding share of Series B Preferred Stock will be converted to the right to receive $1,095.3679 per share plus all accrued and unpaid dividends thereon through the closing date of the merger.

Q:	When do you expect the merger to be completed?

A:	i2 is working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, i2 must obtain applicable regulatory approvals and satisfy all other closing conditions. However, i2 cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of i2 common stock? (See page 47)

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to surrender your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Whom should I contact if I have additional questions?

A:	For more information, you should contact Tom Ward, Director, Investor Relations, One i2 Place, 11701 Luna Road, Dallas, Texas 75234, 469-357-1000.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions contained, or incorporated by reference, in this proxy statement relating to the closing of the merger and other future events constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of stockholders holding a majority of the voting power of i2’s outstanding shares of common stock and Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.

Any statements contained in this proxy statement, including statements to the effect that i2 or its management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” or “estimates” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. For a detailed discussion of these and other risk factors, please refer to i2’s filings with the SEC on Forms 10-K, 10-Q and 8-K. You can obtain copies of i2’s Forms 10-K, 10-Q and 8-K and other filings for free at i2’s website at www.i2.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. i2 undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

VOTING AND PROXIES

Who May Vote at the Special Meeting

Only stockholders of record as of the close of business on September    , 2008, which we refer to as the “record date,” are entitled to notice of and to vote at the special meeting and any adjournments thereof. As of the close of business on the record date, the outstanding stock of i2 entitled to vote consisted of [21,811,299] shares of common stock, having one vote per share, and 107,943 shares of Series B Preferred Stock, having 4,662,759 votes on an as converted to common stock basis, voting as a single class with the common stock. The total votes of the common stock and Series B Preferred Stock entitled to vote at the special meeting is [26,474,058].

How to Vote

Stockholders may vote in person or by proxy. Execution of a proxy will not affect a stockholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the secretary of i2 prior to the meeting will be voted as specified in the proxy. If no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR each of the proposals. Shares of i2 common stock represented at the special meeting but not voted, including shares of i2 common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

i2’s stockholders are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Stockholders may also vote proxies by telephone or the Internet by following the instructions provided on the enclosed proxy card. i2’s stockholders may vote in person at the special meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any i2 stockholder who desires to vote in person at the special meeting. i2 stockholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a proxy from the nominee holding the i2 shares. In addition, such i2 stockholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the i2 shares.

How to Change Your Vote

A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of i2 at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of i2 before the taking of the vote at the special meeting; or

•

attending the special meeting and voting such shares in person. Stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of at least a majority of the voting power of our outstanding shares of common stock and our Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock, entitled to vote at the special meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable i2 to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock and our Series B Preferred

Stock, voting on an as converted to common stock basis as a single class with the common stock. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting, who will also determine whether or not a quorum is present.

The proposals to be considered at the special meeting are of great importance to i2. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn the special meeting. If you do not execute a proxy card, it will have the same effect as a vote against the approval of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn the special meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the merger agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the special meeting.

Other Meeting Matters and Adjournment

Our Board does not know of any matters other than those described in the notice of the special meeting that are to come before the special meeting. If any other matters are properly brought before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the merger agreement or otherwise germane to the special meeting, one or more persons named in the i2 form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the special meeting, no notice of the time and place of the adjourned meeting is required to be given to i2’s stockholders other than the announcement of such time and place at the special meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn). The affirmative vote of at least a majority of the voting power of our common stock and our Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock, present in person or represented by proxy, and entitled to vote at the special meeting although less than a quorum, is required to approve such adjournment.

Solicitation of Proxies

The cost of solicitation of proxies will be paid jointly by i2 and JDA, except for related accounting and legal fees. In addition to soliciting stockholders by mail, certain of i2’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. i2 will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and i2 will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of i2 may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. We have retained Mackenzie Partners to assist with the solicitation of proxies. We will pay the total fees and expenses of Mackenzie Partners, which are estimated to be $12,500.

Appraisal Rights

i2 has concluded that i2 stockholders are entitled under Delaware law to appraisal rights in connection with the merger. To exercise appraisal rights, i2 stockholders must:

•	before the taking of the vote on the proposal to approve the merger agreement, deliver to i2 written demand for appraisal;

•	NOT vote in favor of the proposal to approve the merger agreement;

•	continue to hold your i2 common stock or Series B Preferred Stock through the effective date of the merger; and

•	comply with other procedures as is required by DGCL Section 262.

A copy of the relevant provisions of DGCL Section 262 is attached to this proxy statement as Annex C. See “The Merger—Appraisal Rights” on page 42 for a more detailed discussion.

THE MERGER

This section describes material aspects of the merger, including the merger agreement. While i2 believes that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document, the merger agreement attached as Annex A, and the other documents referred to in this proxy statement for a more complete understanding of the merger and the merger agreement.

i2’s stockholders are being asked to consider and act upon a proposal to approve the merger agreement. The merger agreement provides for the acquisition of all of our outstanding shares of common stock for $14.86 in cash per share, without interest. In addition, the Series B Holder will receive $1,095.3679 per share, plus all accrued and unpaid dividends due thereon through the date of closing. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock and Series B Preferred Stock, voting on an as converted to common stock basis as a single class with the common stock.

Background of the Merger

From time to time, our Board and management team have reviewed i2’s strategic plans in light of the industry in which i2 operates, and the long-term interests of the Company and its shareholders. Historically, the strategic process has focused on organic growth opportunities, selective acquisitions, enhancement of the employee base and prioritization of i2’s resources to achieve overall Company objectives. Our Board has from time to time considered, and implemented, acquisitions designed to add to the breadth and depth of i2’s product offerings and ability to better serve its customers. The competitive pressures within the industry led the i2 Board more recently to consider various strategic alternatives to maximize shareholder value, including the merger or acquisition of i2 by another company.

The merger agreement with JDA is the culmination of a process that started in October 2006 when the Company initially sought to explore the potential for obtaining a premium for its common stock through discussions with a very small, targeted group of potential industry buyers. After interviewing several potential investment banking firms, the Company determined JPMorgan to be the most qualified, based in part on its familiarity with i2 from having been the Company’s banker in the past. The Company requested that JPMorgan, on behalf of the Company, solicit the interest of three large potential strategic acquirers (not including JDA). At the time of the October 16, 2006 Board meeting, i2’s stock price was $18.85. Over the course of the 22 months following this Board meeting, JPMorgan contacted or was contacted by 75 prospective purchasers, including 42 potential strategic acquirors and 33 financial buyers. These contacts resulted in a number of proposals and indications of interest.

Initially, the Company’s management worked with JPMorgan to put together a presentation targeted at the three large potential strategic acquirers. The presentation contained only publicly available information as the strategic acquirers were not being asked to sign a non-disclosure agreement. JPMorgan presented to all three of the identified strategic acquirers during the fourth quarter of 2006 and early 2007.

JPMorgan reported the results of the discussions at the regularly scheduled i2 Board meeting in January 2007. All three of the potential strategic acquirers had reviewed the information and, after internal consideration, all had opted to not pursue any further discussions regarding a transaction with the Company. However, prior to the i2 Board meeting, one financial buyer communicated to Mr. Sidhu an interest in exploring a potential transaction. After a discussion of the options available to the Company, including remaining independent and seeking a strategic business combination or acquisition of i2, the i2 Board determined to continue the process and asked JPMorgan to expand the project to explore the possible interest of large private equity firms as well as other strategic acquirers, both in the U.S. and internationally, in a possible transaction with i2. A written agreement between JPMorgan and the Company was finalized in March 2007 and amended in February 2008 and July 2008 as the process continued.

During the early portion of 2007, JPMorgan contacted a number of private equity firms and potential strategic acquirers as well as parties who might be part of a merger of equals. With the assistance of i2 management, JPMorgan identified certain financial buyers who had a history of making investments in the industry, and prospective strategic acquirers with whom potential synergies appeared to otherwise outweigh the concerns of approaching competitors in the marketplace. JDA was discussed, but not approached at this time as it was viewed primarily as a potential competitor and was presumed to still be engaged in the process of integrating its last acquisition. JPMorgan’s contacts resulted in several meetings between i2 management and various potential acquirers. No indications of interest or offers were made by these companies, and many of the discussions were terminated upon the Company’s announcement of earnings in May 2007 that were below expectations and the subsequent announcement that its then-current chief executive officer intended to resign. Discussions did continue, however, with a select group of interested parties who had been contacted during the process, and JPMorgan instructed those parties to submit their indications of interest during July 2007. This resulted in three high level indications of interest; however, all were withdrawn in early August 2007 when the Company announced that its earnings were again below expectations, its chief executive officer followed up the announcement of his intended resignation by resigning, and the credit markets became constricted.

One of the three parties that had submitted an indication of interest regarding a transaction with the Company in July 2007 (“Party M”) was a privately held software company whose products both competed with and complemented those of the Company. Party M continued discussions regarding various scenarios with the Company, including a merger of equals. These discussions continued through June of 2008 when they were terminated as the parties were never able to agree upon the appropriate valuation of each other, among other reasons.

In August 2007, as a result of contacts with Thoma Cressey Bravo, the owner of JDA’s preferred equity, a draft non-disclosure agreement was sent to JDA to initiate discussions. This agreement was not executed and no discussions took place between JDA and i2 or JPMorgan at this time.

On September 13 and 20, 2007, the Series B Holder elected Mr. Simmons, an employee of an affiliate of the Series B Holder, and Mr. Pope, respectively, to fill the two i2 Board seats vacant since December 2005 that were designated for selection by the Series B Holder pursuant to the terms of the Series B Preferred Stock.

On October 13, 2007, the i2 Board met to discuss three strategic alternatives available to the Company: a potential acquisition/merger of equals, continuing as a stand-alone entity, and sale of the Company to a strategic buyer or financial sponsor. JPMorgan made a presentation relating to these alternatives. The i2 Board also discussed the creation of a special committee of the i2 Board to review and analyze strategic alternatives. On October 15, 2007, JPMorgan again made a presentation to the i2 Board including an update on the status of its efforts to locate prospective buyers, the valuation of the Company, and a pro forma analysis of a possible acquisition target. JPMorgan advised the i2 Board of the low probability of finding a buyer for the Company in the current environment. At the continuation of the i2 Board meeting on October 16, 2007, Mr. Sidhu made a presentation to the i2 Board expressing his views as to the alternatives available to the Company and suggested that a strategy team be formed to evaluate alternatives such as maximizing the value and utilization of the Company’s net operating loss carry forwards, monetizing the Company’s intellectual property, making strategic acquisitions, and pursuing strategies to differentiate itself from competitors. The i2 Board discussed the merits of having a special committee study the various alternatives to maximize shareholder value. The i2 Board determined on October 25, 2007 to establish the Strategic Review Committee (“SRC”) comprised of independent directors and to publicly announce its creation along with a deadline for the completion of its efforts.

On November 1, 2007, i2 publicly announced the formation of the SRC to evaluate the merits of the various strategic options available to i2 to enhance shareholder value. These options included: (1) changes to i2’s business model and operations; (2) actions or transactions intended to enhance the value or utilization of i2’s existing assets (including i2’s intellectual property and net operating loss carryforwards); (3) joint ventures or strategic partnerships; and (4) selective acquisitions, dispositions or other capital transactions as well as a merger, sale or other extraordinary transactions. The i2 Board appointed Mr. Clemmer, Mr. Waterhouse and Mr. Wilson to the SRC, with Mr. Wilson designated as chairman. The i2 Board also announced its expectations that the strategic review process would conclude in January 2008.

Between the formation of the SRC on November 1, 2007 and the signing of the merger agreement with JDA on August 10, 2008, the i2 Board convened on 15 separate occasions. During the same period, the SRC met 43 times. With the SRC’s assistance, the i2 Board extensively evaluated the various strategic options available to i2 to enhance shareholder value. i2 retained outside consultants to provide information, reports and presentations for the members of the i2 Board to review and analyze with respect to the utilization of i2’s net operating losses as well as ways to monetize its existing intellectual property portfolio. Counsel for the Company regularly briefed the i2 Board and the SRC, respectively, regarding their fiduciary duties during this process and answered questions from the directors. The SRC, with JPMorgan’s assistance, also conducted an in-depth exploration of potential partners for a strategic joint venture or a merger of equals. The SRC reviewed i2’s acquisition history and ability to successfully integrate the business of the acquisition target to enhance the Company’s value, and presented these findings to the i2 Board for its analysis. i2’s management also presented their analysis of options to transform the Company’s operations to the i2 Board and an operating plan based on management’s proposals.

In November 2007, JPMorgan again contacted JDA. However, discussions did not advance at that time based on the inability of i2 and JDA to agree on the terms of a non-disclosure/standstill agreement. Talks recommenced between i2 and JDA in December 2007 and on December 12, 2007, JDA and the Company signed a non-disclosure/standstill agreement. During this period, JDA and i2 prepared and arranged for a management meeting in January 2008.

On December 21, 2007, our Board met at i2’s offices. Our Board discussed the status of the litigation brought by i2 against SAP America, Inc. and SAP AG (together, “SAP”) alleging SAP’s infringement of certain of i2’s intellectual property (the “SAP Litigation”), received a presentation from an outside expert with respect to ways to monetize the Company’s intellectual property portfolio, and reviewed an analysis of the Company’s net operating losses (“NOLs”) as well as the impact they would have with respect to the various strategic alternatives being considered. In addition, i2 management presented the preliminary annual operating plan reflecting a continued movement to a services-led strategy. The i2 Board discussed the feasibility of the plan.

The Series B Holder advised Mr. Sidhu, then the chairman of the i2 Board, in early December 2007 of its desire to announce the sale of the Company prior to January 31, 2008 in accordance with the schedule discussed by the i2 Board in connection with the SRC’s formation. The Series B Holder also requested that each of Michael E. McGrath, Harvey B. Cash, Mr. Bradley, and Mr. Clemmer be replaced on the i2 Board with four independent nominees. On December 28, 2007, the Series B Holder notified i2 in writing of its intent to nominate Mr. Clark and Mr. Hunter as directors at the 2008 annual meeting of stockholders and thereafter amended its Schedule 13D to disclose its intention to nominate Mr. Clark and Mr. Hunter to the i2 Board, and its opinion that i2 should be sold as soon as practicable.

On January 3, 2008, i2 announced that Mr. Cash and Mr. McGrath would not stand for re-election to the i2 Board at the 2008 annual meeting. i2 also confirmed the receipt of a letter from the Series B Holder regarding its intention to nominate Mr. Clark and Mr. Hunter as directors, and stated that the Nominating and Governance Committee of the i2 Board (the “Nominating Committee”) had received Mr. Clark and Mr. Hunter’s names for consideration.

On January 8, 2008, the Series B Holder sent a second letter to Mr. Sidhu, as i2 Board chairman, requesting further changes to i2’s governance by January 31, 2008, including the addition of Mr. Pope to the Nominating Committee (as required by the Certificate of Designations for the Series B Preferred Stock), the replacement of Mr. Sidhu as chairman, and the recognition of both Mr. Pope and Mr. Simmons as independent directors.

On January 8, 2008, members of JDA management met for four hours with i2 management in Dallas during which i2 management made a presentation about the Company and the parties discussed a potential transaction between the two entities. On January 11, 2008 the JDA board of directors (the “JDA Board”) met and reviewed a preliminary analysis of a transaction with the Company, which would be subject to extensive due diligence of i2.

The Nominating Committee met on January 18, 2008 to discuss the director candidates, including those nominated by the Series B Holder. After discussions with the search firm retained by the Series B Holder and a review of the candidates proposed, the Nominating Committee concluded that the search firm had conducted an extensive search that had been designed to find quality individuals who would enhance the i2 Board, and was not designed merely to propose individuals with ties to the Series B Holder. The Nominating Committee then evaluated the independence of Mr. Pope and Mr. Simmons pursuant to the Nasdaq’s definition of “independent director”. The Nominating Committee concluded that Mr. Pope met the standards of an independent director, but that Mr. Simmons’ employment by an affiliate of the Series B Holder disqualified him from independent director status. The i2 Board subsequently added Mr. Pope to the Nominating Committee.

The Nominating Committee met again on January 22, 2008 to further review candidates for the open director positions. The Nominating Committee members reported that they were in the process of interviewing various individuals, including six candidates proposed by Mr. Sidhu and the candidates proposed by the search firm that the Series B Holder retained. The Nominating Committee continued to interview potential director candidates. At the February 5, 2008 meeting, the Nominating Committee was prepared to recommend Mr. Clark, Mr. Waterhouse and Mr. Hunter as nominees; however, Mr. Sidhu, brought forth additional candidates who the Nominating Committee determined to consider over the next several weeks.

On January 21, 2008, JDA sent JPMorgan an indication of interest to acquire all i2’s stock, subject to substantial due diligence. JDA did not specify a price in this indication of interest but suggested that JDA believed it would be in a position to offer an at-market to modest premium to the i2 trading price upon completion of approximately four weeks of due diligence. On January 22, 2008, i2’s common stock closed at $12.25 per share. Also in January 2008, JPMorgan received an expression of interest from a financial sponsor consisting of a cash offer at $13.25 to $13.75 per share, a modest premium to the market price. JPMorgan pursued both indications of interest. On January 21 and 22, 2008, our Board met at i2’s offices to discuss the Company’s annual operating plan and materials provided by JPMorgan which analyzed the two indications of interest. JPMorgan’s materials included a valuation analysis of the Company and noted that both potential buyers expressed concerns with i2’s performance record. JPMorgan also reported on the status of other discussions.

On January 23, 2008, JPMorgan called Citigroup, which represented JDA as its financial advisor in connection with the potential i2 transaction, to discuss the due diligence process and timing and to request a specific value. On January 24, 2008, Mr. Sidhu spoke with JDA’s President and Chief Executive Officer, Hamish Brewer, to discuss i2’s value. Mr. Sidhu inquired as to whether JDA could structure a deal such that i2 stockholders would receive $16.00 per share of common stock. Mr. Brewer informed Mr. Sidhu that it was unlikely that the price would be at the $16.00 level. Mr. Sidhu then inquired if JDA would be interested in a transaction involving a price per share of common stock in the range of $14.00 to $16.00 with a 10% premium over the trading price. Mr. Brewer indicated that while the price was possibly in this range, it was contingent on the results of due diligence.

By February 2008, JDA and five other parties had communicated indications of interest to JPMorgan. Two of these other parties, which we refer to as Party A and Party B, were private equity funds that continued to have discussions with the Company and JPMorgan into August 2008, while the other three parties dropped out without making formal offers. Over the next six weeks, all six entities participated in preliminary diligence and management presentations, with each prospective purchaser expressing one or more conditions regarding the treatment of the Series B Preferred Stock, the rollover of Mr. Sidhu’s shares into equity of the surviving company, the SAP Litigation, and the ability to obtain financing.

At the February 5, 2008 i2 Board meeting held at the Company’s offices, the SRC updated the i2 Board on the strategic process as well as the results of its discussions with selected i2 stockholders representing approximately 30% of the Company’s outstanding common stock, all of whom were conceptually in favor of i2’s sale. The i2 Board discussed the fact that during January and February 2008, i2 had received letters from additional stockholders encouraging the Company’s sale. JPMorgan also presented materials regarding the Company’s valuation and an analysis of the two indications of interest, including the oral indication of possible interest from JDA at $14.00 per share. During i2 Board meeting, Mr. Sidhu stated his belief that the public sales process was hurting i2’s relationship with its customers and employees, and that despite the negative impact of the public sales process, the restructuring done since the designation of a new chief executive officer was yielding results evidenced by cost cuts and strong bookings in the fourth quarter of 2007. Mr. Sidhu stated that since the i2 Board had explored alternatives for selling the company for over a year with no firm offer, he believed that the public sales process should be terminated and the i2 Board should focus on improving the Company’s operations. Upon the recommendation of the SRC, the i2 Board, with Mr. Sidhu abstaining from the vote, authorized the SRC to continue the process. On the date of the meeting, i2’s common stock closed at $12.91 per share.

On February 7, 2008, the Company publicly announced that the SRC would continue its analysis beyond the originally contemplated deadline. Also on February 7, 2008, the JDA Board met to review the information to date on a possible transaction with i2, and instructed its management to continue discussions with i2. At this time, JDA communicated its desire to engage i2 in an exclusive process, which was necessary to efficiently complete the due diligence required to form a more definitive view of the price JDA would be willing to offer for i2 common stock. The JDA Board acknowledged that a price of $14.00 per share or higher might be achievable, subject to the outcome of the additional diligence.

On February 12, 2008, the Series B Holder filed with the SEC copies of letters to stockholders encouraging i2’s sale and disclosing its nomination of Mr. Clark and Mr. Hunter to fill the vacant i2 Board seats.

On February 21, 2008, the Nominating Committee recommended to the i2 Board, and the i2 Board approved the nomination of, Mr. Waterhouse (an incumbent director), Mr. Clark, and Mr. Hunter as the nominees for the Class II Director positions to be elected at the 2008 annual meeting. Following the announcement of these nominations, the Series B Holder amended its Schedule 13D to state its support for the slate of directors nominated by the i2 Board.

On March 6, 2008, an initial draft of a merger agreement was made available for review and comment from interested parties. Copies of the draft were provided to five potential purchasers, including Party A, Party B and JDA. The other two parties declined to proceed with the process.

Prior to the March 18, 2008 i2 Board meeting, in response to a deadline for submission of interest set by the Company, written indications of interest were delivered to JPMorgan by two prospective purchasers, including Party A and one other party. In addition, Party B was continuing discussions with JPMorgan, and Party M continued to communicate with i2 regarding a potential merger of equals.

On March 18, 2008, our Board met at the Company’s offices. Counsel for the Company explained the Board’s duties with respect to the process of exploring strategic options and answered questions from the directors. Members of the SRC reported on the various alternatives both the SRC and the i2 Board had considered, including an update on the status of discussions with Party M regarding a potential merger of equals. The SRC also advised the i2 Board that in its review of various strategic alternatives the SRC had developed concerns regarding the aggressive growth rates in operating revenue and earnings per share contained in the plan presented by management at the December 21, 2007 and January 21 and 22, 2008 i2 Board meetings, as well as regarding i2’s ability to effect the significant transformation of its business operations that would be required to successfully execute such a plan. The SRC had requested that management prepare a “Status Quo Plan,” or “business as usual plan,” that did not contain the transformational aspects of the business for purposes of the i2

Board’s analysis. The SRC had also requested that JPMorgan prepare a discounted cash flow analysis of each plan then under consideration by the i2 Board. That analysis was included in the materials provided by JPMorgan to the directors for review prior to the meeting.

Mr. Wilson reported the following conclusions reached by the SRC:

•	based upon the Company’s track record with respect to acquisitions, additional acquisitions were not recommended;

•	in order to pursue a merger of equals or a joint venture, i2 needed to hire a permanent chief executive officer;

•	a transformation of i2 would also require a permanent chief executive officer, although certain steps were already being taken to effect various aspects of a transformation; and

•	the pursuit of a sale or merger was still being considered as a viable option for enhancing shareholder value.

The SRC also communicated its consideration of the value of i2’s intellectual property portfolio and the SAP Litigation, including the ability to retain their value for its existing stockholders or separately value each item as part of any transaction. An outside firm had previously reviewed the NOL’s and provided information to the SRC with respect to their availability and value to the Company as well as their treatment and potential value in an acquisition or other strategic transaction.

JPMorgan then provided materials for the i2 Board’s review and answered questions regarding the valuation analysis contained in the materials. JPMorgan reported the status of the indications of interest, noting in particular that: (1) one prospective purchaser had dropped out of the process; (2) Party A submitted a $13.00 per share written indication of interest, requiring a rollover of Mr. Sidhu’s shares; (3) Party B orally proposed a $12.00 per share indication of interest, requiring a rollover of Mr. Sidhu’s shares, a rollover of 50% of the Series B Preferred Stock, a cancellation of 25% of Series B Preferred Stock, and a payout of 25% of the Series B Preferred Stock; (4) one had no value stated but required the Series B Holder’s participation; (5) one had made an initial call, but no follow up or response to JPMorgan’s inquiries; and (6) JDA stated it would submit an indication of interest later that week, but did not do so.

At the March 18, 2008 meeting, the i2 Board also authorized the formation of a Transformation Committee (the “Transformation Committee”) comprised of Mr. Pope, Mr. Sidhu, Mr. Bradley and Mr. Clemmer. Mr. Sidhu was included on this Committee to obtain his direct input and ideas as a result of his opinion that he had expressed that the Company should continue on a stand alone basis with a transformed business plan. The Transformation Committee’s goal was to articulate a transformation business plan as a potential alternative for the i2 Board to enhance stockholder value to be compared with the other alternatives being considered by the SRC. The Transformation Committee’s subsequent report did not include a transformation business plan for the i2 Board’s consideration.

On March 31, 2008, the JDA Board met to discuss the status of negotiations between JDA and i2 and of the potential transaction. After the JDA Board meeting, JDA indicated to i2 that it was unwilling to proceed further without exclusivity, but JDA did not completely drop out of the process. Although its access to the data room was terminated, Mr. Brewer contacted Mr. Sidhu by email on April 7, 2008 explaining that JDA was prepared to re-engage with i2 and that the JDA Board had scheduled a meeting on April 14 to consider a proposal to acquire the Company.

Also during the first week of April 2008, Parties A and B, who were continuing their due diligence, provided separate written indications of interest in a transaction at $11.00 per share in which i2 stockholders would retain the benefits of the SAP Litigation, with a discount and/or rollover to be negotiated with the Series B Holder and a rollover to be negotiated with Mr. Sidhu with respect to his shares. On April 1, 2008, the price of

i2’s common stock closed at $11.89 per share. The two bidders indicated a desire to discuss the method that would be used to value the SAP Litigation. At the same time, JPMorgan and the SRC continued to negotiate with Party M with respect to a potential merger of equals.

On April 14, 2008 the JDA Board met and weighed the potential benefits and risks of a transaction with i2, and authorized its management to prepare a proposal to submit to i2, including a request for exclusivity. Kristen Magnuson, JDA’s Chief Financial Officer, contacted i2’s Chief Financial Officer, Mr. Berry, on April 17, 2008 to inquire when i2’s quarterly financials would be finalized.

At the April 21 and 22, 2008 i2 Board meetings, Mr. Sidhu advised the i2 Board that he had a telephone call with Mr. Brewer earlier that month in which Mr. Brewer advised him that JDA was not inclined to pursue a transaction with i2 at that time; however, JDA was interested in the results of i2’s quarterly earnings, to be announced in May.

On May 5, 2008, Mr. Wilson was named Chairman of the Board and Mr. Sidhu became chairman emeritus and remained as a director. Mr. Clemmer was named Chairman of the SRC. Mr. Wilson resigned as a member of the SRC due to his new role as chairman of the i2 Board, but was reappointed as a committee member on June 5, 2008.

On May 8, 2008, the JDA Board met and discussed the offer to acquire i2 prepared by JDA management, including the purchase price and the structure of the transaction, and authorized a proposal for a purchase of i2’s operating assets. On May 12, 2008, JDA submitted a proposal to acquire i2’s operating assets for $275,000,000. This price amounted to approximately $9.50 per share, not including any value for the SAP Litigation which would be retained by i2’s stockholders. i2 rejected this offer on May 15, 2008. On May 17, 2008, the JDA Board again met to review the status of the SAP Litigation and the potential to revise its proposal as an acquisition of i2.

Discussions continued with JDA and on May 21, 2008, JDA raised its offer to $310,000,000 for i2’s assets, including the SAP Litigation, which was equivalent to approximately $10.00 per share. On May 22, 2008, the SRC met and determined to reject JDA’s proposal and directed JPMorgan to simultaneously pursue the indications of interest from Party A and Party B with whom negotiations were continuing, as well as the negotiations with Party M regarding a potential merger of equals. On May 25, 2008, the JDA Board met to discuss the status of negotiations with i2 and its desire to enter into an exclusivity arrangement with i2. On May 28, 2008, Mr. Clemmer and a representative from JPMorgan called Mr. Brewer and a representative from Citigroup and informed them that while a transaction with JDA could have merit, the SRC was not inclined to have any further discussions at the current proposed price and structure and were proceeding with other interested parties. The JDA Board met again on May 29, 2008 to review advice from Citigroup and directed Mr. Brewer to communicate JDA’s continuing interest in a transaction to i2 management. On June 2, 2008, Mr. Brewer sent an email to Mr. Clemmer stating that JDA was willing to move forward and was confident in its ability to finance a transaction. Mr. Brewer requested exclusivity and a written response regarding the structure and valuation that i2 desired. i2 did not provide the requested response and pursued discussions with other interested parties.

On June 6, 2008, a written indication of interest was received by JPMorgan at $13.00 per common share from a financial sponsor, who shortly thereafter dropped out of the process.

By June 11, 2008, i2 had received three written indications of interest (at $11.00 per share from Party B, $12.00 per share from Party A and $13.00 per share from another financial buyer). On that date, the closing market price of i2’s common stock was $11.45 per share. Parties A and B also provided marked up copies of the merger agreement. Each written indication of interest was subject to obtaining financing, contemplated a rollover of shares from Mr. Sidhu into equity of the surviving company, requested exclusivity and indicated that it was also subject to negotiations with the Series B Holder. Counsel for the Company revised the draft merger agreement and returned it to each of Party A and Party B on June 27, 2008, while they were continuing their due diligence. The SRC requested that Mr. Sidhu, as a stockholder, discuss with the various bidders their requirements regarding the rollover of his shares and his continuing role with the Company.

On June 23, 2008, i2 settled its SAP Litigation in return for a payment to be made to i2 of approximately $83,300,000. Negotiations with Party M regarding a potential merger of equals ended as the parties had been unable to come to an agreement on the relative valuation of the two companies.

On June 27, 2008, in order to keep Party A in the process, i2 agreed to pay certain of its expenses not to exceed $500,000, which cap would increase to $750,000 if i2 entered into an agreement with another party to effect a transaction covered by the expense sharing agreement prior to January 31, 2009 (the merger that is the subject of this proxy statement activated the terms of the expense-sharing agreement, and i2 subsequently paid $750,000 of this potential purchaser’s expenses).

On July 2, 2008, the JDA Board met to review the status of the negotiations with i2 in light of the settlement of the SAP Litigation, noting that communications had stopped with i2 in early June 2008. After further consideration, the JDA Board authorized JDA management to offer i2 $15.00 per share of the Company’s common stock. On July 3, 2008, JDA contacted JPMorgan and requested access to the bidding process and the data room. Further, JDA provided a written indication of interest at $15.00 per share with no financing conditions, payment of a 110% change in control premium to the Series B Holder and no condition of a rollover of Mr. Sidhu’s shares. JDA also required voting agreements from various persons, including Mr. Sidhu and the Series B Holder. The closing market price of i2 common stock on this day was $12.76 per share. i2 provided JDA with a draft merger agreement on July 3, 2008, and JDA was given access to the data room on July 5, 2008 to complete its due diligence. On July 9, 2008, the JDA Board met to discuss the status and structure of the transaction and the draft of the merger agreement. From July 3, 2008 through August 10, 2008, legal counsel for each of JDA and i2 negotiated the terms of the merger agreement and a form of voting agreement.

On July 10, 2008, JDA submitted a marked draft of the merger agreement which, based upon ongoing discussions with the Company, provided for the redemption payment to the Series B Holder of 104% of the then current liquidation value of the Series B Preferred Stock at closing of the merger. On July 15, 2008, JDA submitted draft forms of voting agreements to be executed and delivered by all i2 officers and directors and the Series B Holder.

Following receipt of JDA’s offer, the SRC instructed JPMorgan to request that both Party A and Party B make their best and final offers on July 16, 2008, after which i2 would proceed with the best proposal among those of Party A, Party B and JDA. Party A’s offer was for $13.50 per share and Party B’s offer was at $13.25 per share and each, either in writing or orally, contained financing contingencies or uncertainties. Party B required the redemption of the Series B Preferred Stock at 104% prior to closing. Party A required a rollover of Mr. Sidhu’s shares as well as equity participation from management and a redemption of the Series B Preferred Stock at a 104% premium prior to closing. Party A stated in writing that it had held discussions with Mr. Sidhu regarding a rollover of all of his equity and that Mr. Sidhu indicated a willingness to make such a rollover. Party A also expressed its confidence that it could arrive at definitive terms with Mr. Sidhu. Mr. Sidhu stated that he had no agreement with any party but that if the i2 Board requested, he would be willing to negotiate a rollover transaction with a private equity firm as long as it was tax-efficient. Noting the requirement from one or more bidders of a rollover of Mr. Sidhu’s shares and in order to enhance the bidding process, the SRC had authorized the reimbursement of Mr. Sidhu’s legal expenses incurred as a stockholder through July 17, 2007, not to exceed $25,000.

On Wednesday, July 16, 2008, Mr. Brewer, by letter to Mr. Clemmer, reconfirmed JDA’s interest at $15.00 a share, required that the Series B Preferred Stock and Notes be retired at closing, indicated that, while not required, JDA would consider the rollover of management or key shareholder common stock as part of the transaction, and detailed outstanding due diligence issues. On the same day, Citigroup gave a presentation to the JDA Board in connection with the i2 transaction, and the JDA Board discussed the timing and the risks of the transaction as well as the financing status. The SRC also met on the evening of July 16, 2008 to review the respective proposals of JDA, Party A and Party B. The SRC reconvened for two separate meetings on Thursday, July 17, 2008. At the first meeting on that day, Mr. Waterhouse communicated the content of his discussions with Mr. Simmons regarding the Series B Holder’s position that, as provided in the Certificate of Designations for the Series B Preferred Stock, it should receive a 110% change of control premium in a merger transaction unless the Company exercised its right, as also provided in the Certificate of Designations, to redeem the Series B Preferred Stock at a 104% premium before the merger.

On the evening of Thursday, July 17, 2008, the i2 Board met and Mr. Clemmer, with the assistance of representatives of JPMorgan and Company counsel, summarized and contrasted the terms of the proposals and drafts of merger agreements from JDA, Party A and Party B. The i2 Board also discussed the required 30 day notice period to effect a redemption of the Series B Preferred Stock at a 104% premium as contrasted with the Certificate of Designations’ provisions concerning the 110% change of control premium. Mr. Simmons stated that he had been advised that the Series B Holder would not waive the required notice, but would waive the condition of having an effective registration statement for its conversion shares. At this meeting, Mr. Sidhu expressed his concerns and noted that as a shareholder he was not yet supportive of a sale of the Company at the price indicated by JDA. Mr. Sidhu stated his opinion that the Company had experienced improved operational performance and further noted the improved balance sheet with the settlement of the SAP Litigation and requested that the value of the Company as a stand alone entity be considered again by the i2 Board. The i2 Board, with Mr. Sidhu abstaining from the vote, authorized the entering of exclusive negotiations with JDA, subject to receiving the waiver of the Series B Holder to the 30 day notice period for the 104% redemption. The waiver was not obtained and no exclusivity to JDA was granted.

Mr. Sidhu joined the SRC at their meeting following the i2 Board meeting later that evening. Although requested to do so by the SRC members, Mr. Sidhu declined to articulate any proposal for a transaction which he would be willing to support as a stockholder. He requested a meeting with JDA in order to negotiate terms whereby he would support a transaction as a stockholder.

The SRC met the following day, July 18, 2008, at which time Mr. Clemmer reported that the Series B Holder, after being requested to consider the request again, refused to waive or otherwise modify the 30-day notice requirement for redemption of the Series B Preferred Stock at a 104% premium. The SRC evaluated the benefits to the common stockholders of the difference between the 104% redemption price for the Series B Preferred Stock as compared with the 110% change of control premium and noted that each proposal contemplated the 104% redemption. The SRC also noted that upon a redemption of the Series B Preferred Stock, the Note holders could, at their option, force redemption of the Notes at their principal amount of $86,250,000, plus accrued interest. The SRC discussed at length the risk of effecting a redemption of the Series B Preferred Stock at the 104% premium while also having to redeem the Notes, which could result in a total payment of approximately $200,000,000 that, once the redemption notice to the Series B Holder was sent, would be paid irrespective of the completion of the JDA merger. The SRC also discussed the analysis which would be required by the i2 Board in order to make such a determination, including confirmation of the existence of adequate capital and access to financing following such a redemption.

The SRC authorized JPMorgan to inform JDA that i2 would like to proceed with JDA; however, proceeding was contingent on JDA’s proposal to pay $15.00 per share of common stock remaining unchanged in the event that the Series B Preferred Stock required a 110% premium. The SRC further authorized JPMorgan to determine if JDA would go forward with a transaction with a voting agreement from only the Series B Holder and not Mr. Sidhu. JPMorgan was also directed to advise Party A and Party B that i2 was going forward with another bidder. Party B asked if it could attempt to jointly create a new proposal with Party A, and the SRC confirmed it would consider it. The Company and Party A and Party B amended their non-disclosure agreements to allow them to communicate. The two prospective purchasers combined their efforts but did not submit a new proposal.

The SRC met for a second time on Friday, July 18, 2008 and again on Monday, July 21, 2008, at which time JPMorgan updated them on the discussions held with JDA, and with Party A and Party B, as well as the discussions with Mr. Sidhu and the Series B Holder. Over the weekend, Mr. Clemmer spoke with Mr. Brewer regarding the payment to be made to the Series B Holder, the lack of support by Mr. Sidhu and the condition in JDA’s proposal requiring his voting agreement. Mr. Clemmer encouraged JDA to consider improving its proposal in order to obtain Mr. Sidhu’s support. Mr. Clemmer also had a conversation with Mr. Sidhu to tell Mr. Sidhu that JDA would be contacting him. Mr. Sidhu advised Mr. Clemmer that both Party A and Party B were working on improving their proposals.

On Monday, July 21, 2008, the i2 Board met at the offices of the Company and Mr. Clemmer communicated an update to the i2 Board from the SRC regarding: (1) the status of negotiations with JDA, Party A and Party B; (2) the terms of the Certificate of Designations for the Series B Preferred Stock with respect to a 104% redemption premium as compared with a 110% change of control premium; (3) the potential impact upon the Company of effecting the redemption and having a transaction not occur; (4) the position of the Series B Holder regarding the redemption notice and process; and (5) the position of Mr. Sidhu with respect to his continuing role with the Company following a transaction and his delivery of a voting agreement. Mr. Clemmer pointed out that Mr. Sidhu had stated his intention not to execute a voting agreement or to have a continuing role and that Mr. Sidhu’s and the Series B Holder’s positions had been communicated to JDA and to Party A and Party B. JPMorgan provided materials to the i2 Board detailing JDA’s $15.00 per share proposal and which set forth various methods of valuation of the Company, as well as JDA’s existing capital and debt structure which would support their ability to finance the transaction. JPMorgan then answered questions from the directors regarding the materials. The i2 Board confirmed that the business plan JPMorgan used as the basis for evaluating i2’s valuation was the same plan that had been previously approved by the i2 Board. The materials reviewed by the i2 Board included a discounted cash flow analysis of the continued operation of the Company on a stand alone basis without a transaction. Counsel for the Company then reviewed with the i2 Board the various alternatives they had considered over the past several months, as well as the extensive efforts of the SRC. Company counsel reiterated the directors’ fiduciary obligations and fielded questions about the strategic process and the i2 Board’s duties. The i2 Board authorized the SRC to enter into exclusive negotiations with one of JDA or either of Party A or Party B if, after consultation with JPMorgan, the SRC determined such an exclusivity agreement to be in the Company’s best interest.

On Tuesday, July 22, 2008, Mr. Brewer advised Mr. Clemmer that he and Mr. Sidhu had talked and that Mr. Sidhu was not ready to support a transaction with JDA. Mr. Brewer stated that he did not intend to have two negotiation processes, but that he and James D. Armstrong, Chairman of the JDA Board, would meet with Mr. Sidhu in Phoenix, Arizona, on Friday, July 25, 2008, to discuss the potential role of Mr. Sidhu in the business following closing of the transaction. Mr. Brewer advised that their proposal of $15.00 a share would remain at $15.00 whether the Series B Holder was redeemed at a 104% premium or paid a 110% change of control premium. He also repeated JDA’s request for exclusivity.

On Thursday, July 24, 2008, Mr. Clemmer and Mr. Brewer spoke and discussed the status of financing commitments for JDA, the timing for announcement of a transaction if an agreement could be reached and the status of JDA’s remaining diligence items. Mr. Brewer again requested exclusivity, and Mr. Clemmer advised him of the need to reach a resolution with Mr. Sidhu at their meeting to be held on Friday. On Thursday, Mr. Brewer and Mr. Sidhu had a phone conversation regarding their meeting the next day which Mr. Brewer described to Mr. Clemmer as encouraging.

On Friday, July 25, the JDA Board met to discuss the status of the transaction, the proposed meeting with Mr. Sidhu and certain diligence matters. The JDA Board directed JDA management to proceed with the transaction. Later that same day, Mr. Sidhu met with Mr. Armstrong to discuss terms that would allow Mr. Sidhu, as an i2 stockholder, to support the transaction. Subsequently, on July 25, 2008, Mr. Brewer advised Mr. Clemmer that Mr. Sidhu had requested, in the alternative, either (1) a share price for the common stockholders of $18.00 to $20.00 per share or (2) the ability for Mr. Sidhu to acquire $30,000,000 of the same or equivalent preferred stock of JDA as the preferred stock held by Thoma Cressey Bravo at a 20% discount to market, with a one year consulting agreement under which Mr. Sidhu would earn $6,000,000 annually. JDA has informed i2 that the Thoma Cressey Bravo investment was made at market. JDA rejected his proposal because JDA believed it had the superior offer of those submitted on July 16, 2008, and because JDA was not interested in a transaction at $18.00 per share

Mr. Sidhu advised i2 that he believed that the discussion as described in the foregoing paragraph mischaracterizes his position. Mr. Sidhu further advised i2 that the discussion began with Mr. Sidhu stating that the Company was worth much more than $15.00 per share and that he would be willing to support the sale in the $18.00 to $20.00 per share range. The JDA team responded that they believed that JDA had made the best offer the Company had received, the range proposed by Mr. Sidhu was significantly higher than considered by JDA, and JDA was not interested in negotiating a price increase with Mr. Sidhu. Mr. Sidhu explained various advantages that JDA would gain and why JDA should pay a higher price. At this point, according to Mr. Sidhu, the suggestion was made that if Mr. Sidhu believed in the advantages to JDA, Mr. Sidhu might consider continuing as an investor on the same terms as the preferred stock of JDA held by Thoma Cressey Bravo. Mr. Sidhu stated that in his position as a stockholder, he would be willing to invest at a 20% discount to market and with a one year consulting agreement for $6,000,000.

On Saturday, July 26, 2008, Mr. Sidhu again contacted JDA to discuss possible terms pursuant to which he was willing to vote as a stockholder for the sale of i2 to JDA. JDA and Mr. Sidhu did not reach an agreement, and Mr. Sidhu told the SRC that he was not prepared to support the potential JDA transaction.

Also on July 26, 2008, the SRC met to discuss the meeting that Mr. Sidhu had the previous day with JDA and learned that Mr. Sidhu and JDA had failed to reach terms. The SRC determined to have an i2 Board meeting as soon as possible in order to explore the alternatives available, as it appeared at this time that it would not be possible to go forward with a transaction with JDA due to the requirement in its proposal of voting agreements with both Mr. Sidhu and the Series B Holder.

On Sunday, July 27, 2008, Mr. Sidhu had a conversation with Mr. Armstrong in which he advised Mr. Sidhu that JDA did not intend to change its price or enter into negotiations with him.

A telephonic meeting of the i2 Board was held on Sunday evening, July 27, 2008. JPMorgan advised the i2 Board that Party A and Party B, while interested and continuing their efforts, had not been able to arrange financing to support their proposed offers, and that the only actionable written indication of interest was JDA’s proposal. The i2 Board pressed Mr. Sidhu for the specific terms under which he would support a potential offer as a stockholder. He responded that as a stockholder he would support a price per share of i2 common stock of $16.50. The i2 Board requested that the SRC continue discussions with JDA, noting that its proposal was contingent on securing voting agreements from Mr. Sidhu, the Series B Holder and others.

On Sunday evening, July 27, 2008, following the i2 Board meeting, the SRC, recognizing the precarious nature of the negotiations at this stage, met separately and requested that JPMorgan contact JDA to determine if it was still interested in continuing discussions without requiring a voting agreement from Mr. Sidhu. JPMorgan was also requested to approach JDA with respect to an increase in price for the shares of i2 common stock in an effort to obtain Mr. Sidhu’s voting agreement. Later in the evening on Sunday, Mr. Clemmer received an e-mail from Mr. Brewer stating that it was unlikely that JDA would receive support from Mr. Sidhu for the proposed transaction and JDA was interested in exploring ways to complete the transaction without Mr. Sidhu’s support.

On Monday, July 28, 2008, JPMorgan contacted Mr. Brewer and informed him that Mr. Sidhu had stated that as a stockholder, he would support a transaction in which the price per share of i2 common stock was $16.50. Mr. Brewer misheard the price and thought it was $15.50. After further discussions that day, Mr. Brewer advised JPMorgan that JDA had no interest in further negotiations with Mr. Sidhu or increasing JDA’s offer of $15.00 per share of common stock.

On Tuesday, July 29, 2008, Mr. Brewer, Mr. Wilson, and Mr. Simmons, together with counsel and other representatives of i2 and JDA, participated in a telephone conference in an effort to assess the likely support from i2’s stockholders for a transaction in the event a voting agreement was not obtained from Mr. Sidhu. On the same day, the JDA Board met to review the status and open issues of the transaction, including the discussions with Mr. Sidhu. The JDA Board determined to proceed with the transaction without Mr. Sidhu’s voting agreement or any further involvement by Mr. Sidhu in the combined company, and to maintain a price of $15.00 if the 110% change of control premium was paid to the Series B Holder.

On Wednesday, July 30, 2008, Mr. Brewer informed Mr. Clemmer of JDA’s willingness to proceed without Mr. Sidhu’s voting agreement. The SRC met also on that day, at which meeting Mr. Clemmer updated the SRC with respect to his communications with JDA and JPMorgan. JPMorgan reported to the SRC that JDA had misunderstood Mr. Sidhu’s July 28, 2008 request and thought it was for $15.50 per share; nevertheless, its rejection of that proposal suggested that it would not have accepted the higher request for $16.50. Mr. Clemmer advised the SRC that JDA had expressed its interest in pursuing a transaction with i2 without a voting agreement and without the continuing involvement of Mr. Sidhu following the transaction.

The SRC evaluated the risks associated with obtaining the requisite vote of stockholders without a voting agreement from Mr. Sidhu as well as the risks to the business of announcing a transaction which could fail to be approved. The SRC further analyzed the risks and benefits of deciding not to proceed with a transaction and continuing to run the business under its current structure. The SRC requested that JPMorgan seek from JDA for review a written proposal to effect a transaction without a voting agreement from Mr. Sidhu and for the payment of a 110% change of control premium to the Series B Holder with a $15.00 per share price.

On July 30, 2008, Mr. Clemmer and Mr. Brewer spoke by telephone, during which conversation Mr. Brewer expressed JDA’s desire to pursue a transaction whether or not Mr. Sidhu provided a voting agreement. On the same day, JPMorgan confirmed that neither Party A nor Party B was in a position to submit a proposal with financing or to increase a proposal meaningfully beyond $13.50 per share of common stock.

On July 30, 2008, the Company terminated its discussions with Party A who had the expense sharing agreement in order to stop the expense sharing.

On Thursday, July 31, 2008, JDA submitted a revised written proposal at $15.00 per share of common stock and that contemplated a 110% change of control premium for the Series B Holder and with voting agreements to be provided by the Series B Holder and the i2 officers and directors, other than Mr. Sidhu; however, the proposal required that over 50% of the Notes be tendered to the Company in an exchange offer and that financial covenants in the Indenture which would have restricted JDA’s ability to obtain financing be removed at or prior to the effective time of the merger.

Mr. Brewer, in correspondence with Mr. Clemmer on Thursday, July 31, 2008, requested that i2 contact Highbridge, a private fund managed by Highbridge Capital, as the holder of a majority in principal of the Notes, to determine whether it would agree to effect such actions. On Friday, August 1, 2008, JPMorgan met with representatives of Highbridge Capital and, after Highbridge Capital executed a non-disclosure agreement, it agreed to consider the request to satisfy the conditions imposed by JDA.

On the evening of August 1, 2008, the SRC met and Mr. Clemmer advised the other members that Mr. Brewer suggested to him that JDA would pay up to $1,700,000 of any premium required by Highbridge to be paid pro rata to the holders of the Notes in order to agree to modify the Indenture and otherwise satisfy the conditions imposed by JDA. The SRC requested that JPMorgan determine from Highbridge the amount of the premium, and that Mr. Waterhouse call Mr. Raynor, a representative of the Series B Holder to inquire if the Series B Holder would be willing to contribute to the anticipated premium which would be requested by Highbridge. Mr. Raynor declined. Mr. Clemmer later contacted Mr. Brewer to determine if JDA or its lender would complete the transaction without the new conditions regarding the Notes as the Company was concerned about the premium which would be required to effect an amendment to the Indenture and to satisfy other conditions. Mr. Brewer reiterated that it was necessary that the conditions be satisfied in order for JDA to obtain the financing for the transaction as structured.

On August 3, 2008, the JDA Board met to discuss the open issues on the transaction and the status of negotiations with Highbridge. The JDA Board considered i2’s request that JDA share the cost of the premium, and concluded that JDA would agree to bear up to $1,700,000 of the consent premium paid to the holders of the Notes.

The SRC met twice on Monday, August 4, 2008, following the communication by Highbridge of its willingness to amend the Indenture to effect a change in the terms of the Notes and to satisfy the other conditions in exchange for a $10,500,000 premium to the Note holders. In its first meeting on that day, the SRC asked JPMorgan to contact Citigroup, Mr. Sidhu, and Mr. Simmons, and report back at a second SRC meeting that evening. At the second meeting, JPMorgan confirmed that: (1) JDA had no financing plan that would allow for closing without satisfaction of the new conditions regarding the Notes; (2) Mr. Sidhu would listen to proposals but desired to preserve his ability as a shareholder to dissent and seek appraisal rights; and (3) Mr. Simmons confirmed that the Series B Holder was not interested in paying any part of the premium to the holders of the Notes. In order to effect the transaction without the need to pay the full premium required by Highbridge to be paid to the holders of the Notes, Mr. Simmons indicated that the Series B Holder would be willing to provide acquisition financing to JDA in return for the portion of the premium JDA offered to pay to the Note holders.

The SRC engaged in extensive discussions and analysis based on this information, with particular emphasis on the most effective strategy for obtaining value to the common stockholders, and determined to pursue the following: (1) determine if the Series B Holder would provide financing to JDA; (2) continue negotiations with Highbridge to reduce their demands; and (3) seek a voting agreement from Mr. Sidhu to provide to JDA in lieu of a voting agreement from the Series B Holder, and then effect a redemption of the Series B Preferred Stock at 104% premium instead of the 110% premium, with the savings to be used to pay the premium to the Note holders and any excess to inure to the holders of common stock and the holders of the Notes as provided by the conversion provisions of the Indenture.

Later that evening, Mr. Wilson spoke with Mr. Brewer, explained the alternatives and determined that JDA would consider the proposal for financing from the Series B Holder. JDA subsequently stated that since they still required amendments from the note holders, the Series B Holder’s financing offer was not required. Also that evening, Highbridge advised that it required that one-third of the premium be paid up front, which would be non-refundable whether or not a transaction occurred.

On Tuesday, August 5, 2008, an agreement was provided to Highbridge to document the terms of the consent, waiver and the premium payment. Between August 5, 2008 and August 10, 2008, several drafts were circulated among counsel for the Company, JDA, JDA’s lenders, the trustee, and Highbridge. JPMorgan conducted negotiations with Highbridge which resulted in the reduction of the original requested premium amount of $10,500,000 to $7,500,000. JDA agreed bear $2,500,000 of this premium. JPMorgan communicated to the Series B Holder the SRC’s request that it contribute a like amount of $2,500,000 from its change of control premium.

On Wednesday, August 6, 2008, the SRC met twice. In the first meeting, it reviewed the impact of no contribution from the Series B Holder towards the premium to the Note holders, which would be a price to the common stockholders of approximately $14.72 per share. If the Series B Holder contributed $2,500,000 as requested, the price to the common stockholders would be approximately $14.92 per share. The redemption of the Series B Preferred Stock at the 104% redemption amount instead of the 110% change of control premium would result in a total savings, which if retained by the common stockholders and not JDA, would result in the common stockholders having the potential to receive a total of approximately $15.02 per share instead of the $14.86. There would be costs associated with such event so that the total savings available would likely be reduced.

The SRC requested that Mr. Wilson contact Mr. Sidhu and confirm his position as a stockholder prior to a second SRC meeting later that day, and further directed Mr. Harvey to cancel the i2 Board meeting scheduled for the afternoon of Wednesday, August 6, 2008 which had been scheduled to consider the JDA proposal.

Following the notice of the cancellation of the i2 Board meeting, Mr. Simmons contacted Mr. Wilson on August 6, 2008, and told him that he had been informed that the Series B Holder had reconsidered and would contribute $500,000 of its change of control premium towards the payment of the premium to the Note holders.

The SRC and JPMorgan had engaged in extensive negotiations with Highbridge, JDA and the Series B Holder in an effort to maintain the highest price possible for the common stockholders while reducing the premiums requested by Highbridge and the premium provided upon a change of control to the Series B Holder. Highbridge agreed to execute a consent and conversion agreement in return for a premium of $86.9565 per $1,000 principal amount of Notes, with one-third of such amount to be paid upon execution of the consent and conversion agreement, and an agreement to provide that the same premium (other than the payment of one-third up front) would be available to any other holder that agreed to convert its Notes after the merger, resulting in a total premium of $7,500,000. Of this premium amount, JDA agreed to bear $2,500,000, and the Series B Holder agreed to bear $500,000 through a reduction in the premium due to the Series B Holder on the change of control event, resulting in a per share price for i2 common stock of $14.85 (which later calculations increased to $14.86).

In the second meeting on Wednesday, August 6, 2008, Mr. Clemmer confirmed that JDA would consider the 104% redemption and, if effected, that the savings would go to the common stockholders and to the Note holders under the conversion provisions of the Indenture. Mr. Wilson confirmed that he requested an answer from Mr. Sidhu prior to the 3:00 p.m. meeting, but that Mr. Sidhu had not made a decision. Mr. Wilson confirmed the Series B Holder’s offer to contribute $500,000 from the change of control payment to the Note holders’ premium.

On the evening of Wednesday, August 6, 2008, Mr. Sidhu called Mr. Wilson to state his position as a stockholder that if the price to the common stockholders was $15.25, he would deliver a voting agreement. Mr. Wilson informed him of the JDA Board meeting scheduled for later that evening and said he would communicate Mr. Sidhu’s position to Mr. Brewer.

On Wednesday, August 6, 2008, the JDA Board reviewed the status of the transactions and considered increasing JDA’s portion of the consent premium for the Notes from $1,700,000 to $2,500,000. The JDA Board ratified the increase in JDA’s share of the consent premium. Following the JDA Board meeting, Mr. Brewer confirmed that JDA had rejected the proposal from Mr. Sidhu, but advised that if Mr. Sidhu signed a voting agreement and i2 effected a redemption with a 104% premium to the Series B Holder, JDA would be willing, subject to JDA’s review of technical issues, to having the savings inure to the benefit of the common stockholders and the Note holders under the conversion provisions of the Indenture. Mr. Brewer confirmed that JDA had scheduled a Sunday afternoon i2 Board meeting to consider the transaction as presented.

On August 7, 2008, the SRC met twice, with Mr. Sidhu present in the first meeting. The members of the SRC discussed the status of negotiations and encouraged Mr. Sidhu to articulate his position as a stockholder. Mr. Sidhu stated that he could consider supporting a transaction as a stockholder with 104% redemption price to Series B Holder if the savings went to the common stockholders.

Later that day, the Series B Holder confirmed to counsel for the Company that it would not deliver a voting agreement if the merger agreement provided for possibility of the redemption of the Series B Preferred Stock at a 104% premium. The Series B Holder confirmed that the Company had the right to redeem the Series B Preferred

Stock at 104%, as long as the redemption was made in accordance with the terms of the Certificate of Designations for the Series B Preferred Stock.

The SRC then met a second time on August 7, 2008, and considered the status of negotiations relating to the amendment of the Notes and the merger agreement, as well as the redemption process. The SRC reviewed the steps required for a redemption and the adverse impact of such steps on the certainty and timing of the merger transaction. The SRC further considered JDA’s position regarding the redemption, the need to modify the merger agreement to accommodate such redemption, and the risks to a transaction from pursuing the redemption. After discussions and analysis, the SRC decided to recommend that the i2 Board, at a meeting on Sunday, August 10, 2008, and subject to the SRC’s review and approval of final documentation, approve a transaction under which the common stockholders would receive approximately $14.85 per share (which later calculations increased to $14.86).

On Saturday evening, August 9, 2008, Mr. Sidhu called Mr. Wilson and expressed his desire to deliver a voting agreement provided that the merger agreement allowed for the 104% redemption of the Series B Preferred Stock at i2’s option. Mr. Wilson pursued this request by asking counsel for the Company to determine if JDA would revise the merger agreement to permit a redemption. Counsel for the Company communicated this information to counsel for JDA that evening.

JDA and its counsel reviewed the potential impact of the proposed redemption on the merger transaction, including, but not limited to, the certainty of closing the merger, and in particular considered: (1) the potential requirement of i2 filing a Form S-1 registration statement for all the underlying common stock of the Series B Preferred Stock; (2) the requirement that this registration statement be effective at the time the redemption notice was delivered to the Series B Holder; (3) the minimum 30 day redemption period following the redemption notice; (4) the potential delay in the closing of the merger due to the filing of the S-1 registration statement and the redemption process; (5) the rights of the holders of Notes to force redemption of the Notes if the Series B Preferred Stock was redeemed; (6) whether i2 had sufficient funds redeem the Series B Preferred Stock and the Notes and comply with Delaware law; (7) the necessity of determining the amount distributable to the holder of i2 common stock, given that a greater amount would be payable to the holders of the Notes in connection with an increase in the common stock purchase price as a result of the conversion feature of the Notes; (8) the additional costs of the redemption, including the costs related to the filing of an S-1 registration statement, the requirement of audited financial statements, and potential liquidated damages that the Series B Holder could assert against i2 if i2 redeemed the Series B Preferred Stock; (9) potential litigation by the Series B Holder, which would lead to additional costs, prevent the redemption and put the closing of the merger at risk; (10) the potential loss of the voting agreement and vote in favor of the merger from the Series B Holder; (11) providing a mechanism to adjust the i2 common stock purchase price in the merger agreement if i2 elected to redeem the Series B Preferred Stock and other related changes to the merger agreement, which would delay the signing; and (12) other factors unknown to JDA, the potential for which JDA had to consider after carefully examining all the pertinent documents.

After considering these factors, counsel for JDA advised counsel for i2 that at the current stage of the process, it would not be possible to determine if JDA was willing to revise the merger agreement. Such counsel indicated that if i2 wished to proceed with such revisions, JDA would not be in a position to hold a board meeting on Sunday to approve the merger agreement as revised, particularly in light of the need of JDA and its counsel to do an in depth analysis of the applicable documents relating to the redemption prior to reaching any agreement relating to a redemption. Counsel to JDA further indicated that if i2 wanted to request JDA’s consent to a redemption of the Series B Preferred Stock after the signing of the merger agreement, the merger agreement permitted such request and that JDA would consider such request if made after signing.

On the morning of August 10, 2008, Mr. Sidhu’s attorney explained to i2’s counsel that it was Mr. Sidhu’s position that his voting agreement would only be delivered if the merger agreement clearly provided that the 104% redemption would occur with the difference between the 110% change in control premium and the 104%

redemption premium to be delivered to the common stockholders, noting that merely providing the ability in the merger agreement for the Company to choose the option of the 104% redemption would not be sufficient for delivery of the voting agreement from Mr. Sidhu.

On August 10, 2008, attorneys for each of JDA and i2 finalized the merger agreement and the schedules thereto, which they had been negotiating since July 10, 2008, providing for a merger agreement without reference to the proposed redemption. Counsel for the parties also finalized the documents with Highbridge resulting in definitive agreements being available for the i2 Board’s review and approval on the afternoon of August 10, 2008.

At 1:30 p.m. on August 10, 2008, the SRC met, discussed the status of negotiations and alternatives and reviewed the documents for the proposed transaction which provided for a payment of $14.86 per share to the common stockholders. The SRC concluded that it was in the best interests of the stockholders to recommend the transaction to the i2 Board for approval. At 2:00 p.m. on August 10, 2008, the i2 Board met at the Company’s offices to discuss the transaction. After considering (1) the alternatives available to the Company, (2) the rationale for and terms of the proposed transaction including both the positives and the countervailing factors, (3) the discussion of their fiduciary duties as provided by counsel, (4) the likelihood of receiving stockholder approval without Mr. Sidhu’s voting agreement, and (5) the JPMorgan fairness opinion, the i2 Board approved the transaction, the merger agreement and related agreements and determined the transaction to be in the best interests of i2’s stockholders and the Company. All directors voted for the transaction with the exception of Mr. Sidhu, who abstained.

At 6:00 p.m. the same day, the JDA Board met to discuss the transaction. After reviewing the proposed transaction, materials from Citigroup, and the potential implications and reasons of the acquisition, the JDA Board determined that the merger was in the best interest of JDA’s stockholders and approved the merger agreement and the transaction with i2.

Following the execution and delivery of the merger agreement, i2, through its counsel, asked JDA if it would revise the merger agreement to permit the redemption of the Series B Shares at 104% with the savings to inure to the benefit of the holders of i2 common stock, as well as to the holders of the Notes under the conversion provisions of the Indenture. On September 2, 2008, Michael Bridge, JDA’s General Counsel, advised Mr. Harvey, i2’s General Counsel, that JDA would consider effecting such an amendment only if, among other things, there would be no material delays in closing the transaction and the Series B Holder would waive the right to have an effective registration statement in place for the conversion shares. The Company prepared and submitted a written waiver to the Series B Holder for its review. On September 3, 2008, after review of a proposed written waiver of its right to have an effective registration statement in place for its conversion shares, counsel for the Series B Holder advised counsel for i2 that the Series B Holder would not waive its right provided in the Certificate of Designations for the Series B Preferred Stock to have an effective registration statement in place. The Company was unable to satisfy the conditions imposed by JDA to obtain the amendment and therefore, no amendment to the merger agreement to provide for the redemption of the Series B Shares at 104% was entered into.

Reasons for the Merger

The i2 Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of i2 and its stockholders and has approved the merger agreement and the transactions contemplated thereby. Our Board recommends that holders of our common stock vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby (including the merger).

In the course of reaching its decision to approve the merger agreement and the merger and recommending that the holders of i2 stock vote to approve the merger agreement and the transactions contemplated thereby

(including the merger), the Board consulted i2’s legal and financial advisors and considered a number of factors that it believed supports its decision, including the following:

•	that the merger consideration is all cash, which provides certainty of value to i2’s stockholders;

•

that the $14.86 per share of i2 common stock merger consideration represents a premium in comparison to the market price of the stock over recent periods. The common stock merger consideration represents a premium of 4.9% over the closing price of $14.16 on August 8, 2008; a premium of approximately 12.2% over the average trading price of $13.24 for the 30 prior trading days; and a premium of approximately 23.8% over the average trading price of $12.01 for the 90 prior trading days;

•

the process undertaken by JPMorgan, which began in December 2006 and included contacting or being contacted by 75 potential strategic and financial buyers. Seven of those parties provided indications of interest, and three of those entities submitted written indications of interest, including comments to a draft merger agreement provided by i2 to these parties;

•

the opinion of JPMorgan that the merger consideration of $14.86 per share of i2 common stock to be paid under the merger agreement was, as of the date of the opinion and based upon and subject to factors and assumptions set forth herein, fair from a financial point of view to i2’s stockholders (see “The Merger—Opinion of i2’s Financial Advisor” below);

•

the likelihood that the merger will be consummated, in light of JDA’s experience, reputation and financial capability; the absence of any financing condition to JDA’s obligation to complete the merger; the likelihood of no significant antitrust delays; and JDA’s record of successfully completing acquisitions;

•	the business, financial, market and execution risks associated with remaining independent and the challenges of successfully executing i2’s current business strategies;

•	the availability of appraisal rights;

•	the terms and conditions of the merger agreement, including:

•	the scope of the representations, warranties and covenants being made by i2;

•

the limited conditions to the consummation of the merger, including the requirement that the merger agreement be approved by i2’s stockholders and the definition of material adverse effect as defined in the merger agreement;

•

the ability of the i2 Board, if the failure to do so would be inconsistent with its fiduciary duty, to provide information to and engage in negotiations with another party in connection with an unsolicited, bona fide written proposal that the i2 Board determines in good faith and after consultation with outside legal counsel is reasonably likely to lead to a superior proposal and, subject to paying a $15,000,000 termination fee to JDA, which is approximately 3.2% of the total merger consideration, accept a superior proposal;

•

the i2 Board’s belief that the $15,000,000 termination fee payable to JDA in certain circumstances is reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

•

the fact that JDA will be obligated to pay i2 a termination fee of $20,000,000, which is approximately 4.5% of the total merger consideration, if JDA fails to close in breach of the merger agreement (including as the result of the failure to obtain financing); and

•

JDA’s willingness to pay the 110% change in control premium for the Series B Preferred Stock, without at the same time decreasing the price it was willing to pay for the i2 common stock, for the purpose of providing increased certainty and a shorter time frame to closing than if i2 itself were to attempt to redeem the Series B Preferred Stock for a 104% premium.

The i2 Board also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•

that Mr. Sidhu, an i2 founder, director and significant shareholder, has stated his opinion that i2 should not be sold at this time at this price and has not agreed to vote in favor of the transaction, which, among other things, creates an increased risk of falling short of the required votes for the transaction;

•

that i2 will no longer exist as an independent company and its stockholders will no longer participate in i2’s growth, any future increase in the value of i2, or from any synergies that the merger may create;

•

that, under the terms of the merger agreement, i2 cannot solicit other acquisition proposals and must pay or cause to be paid to JDA a termination fee of $15,000,000 in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if the i2 Board exercises its right to terminate the merger agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to i2’s stockholders;

•	that gains from this all-cash transaction will be taxable to i2’s stockholders for U.S. federal income tax purposes;

•

the fact that upon the closing of the merger, stockholders will be required to surrender their shares involuntarily in exchange for a cash price determined by the i2 Board and that stockholders will not have the right to liquidate their shares at a time and price of their choosing;

•

that if the merger does not close, i2’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and i2 will have incurred substantial transaction costs as well as intangible costs in connection with the transaction;

•

that the restrictions imposed by the merger agreement on the conduct of i2’s business prior to completion of the merger, requiring i2 to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent i2 from undertaking business opportunities that may arise during that period; and

•

that in order to secure its financing for the merger, JDA has required the execution and delivery of the consent and conversion agreement from Highbridge, the holder of at least a majority the Notes, and that in order to obtain such agreement and the actions contemplated by that agreement, including the execution of a supplement to the Indenture to remove certain financial and debt covenants, Highbridge requested it be paid a premium (which premium would also be paid to any other holders of Notes who execute a similar agreement). This factor was partially offset by JDA’s contributing $2,500,000 and the Series B Holder contributing $500,000 towards payment of the $7,500,000 consent premium, and the fact that the Indenture, absent amendment, could have restricted other acquirers of i2 who needed to finance the transaction.

The i2 Board also considered the interests of its directors and executive officers in the transactions contemplated by the merger agreement, which are described below under “The Merger—Interests of Certain Persons in the Merger.”

The i2 Board concluded that, on balance, the potential benefits to i2 and its stockholders of the transactions contemplated by the merger agreement outweighed the potential disadvantages and risks associated with those transactions. The foregoing discussion of the information and factors considered by our Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the i2 Board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, our Board conducted an overall analysis of the factors described above, including summaries of discussions of i2’s management with i2’s legal, financial, accounting, tax, and other advisors. In considering the factors described above, individual directors may have given different weights to different factors.

Recommendation of the i2 Board

Our Board recommends that you vote FOR the proposal to approve the merger agreement. Our Board has concluded that the merger is in the best interests of i2 and its stockholders.

Opinion of i2’s Financial Advisor

Pursuant to an engagement letter dated March 1, 2007, as amended, i2 retained JPMorgan as its financial advisor in connection with i2’s analysis and consideration of various strategic alternatives, including the proposed merger, and to render an opinion to the i2 Board as to the fairness, from a financial point of view, of the consideration to be paid to i2’s common stockholders in connection with the proposed merger. i2 did not place any restrictions on, or give any instructions to, JPMorgan in connection with investigations made or procedures followed by it in rendering its opinion.

At the meeting of the i2 Board on August 10, 2008, JPMorgan rendered its oral opinion, which opinion was confirmed by delivery of a written opinion dated August 10, 2008, to the i2 Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to i2’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of JPMorgan, dated August 10, 2008, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. i2’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the i2 Board, is directed only to the consideration to be paid to the common stockholders in the merger and does not constitute a recommendation to any i2 stockholder as to how such stockholder should vote at the special meeting The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated August 10, 2008 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning i2 and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared i2’s financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of i2 common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by i2’s management relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of i2 management with respect to certain aspects of the proposed merger, i2’s past and current business operations, i2’s financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by i2 or otherwise reviewed by or for JPMorgan, and JPMorgan has not independently verified (nor has JPMorgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. JPMorgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor has JPMorgan evaluated i2’s solvency under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of i2’s operations and financial condition to which such analyses or forecasts relate. JPMorgan expresses no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also has assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan is not a legal, regulatory or tax expert and has relied as to all legal, regulatory and tax matters relevant to the rendering of its opinion upon the assessments made by advisors to i2 with respect to such issues. JPMorgan further has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on i2 or on the contemplated benefits of the merger.

The projections furnished to JPMorgan for i2 were prepared by i2 management. i2 does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. It should be understood that subsequent developments may affect JPMorgan’s opinion, and that JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to i2’s common stockholders in the proposed merger, and JPMorgan expresses no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of i2 or the underlying decision by i2 to engage in the merger. JPMorgan expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the consideration to be received by i2’s common stockholders in the merger or with respect to the fairness of any such compensation. Furthermore, JPMorgan expresses no opinion as to the price at which i2’s common stock will trade at any future time.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of i2 with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be similar to i2. The companies selected by JPMorgan included Lawson Software, Inc., Manhattan Associates, Inc., JDA Software, Inc., Epicor Software Corporation and QAD Inc. These companies were selected, among other reasons, because of their operational and overall business similarities with i2’s business.

For each comparable company, publicly available estimates of financial performance, including revenue growth and EBITDA margin, through the twelve months ended December 31, 2009 were reviewed. JPMorgan calculated the estimated price to earnings (“P/E”) ratio for each selected company during the same period.

JPMorgan then calculated estimated 2008 EBITDA and estimated 2008 P/E multiples for i2 and these comparable companies, yielding the following reference ranges:

	Firm Value/ Estimated 2008 EBITDA	Estimated 2008 P/E
High	9.5x	22.5x
Median (excludes i2)	8.1x	15.9x
Low	5.6x	9.4x

Based on the results of this analysis and other factors that JPMorgan considered appropriate, JPMorgan derived a range of multiples of firm value to estimated 2008 EBITDA of 5.5x to 9.5x. These multiples then were applied to estimates of i2’s 2008 EBITDA based on published Wall Street equity research, on the one hand, and projections by i2 management, on the other, yielding implied trading values for i2’s common stock of $8.10 to $13.30 and $10.90 to $16.80 per share, respectively. In addition, based on the results of the above analysis and other factors that JPMorgan considered appropriate, JPMorgan derived a range of multiples of price to estimated 2008 earnings per share (“EPS”) of 12.5x to 22.5x. These multiples then were applied to estimates of i2’s 2008 EPS based on published Wall Street equity research, on the one hand, and projections by i2 management, on the other, yielding implied trading values for i2’s common stock of $7.90 to $14.20 and $11.20 to $20.10 per share, respectively.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for i2’s common stock. In accordance with customary valuation practices, JPMorgan calculated the unlevered free cash flows that i2 is expected to generate during fiscal years 2008 through 2017 based upon financial projections prepared by i2 management through the years ended 2017. JPMorgan also calculated a range of terminal asset values of i2 at the end of the ten-year period ending 2017 by applying a perpetual growth rate ranging from 2% to 3% of the unlevered free cash flow of i2 during the final year of the ten-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 14.0% to 18.0%, which were chosen by JPMorgan based upon an analysis of i2’s weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for i2’s excess cash (as adjusted for expected fees and expenses relating to the merger), option exercise proceeds and total debt as of June 30, 2008. Based on the management projections, the discounted cash flow analysis, on a fully-diluted basis, indicated a range of equity values of between $11.90 and $15.50 per share of i2’s common stock.

Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected transactions within the enterprise resource planning and supply chain management industry segments, which JPMorgan deemed to be relevant in evaluation of the proposed merger. Specifically, JPMorgan reviewed the following transactions:

Date announced	Acquiror	Target
December 17, 2007	Epicor Software Corporation	NSB Retail Systems PLC

August 3, 2006	International Business Machines Corp. (IBM)	MRO Software, Inc.

April 24, 2006	JDA Software, Inc.	Manugistics Group Incorporated

November 7, 2005	Golden Gate Capital	Geac Computer Corporation Limited

July 5, 2005	Concerto Software, Inc.	Aspect Communications Corporation

June 2, 2005	Lawson Software, Inc.	Intentia International AB

January 26, 2005	Infor Global Solutions	MAPICS, Inc.

For each of the selected transactions, JPMorgan calculated and, to the extent information was publicly available, compared the target’s enterprise value divided by the target’s one-year forward EBITDA as estimated in published Wall Street equity research. This analysis indicated the following range of implied multiples based on the selected transactions:

Enterprise Value/ One-Year Forward EBITDA
High	14.8x
Mean	10.0x
Median	9.1x
Low	7.9x

Based on the results of this analysis and other factors that JPMorgan considered appropriate, JPMorgan applied a range of Enterprise Value/One-Year Forward EBITDA multiples from 7.9x to 11.9x to estimates of i2’s 2008 EBITDA based on published Wall Street equity research, on the one hand, and projections by i2’s management, on the other. JPMorgan arrived at estimated ranges of equity values for i2’s common stock of between $11.30 and $15.70 per share and $14.70 to $20.10 per share, respectively.

Historical Stock Price Analysis. JPMorgan reviewed the historical trading prices for i2’s common stock for the 52-week period ended August 8, 2008. The high and low trading prices for i2’s common stock for such 52-week period were $10.01 and $18.80, respectively. JPMorgan noted that the $14.86 price per share of i2 common stock in the merger represented a 4.9% premium to i2’s closing stock price on August 8, 2008, the last trading day prior to the announcement of the merger, a 12.2% premium to the 30-day average trading price of i2’s common stock of $13.24 per share and a 23.8% premium to the 90-day average trading price of i2’s common stock of $12.01 per share. JPMorgan noted that historical stock trading analysis is not a valuation methodology, but was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to i2, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of i2. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to i2 and the transactions compared to the merger.

The opinion of JPMorgan was one of the many factors taken into consideration by the i2 Board in making its determination to approve the merger. The analyses as summarized above should not be viewed as determinative of the opinion of the i2 Board with respect to i2’s value, or of whether the i2 Board would have been willing to agree to different or other forms of consideration.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise i2 with respect to the merger on the basis of such experience and its familiarity with i2.

For services rendered in connection with the merger and the delivery of its opinion, i2 has agreed to pay JPMorgan customary compensation, a substantial portion of which is contingent upon consummation of the merger. In addition, i2 has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date upon which JPMorgan delivered its opinion, neither JPMorgan nor any of its affiliates have had any other significant financial advisory or other significant investment banking relationships with i2 or JDA. JPMorgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of i2, for which it receives customary compensation or other financial benefits. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of i2 or JDA for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. On the date JPMorgan delivered its opinion, Highbridge, a private fund managed by Highbridge Capital, a majority-owned affiliate of JPMorgan, owned $57,646,000 of the Notes, and warrants to acquire 242,444 shares of i2’s common stock (the “Warrants”). In connection with the proposed merger, Highbridge has entered into a consent and conversion agreement with i2 pursuant to which Highbridge will surrender the Notes, waive or agree to amend certain covenants of the Indenture and sell its Warrants to i2. In exchange, Highbridge will receive, in cash, (1) amounts to which it is entitled upon conversion of the Notes pursuant to the Indenture, together with any accrued but unpaid interest on the Notes to the date of repurchase and the make-whole premium to be paid pursuant to the Indenture to holders of the Notes in connection with a “fundamental change” occurring prior to November 15, 2010; (2) amounts to which it is entitled pursuant to the terms and conditions of the Warrants, including a payment in respect of the option value of the Warrants to be paid to holders of the Warrants upon a “change of control;” and (3) a payment of approximately $5,000,000. This payment of $5,000,000 is the aggregate value of the consent premium of $86.9565 per $1,000 principal amount of Notes to be paid to Highbridge by i2 in consideration of Highbridge’s performance of and compliance with the conversion agreement. i2 intends to offer similar arrangements to all holders of the Notes as of the effective time of the merger. The full text of the consent and conversion agreement was filed as Exhibit 99.3 to i2’s Current Report on Form 8-K filed on August 12, 2008 and is incorporated herein by reference. This summary of the consent and conversion agreement is qualified in its entirety by reference to the full text of the consent and conversion agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of our Board in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to i2’s directors and executive officers that are not available to stockholders generally. Our Board was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. Other than the provisions of the merger agreement described below, the arrangements described below were in existence before the merger discussions. Stockholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

Stock Options, Restricted Stock and Restricted Stock Units. Upon the completion of the merger, each i2 outstanding stock option will immediately vest and become exerciseable and will be terminated or converted into an amount in cash equal to the excess, if any, of $14.86 over the exercise price of such stock option multiplied by the number of shares subject to such option, without interest. Holders of restricted stock units will be entitled to receive $14.86 for each share of common stock issuable under a particular restricted stock unit, without interest. The following tables set forth (1) the number of vested options held by i2’s executive officers and directors; (2) the number of shares of i2 common stock subject to options held by such persons that will vest as a result of the merger; (3) the number of shares underlying restricted stock units that will be converted as a result of the merger; (4) the number of shares of restricted stock that will vest and be converted as a result of the merger; and (5) the estimated cash payments such persons will receive pursuant to the conversion of their options, restricted stock units or restricted stock.

	Vested Stock Options			Stock Options that Vest as a Result of the Merger			All Stock Options
Name	Shares of Common Stock Subject to Options	Weighted Average Exercise Price per Share	Realizable Value at Closing of Merger	Shares of Common Stock Subject to Options	Weighted Average Exercise Price per Share	Realizable Value at Closing of Merger	Realizable Value at Closing of the Merger
Michael Berry	14,533	$13.78	$15,661.15	42,227	$12.54	$98,141.65	$113,802.80
Pallab Chatterjee	60,861	$9.52	$324,842.37	267,049	$11.22	$973,019.93	$1,297,862.30
Steve Estrada	22,373	$11.45	$76,385.78	30,187	$12.23	$79,306.02	$155,691.80
John Harvey	2,615	$9.72	$13,448.68	22,878	$12.27	$59,234.48	$72,683.16
Surku Sinnadurai	8,396	$11.38	$29,195.16	29,042	$12.20	$77,130.68	$106,325.84
Aditya Srivastava	21,093	$7.59	$153,346.96	27,467	$11.35	$96,444.84	$249,791.80
Hiten Varia	46,439	$9.96	$227,318.98	42,971	$11.85	$129,288.32	$356,607.30
Jackson Wilson Jr	11,563	$11.12	$43,212.83	82,687	$11.03	$316,804.67	$360,017.50
Stephen Bradley	10,763	$11.13	$40,124.83	13,336	$12.12	$36,601.58	$76,726.41
J. Coley Clark	0	$12.27	$—	13,789	$12.27	$35,713.51	$35,713.51
Richard Clemmer	13,249	$11.15	$49,114.63	13,100	$12.40	$32,266.78	$81,381.41
Richard Hunter	0	$12.27	$—	13,789	$12.27	$35,713.51	$35,713.51
David Pope	0	$12.27	$—	9,849	$12.27	$25,508.91	$25,508.91
Michael Simmons	0	$—	$—	21,042	$13.20	$34,911.03	$34,911.03
Lloyd Waterhouse	10,763	$11.13	$40,124.83	13,336	$12.12	$36,601.58	$76,726.41
Harvey Cash(1)	11,333	$10.90	$44,893.67	0	$—	$—	$44,893.67
John Cummings(2)	43,553	$13.00	$81,155.98	0	$—	$—	$81,155.98
Michael McGrath(3)	875,745	$11.36	$3,063,656.88	0	$—	$—	$3,063,656.88
Barbara Stinnett(4)	0	$—	$—	0	$—	$—	$—

							$6,269,170.22

(1)	Mr. Cash resigned as a director on May 29, 2008.
(2)	Mr. Cummings resigned as an executive officer on March 24, 2008.
(3)	Mr. McGrath resigned as an executive officer on July 30, 2007 and as a director on May 29, 2008.
(4)	Ms. Stinnett resigned as an executive officer on July 31, 2007.

	Restricted Stock Units Outstanding that Vest as a Result of the Merger		Restricted Stock Awards Outstanding that Vest as a Result of the Merger		Total Estimated Cash Payment
Name	Shares of Common Stock Subject to RSUs	Realizable Value at Closing of Merger	Shares of Restricted Stock	Realizable Value at Closing of Merger
Michael Berry	80,000	$1,188,800.00	0	$—	$1,302,602.80
Pallab Chatterjee	95,000	$1,411,700.00	0	$—	$2,709,562.30
Steve Estrada	25,000	$371,500.00	0	$—	$527,191.80
John Harvey	25,000	$371,500.00	0	$—	$444,183.16
Surku Sinnadurai	5,000	$74,300.00	0	$—	$180,625.84
Aditya Srivastava	45,000	$668,700.00	0	$—	$918,491.80
Hiten Varia	77,000	$1,144,220.00	0	$—	$1,500,827.30
Jackson Wilson Jr	30,000	$445,800.00	2,229	$33,122.94	$838,940.44
Stephen Bradley	0	$—	7,323	$108,819.78	$185,546.19
J. Coley Clark	0	$—	7,132	$105,981.52	$141,695.03
Richard Clemmer	0	$—	7,323	$108,819.78	$190,201.19
Richard Hunter	0	$—	7,132	$105,981.52	$141,695.03
David Pope	0	$—	10,754	$159,804.44	$185,313.35
Michael Simmons	0	$—	11,336	$168,452.96	$203,363.99
Lloyd Waterhouse	0	$—	7,323	$108,819.78	$185,546.19
Harvey Cash	0	$—	0	$—	$44,893.67
John Cummings	0	$—	0	$—	$81,155.98
Michael McGrath	0	$—	0	$—	$3,063,656.88
Barbara Stinnett	0	$—	0	$—	$—

		$5,676,520.00		$899,802.72	$12,845,492.94

Stock Ownership. i2’s officers and directors also beneficially own shares of i2 common stock. For a more detailed description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” on page     .

Existing Employment and Severance Agreements. In February 2008, i2 entered into executive retention agreements with executive officers Mr. Chatterjee, Mr. Berry, Mr. Varia, Mr. Estrada, Mr. Sinnadurai, Mr. Srivastava, and Mr. Harvey. The agreements entitle these individuals to benefits including a lump sum payment of one year base salary plus on-target bonus and one year of COBRA payments in the event the officer is terminated by i2 other than for Cause (as defined in the applicable agreement), or the officer terminates for Good Reason (as defined in the applicable agreement and in compliance with Code Section 409A governing deferred compensation). All unvested equity awards will accelerate and become immediately exercisable in the event of the executive officer’s termination without Cause. These payments are limited under Code Section 280G(b)(2) governing parachute payments, to the greater of (1) the amount of those payments which would not constitute such a parachute payment or (2) the amount which yields the officer the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided. Under the terms of the merger agreement, all unvested equity awards will fully vest at the time of the merger. The agreements also contain non-competition and non-interference covenants, which restrict the executive officers for a term of 12 months after their separation from i2. These agreements supersede all other employment agreements with the executive officers.

In May 2008, i2 and Mr. Berry executed an amendment to his February 2008 executive retention agreement, which provides that he will receive a lump sum payment of one year base salary plus on-target bonus and one year of COBRA payments in the event he is terminated by i2 other than for Cause (as defined in the agreement), or he terminates for Good Reason (as defined in the agreement and in compliance with Code Section 409A governing deferred compensation). In addition, if Mr. Berry terminates his employment other than for Good Reason after November 14, 2008, and he is not otherwise entitled to any payments under the original agreement, i2 will pay him (1) a lump sum in cash equal to his annual base salary unpaid through the date of termination plus any accrued and unpaid vacation pay, and (2) a one-time severance payment in the amount of $300,000.

Upon his appointment as CEO in May 2008, i2 and Mr. Chatterjee entered into an amended and restated executive retention agreement This agreement entitles Mr. Chatterjee to certain payments in the event (1) i2 terminates his employment other than for Cause (as defined in the agreement); (2) Mr. Chatterjee terminates his employment for Good Reason (as defined in the agreement and in compliance with Code Section 409A governing deferred compensation); or (3) Mr. Chatterjee terminates his employment for any reason following a change in control (which would include the merger). If any of the preceding occur, i2 will pay Mr. Chatterjee his unpaid base salary through the date of termination, a pro-rated bonus, any accrued vacation pay and one year of COBRA payments. Mr. Chatterjee will also receive a severance payment equal to the sum of his annual base salary and the annual target bonus, if any, for the applicable year, with such payment being due within 60 days of his separation from the company.

Upon his appointment as Executive Chairman of the Board in May 2008, i2 and Mr. Wilson entered into an employment agreement. This agreement entitles him to a base salary of $200,000 and to the grant of (1) options to acquire 80,000 shares of i2 common stock and (2) restricted stock units with respect to 30,000 shares of common stock, subject to certain terms and conditions. All unvested equity awards and restricted stock units will accelerate and become immediately vested in the event of a change of control (which would include the merger). These payments are limited under Code Section 280G(b)(2) governing parachute payments, to the greater of (1) the amount of those payments which would not constitute such a parachute payment or (2) the amount which yields Mr. Wilson the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided. This agreement supersedes any prior agreements between the parties.

Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that JDA will cause i2, as the surviving corporation in the merger, to indemnify i2’s directors and officers with respect to actions or omissions by them as such at any time prior to the closing date to the fullest extent permitted by i2’s charter documents and any applicable contract, provided that such persons shall not be indemnified for any criminal conduct or fraud. The merger agreement further provides that, after the merger, JDA will, or will cause i2 as the surviving corporation to, provide, for a period of not less than six years, directors’ and officers’ liability insurance covering those persons who, as of the date of the merger agreement, were covered by i2’s directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement, subject to certain limits based on the cost of providing such insurance.

Appraisal Rights

The following is a summary of the statutory procedures that a stockholder of a Delaware corporation must follow in order to exercise its appraisal rights under Delaware law. This summary is not complete and is qualified in its entirety by reference to DGCL Section 262, the text of which is set forth in full in Annex C.

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of i2 as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as “appraisal rights.” Our stockholders electing to exercise appraisal rights must comply with the provisions of DGCL Section 262 in order to perfect their rights. i2 will require strict compliance with the statutory procedures in connection with the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and we encourage you to review DGCL Section 262, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in DGCL Section 262 may result in a termination or waiver of your appraisal rights.

DGCL Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholder’s meeting to vote on the merger. A copy of DGCL Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of DGCL Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of DGCL Section 262 contained in Annex C since failure to timely and properly comply with the requirements of DGCL Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

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you must deliver to i2 a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Voting against or failing to vote for the approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of DGCL Section 262;

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you must not vote in favor of the approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal;

•	you must continuously hold your i2 common stock from the date you make your demand for appraisal through the effective date of the merger; and

•	comply with the other procedures required by DGCL Section 262.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of i2 common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of i2 common stock.

All demands for appraisal should be addressed to Tom Ward, Director, Investor Relations, i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, 469-357-1000, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of i2 common stock. The demand must reasonably inform i2 of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of i2 common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to i2. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of i2 common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each i2 stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of i2 common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with DGCL Section 262, upon written request to the surviving corporation, shall be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of DGCL Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with DGCL Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of i2’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, and to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under DGCL Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its i2 common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of DGCL Section 262, if you wish to dissent from the merger and pursue appraisal rights, then you should consult your legal advisor.

Delisting and Deregistration of i2 Common Stock

If the merger is completed, i2 common stock will be delisted from the Nasdaq and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of i2 whose shares of i2 common stock are converted into the right to receive cash in the merger. The following summary is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. This discussion assumes you hold your shares of i2 common stock as a capital asset for investment. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: (1) non-U.S. persons; (2) U.S. expatriates; (3) insurance companies; (4) dealers or brokers in securities or currencies; (5) tax-exempt organizations; (6) financial institutions; (7) mutual funds; (8) cooperatives; (9) pass-through entities and investors in such entities; (10) stockholders who have a functional currency other than the U.S. Dollar; (11) stockholders who hold their shares of i2 common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax; (12) stockholders who acquired their shares of i2 common stock in a deferred compensation, 401(k) or other retirement plan, upon the exercise of employee stock options or in other compensatory transactions. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of i2 common stock converted into cash in the merger. If shares of i2 common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of i2 common stock exceeds one year at the time of the merger. Capital gain recognized by an individual upon a disposition of a share of i2 stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15%. Any gain recognized with respect to a share that has been held for one year or less will be subject to tax at ordinary income tax rates. The preferential tax rate for long term capital gain does not apply to corporate taxpayers. Deductibility of capital loss may be subject to certain limitations. Generally, capital losses are available to offset capital gains recognized during a tax year. However, in the event that a stockholder has capital losses for a tax year in excess of capital gains for such year, that stockholder’s ability to deduct the excess capital losses is limited. For individuals, the excess of capital losses over capital gains may be offset against ordinary income, subject to an annual deduction limitation of $3,000; unused capital losses may be carried forward indefinitely but may not be carried back. For corporate taxpayers, capital losses may be offset only against capital gains, but unused capital losses may be carried back three years (subject to certain limitations) and carried forward five years. The amount and character of gain or loss must be determined separately for each block of i2 common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding. A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that (i) such TIN is correct (or properly certifies that it is awaiting a TIN) and (ii) there has been no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Each foreign individual stockholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Governmental Regulatory Filings Required in Connection with the Merger

Hart-Scott-Rodino. JDA and i2 are required to make appropriate filings of a Notification and Report Form pursuant to HSR with the FTC and the DOJ with respect to the merger. The merger may not be consummated until the expiration or termination of certain waiting periods associated with HSR. i2 and JDA both filed the required notification and report forms with the FTC and DOJ on August 22, 2008. The mandatory waiting period, absent earlier termination, will expire on September 22, 2008.

Foreign Jurisdictions. i2 and JDA do not believe any foreign regulatory approvals will be required or advisable in connection with the consummation of the merger.

Other. Other than those described above and (1) the requirement that i2 file this proxy statement with the SEC and (2) certain other filings required to be made under the Exchange Act, i2 is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the merger.

MERGER AGREEMENT AND OTHER RELATED AGREEMENTS

This section of the proxy statement provides a summary of the merger agreement, which is the definitive agreement governing the merger, and certain other agreements relating to the merger. This summary, however, may not contain all of the information that is important to you. i2 urges you to carefully read the merger agreement, which appears as Annex A to this proxy statement.

Merger Consideration

Upon completion of the merger, each outstanding share of i2 common stock will be converted into the right to receive $14.86 in cash, without interest. In addition, each issued and outstanding share of the Series B Preferred Stock will be converted into the right to receive $1,095.3679 in cash per share, plus all accrued and unpaid dividends through the closing date of the merger. Upon completion of the merger, no shares of i2 common stock or Series B Preferred Stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Surrender of Certificates

The right of i2’s common stockholders to receive $14.86 per share in cash, without interest, and the right of the Series B Holder to receive $1,095.3679 in cash per share, plus all accrued and unpaid dividends thereon, without interest, will arise automatically upon completion of the merger. Prior to the effective time of the merger, JDA will designate a bank or trust company to act as the paying agent under the merger agreement. JDA will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of i2 common stock and Series B Preferred Stock.

Promptly (but in any event within five business days) after the effective time of the merger, the paying agent will mail to each record holder of shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the applicable merger consideration into which the number of shares of common stock, without interest, or Series B Preferred Stock, plus all accrued and unpaid dividends thereon through the date of closing of the merger, previously represented by such stock certificates will have been converted pursuant to the merger agreement. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock that is not registered in i2’s transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate:

•	if you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by JDA or the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate.

Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the applicable merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letter of transmittal.

270 days after the effective time of the merger, the paying agent will deliver to the surviving corporation on demand any funds made available to the paying agent which have not been disbursed to holders of i2 stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such 270-day period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of i2 common stock or Series B Preferred Stock will be issued in full satisfaction of all rights relating to the shares of i2 common stock or Series B Preferred Stock, as applicable.

Effect on i2 Stock Options, Restricted Stock and Restricted Stock Units

Holders of i2 stock options will be entitled to receive, for each option, an amount in cash equal to the excess, if any, of $14.86 over the exercise price of such stock option multiplied by the number of shares subject to such option, without interest. Holders of restricted stock units will be entitled to receive $14.86 for each share of common stock issuable under a particular restricted stock unit, without interest. Prior to the effective time of the merger, i2 will also take all actions necessary to cause any shares of restricted stock held under restricted stock agreements and stock options and restricted stock units to fully vest in accordance with the terms of those equity awards.

Effective Time of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by JDA and i2 and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into i2. i2 will survive the merger as a wholly-owned subsidiary of JDA. If the merger agreement is approved by i2’s stockholders, the merger will be completed as soon as all of the other conditions to the merger set forth in the merger agreement have been satisfied or waived by JDA or i2, as applicable. These conditions are described below under “Merger Agreement and Other Related Agreements—Conditions to Closing.”

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about i2 or JDA. Such information can be found elsewhere in the proxy statement and in the other public filings each of us makes with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that i2 and JDA made to one another. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose other than information already disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in i2’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the public disclosures of i2 or JDA.

The merger agreement contains customary representations and warranties of i2 as to, among other things:

•	i2’s organization, good standing and corporate power;

•	i2’s capitalization;

•	authorization, non-contravention and voting requirements;

•	governmental approvals;

•	i2’s SEC documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with laws;

•	permits;

•	accuracy of information in this proxy statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	title to properties;

•	intellectual property;

•	insurance;

•	opinion of financial advisor;

•	brokers and other advisors;

•	anti- takeover statutes;

•	i2 rights agreement;

•	related party transactions; and

•	the holders of the Notes.

In addition, the merger agreement contains representations and warranties by JDA and Merger Sub as to, among other things:

•	JDA’s organization, good standing, and corporate power;

•	governmental approvals;

•	information supplied;

•	ownership and operations of Merger Sub;

•	merger financing; and

•	brokers and other advisors.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement.

Covenants of the Parties

Proxy Statement and Stockholder Meeting

i2 agreed to prepare and file this proxy statement as soon as practicable following the execution date of the merger agreement. i2 also agreed to establish a record date for, duly call, give notice of, convene and hold a special meeting of i2’s stockholders for the sole purpose of obtaining the votes necessary for the approval of the merger agreement.

Conduct of i2’s Business

i2 agreed in the merger agreement that, subject to specified exceptions or unless JDA otherwise consents in writing, i2 will conduct its business in the ordinary course, consistent with past practice and use commercially reasonable efforts, under the circumstances, to maintain and preserve intact i2’s business organization and the goodwill of those having significant business relationships with i2.

In addition, i2 has agreed that, subject to specified exceptions, neither i2 nor any of its subsidiaries may, without JDA’s prior written consent (which consent shall not be unreasonably withheld):

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authorize for issuance or issue, sell, grant, dispose of, pledge or otherwise encumber any shares of i2 capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of i2 capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of i2 capital stock, voting securities or equity interests, subject to certain exceptions;

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incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of i2 or its subsidiaries, other than (1) certain standby letters of credit, provided that i2 notifies JDA of the issuance of such standby letters of credit, and (2) borrowings from i2 by a direct or indirect wholly owned i2 subsidiary in the ordinary course of business consistent with past practice;

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sell, transfer, lease, license, mortgage, encumber, abandon or otherwise dispose of or voluntarily permit to become subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of i2 subsidiaries) to any person, except (1) sales and non-exclusive licenses of products and services to customers in the ordinary course of business consistent with past practice, and (2) dispositions of excess equipment or obsolete or worthless assets or sales of properties or assets (excluding securities of i2 subsidiaries) in an amount not in excess of $100,000 in the aggregate;

•	make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other person, business or division;

•

make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a direct or indirect wholly owned i2 subsidiary in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, enter into, terminate or amend (other than immaterial amendments) any material contract;

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increase in any manner the compensation of any of i2’s directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate, or enter into or make any loans or advances to directors, officers or employees (other than advances in the ordinary course of business consistent with past practice) other than (1) as required pursuant to applicable law or the terms of any employment agreement or company plan existing as of the date of the merger agreement; (2) increases in salaries, wages and benefits of employees (but not officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice; and (3) taking any such actions in connection with the hiring and termination of employees (other than officers, as such term is used in Rule 16a-1(f) of the Exchange Act) in the ordinary course of business consistent with past practice;

•

make any changes (other than immaterial changes made in the ordinary course of business consistent with past practice) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP, the SEC, the IRS or applicable law (including published tax guidance) or such changes in practices as may be made in connection with i2’s efforts to enhance its internal controls over financial reporting and those of its subsidiaries;

•	amend the charter documents of i2 or any of its subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

waive, release, assign, settle or compromise any action, investigation, proceeding or litigation instituted, commenced, pending or threatened against i2 or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages by i2 and its subsidiaries not in excess of $100,000 in the aggregate and that do not impose equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, i2 or any of its subsidiaries;

•	enter into any license with respect to i2 intellectual property unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practices;

•	permit any material item of i2 intellectual property to become abandoned, cancelled, invalidated or dedicated to the public;

•	make capital expenditures in any fiscal quarter in excess of $100,000; or

•

agree, in writing or otherwise, to take any of the foregoing actions or, subject to certain other conditions, take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the merger set forth in merger agreement not to be satisfied.

The covenants in the merger agreement relating to the conduct of i2’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business of the Company” in Annex A to this proxy statement.

Employee Benefits

JDA has agreed in the merger agreement to provide, or cause its affiliates (including i2 as its wholly-owned subsidiary after the merger) to provide, i2’s employees who continue employment with the surviving corporation in the merger, for a period of at least one year following the closing of the merger, with combined aggregate pay and benefits, other than stock options and other equity awards, that provide at least a comparable value in the aggregate to those provided to similarly situated employees of JDA or its affiliates. i2’s employees will also be provided credit for prior service under applicable employee benefit, severance, and vacation and sick leave plans.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the special meeting;

•	subject to the exceptions provided in the merger agreement, the recommendation by i2’s Board that its stockholders approve the merger agreement;

•

use of reasonable best efforts to consummate the merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger;

•	public announcements;

•	access to information and confidentiality;

•	notification of communications from governmental authorities, claims relating to the merger or breaches of representations and warranties, breaches of covenants, and certain other matters;

•	indemnification and insurance;

•	security holder litigation.

Prior to the effective time of the merger, we have agreed:

•

to offer to enter into a consent and conversion agreement with each other holder of the Notes in form and content substantially similar to the consent and conversion agreement entered into with Highbridge;

•	to provide reasonable assistance and cooperation in connection with the arrangement by JDA of the debt financing described under “The Merger—Financing” below on page 57;

•	use commercially reasonable efforts to obtain inventions assignments from the specified employees and consultants; and

•	use commercially reasonable efforts to take such actions as are reasonably requested by JDA in connection with its review of our software.

We have also agreed to use commercially reasonable efforts to purchase, at the effective time of the merger and in accordance with the terms of the consent and conversion agreements described above, i2’s outstanding Warrants which had been issued to holders of the Notes.

No-Shop Provisions

i2 has agreed, prior to the merger becoming effective, to certain limitations on i2’s ability to take action with respect to other potential acquisition transactions. i2 has agreed to terminate any discussions or negotiations with any person. In addition, except as set forth below, i2 has agreed to not directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information or providing assistance) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal;

•

participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to i2 or any of its subsidiaries to or otherwise cooperate with or assist, any third party regarding any takeover proposal;

•	approve, endorse or recommend any takeover proposal; or

•	enter into any letter of intent or agreement related to any takeover proposal.

Notwithstanding these limitations:

•

if after August 10, 2008 i2 receives an unsolicited, bona fide written takeover proposal and the i2 Board (or a committee thereof) determines in good faith after consultation with outside legal counsel (1) that such takeover proposal is, or is reasonably likely to lead to, a superior proposal and (2) that the failure to take such action would be inconsistent with its fiduciary duties to i2’s stockholders under applicable law, then i2 may, at any time prior to obtaining i2’s stockholder approval (but in no event after obtaining the stockholder’s approval):

•

furnish information with respect to i2 and its subsidiaries to the person making such takeover proposal, but only after such person is a party to or enters into a customary confidentiality agreement with i2;

•	participate in discussions and negotiations with such person regarding such takeover proposal (including solicitation of a revised takeover proposal); and

•	enter into the confidentiality agreement contemplated above.

Under the merger agreement, “takeover proposal” means any inquiry, proposal or offer from anyone (other than JDA and its subsidiaries) or any group relating to any:

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of i2 and its subsidiaries (including securities of subsidiaries) equal to 20% or more of i2’s consolidated assets or to which 20% or more of i2’s consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of i2 common stock;

•	tender offer or exchange offer that if consummated would result in anyone other than JDA and its subsidiaries beneficially owning 20% or more of i2 common stock; or

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving i2 or any of its subsidiaries; in each case, other than the transactions contemplated by the merger agreement.

Under the merger agreement, “superior proposal” means an unsolicited, written takeover proposal made by a third party, which is on terms and conditions which the i2 Board (or committee of the i2 Board) determines in its good faith judgment (after consultation with JPMorgan or another financial advisor of national reputation) to be more favorable to i2’s stockholders from a financial point of view (taking into account all terms and conditions of the takeover proposal, including any break-up fees, expense reimbursement provisions and financial terms, and the ability of the person making such proposal to consummate the transactions contemplated by such proposal, based upon, among other things, the availability of financing and the expectation of obtaining required approvals) than the merger, taking into account at the time of determination any changes to the terms of the merger agreement that as of that time had been proposed by JDA in writing (and not withdrawn), except that the reference to “20%” in the definition of “takeover proposal” shall be deemed to be a reference to “50%”.

Conditions to Closing

The parties’ obligations to complete the merger are subject to the following conditions:

•	the approval of the merger agreement by the requisite vote of i2’s stockholders;

•

no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal; and

•

the waiting period applicable to the consummation of the merger under HSR or other foreign antitrust laws must have expired or been terminated and all other approvals or consents required of any other domestic or foreign governmental entity must have been obtained.

JDA’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•

i2’s representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, subject to certain exceptions) must be true and correct as of the date of the merger agreement and the date of the closing of the merger (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except if the failure of which to be so true and correct would not have, individually or in the aggregate, a material adverse effect on i2;

•	i2 must have performed in all material respects all of its obligations under the merger agreement;

•

JDA must have received a certificate signed by i2’s CEO or CFO certifying that i2’s representations and warranties are true and correct as of the date of closing of the merger and that i2 has performed in all material respects its obligations under the merger agreement;

•

there must not be any action, investigation, proceeding or litigation pending or threatened by or before any governmental entity in which a governmental entity is a party, and there must not be any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity in effect, that would or is reasonably likely to (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of i2’s shares by JDA or Merger Sub or the consummation of the merger; (2) impose limitations on the ability of JDA or its affiliates to effectively exercise full rights of ownership of i2 in a manner that materially and adversely affects the value of i2 and its subsidiaries, taken as a whole; (3) result in the imposition of a burdensome condition (as defined in the merger agreement); or (4) result in a material adverse effect on i2;

•	a supplemental indenture must have been duly and validly executed by i2 and the trustee of the Notes waiving certain provisions of the Indenture and removing certain covenants therein;

•

the consent and conversion agreement entered into with Highbridge must remain in full force and effect, be binding on the parties and must not have been modified, rescinded, terminated or superseded; and

•	since the date of the merger agreement, there must not have been any material adverse effect on i2.

The merger agreement provides that a material adverse effect on i2 means any change, event, occurrence or state of facts that (1) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of i2 and its subsidiaries taken as a whole or (2) prevents, or materially hinders i2 from consummating the merger or any of the other transactions contemplated by the merger agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a material adverse effect:

•

any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, financial markets, political conditions in general, or the industry in which i2 operates, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on i2 and its subsidiaries, taken as a whole, relative to other industry participants;

•

any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of the merger agreement or any of the transactions, including shareholder litigation or disruption or loss of customer business or supplier or employee relationships that is directly related to or directly arises out of or results from the announcement or pendency of the merger agreement or any of the transactions;

•

any changes or effects directly arising out of or resulting from actions taken or the failure to take actions by i2 or its subsidiaries with JDA’s express written consent or in accordance with express written instructions of JDA or as otherwise expressly required to be taken by i2 or its subsidiaries pursuant to the terms of the merger agreement;

•

in and of itself, any change in i2’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a material adverse effect);

•	any stockholder class action litigation arising from allegations of breach of fiduciary duty relating to the merger agreement; and

•

any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of the merger agreement.

i2’s obligation to complete the merger is also subject to the following conditions:

•

JDA’s and Merger Sub’s representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) must be true and correct as of the date of the merger agreement and as of the closing date (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except as does not have, individually or in the aggregate, a material adverse effect on JDA’s ability to consummate the merger;

•	JDA and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement; and

•

i2 must receive a certificate signed by a duly authorized JDA representative certifying that JDA’s and Merger Sub’s representations and warranties are true and correct as of the date of closing of the merger and that JDA and Merger Sub have performed in all material respects of its obligations under the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of i2 and JDA;

•	by either i2 or JDA if:

•	the merger is not completed by February 10, 2009, if the terminating party’s breach is not the primary cause of the failure of the merger to be consummated;

•

any law, injunction, judgment or ruling shall have been enacted, promulgated, issued, entered, amended or enforced, and shall have become final and non-appealable that enjoins, restrains, prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal, if the terminating party’s breach is not the primary cause of such restraint; or

•	the required vote of i2’s stockholders is not obtained to approve the merger agreement at a meeting of its stockholders duly convened therefor or at any adjournment thereof.

•	by JDA if:

•

i2 has breached or failed to perform in any material respect any of its material covenants or agreements set forth in the merger agreement, or if any representation or warranty of i2 shall have become untrue, in either case subject to certain specified materiality conditions and i2’s inability to cure such breach;

•

any law, injunction, judgment or ruling shall have been enacted, promulgated, issued, entered, amended or enforced, and shall have become final and non-appealable that (1) restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of i2’s shares by JDA or Merger Sub or the consummation of the merger; (2) imposes limitations on the ability of JDA to effectively exercise full rights of ownership of i2 in a manner that materially and adversely affects the value of i2 and its subsidiaries, taken as a whole; (3) results in a material adverse effect on i2; or (4) results in the imposition of a burdensome condition (as defined in the merger agreement);

•

i2 enters into an acquisition agreement with another party or the i2 Board or any committee of the i2 Board either shall have made an adverse recommendation change or did not reject any bona fide publicly announced offer for a takeover proposal within ten business days of the making of the offer;

•

i2 materially breaches its covenants: (1) to prepare the proxy statement and allow JDA to participate in its preparation and any correspondence with the SEC; (2) to hold a stockholder’s meeting in accordance with the provisions of the merger agreement; (3) except as otherwise allowed by the merger agreement, to use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the adoption of the merger agreement; or (4) violates any of the no-shop provisions set forth in the merger agreement;

•

a material adverse effect on i2 has occurred and is continuing to occur and is not cured by i2 within 20 business days of receipt of written notice of such event from JDA and prior to February 10, 2009.

•	by i2 if:

•

JDA or Merger Sub breaches a representation, warranty, covenant or agreement in the merger agreement, or any of its representations or warranties shall have become untrue, subject to specified materiality thresholds and JDA’s and Merger Sub’s ability to cure such breach; and

•

before i2’s stockholders have approved the merger agreement, i2 concurrently enters into a definitive agreement in accordance with the no-shop provisions of the merger agreement providing for a superior proposal and pays the termination fee described below to JDA; or

•

the effective time of the merger shall not have occurred at the time required in the merger agreement due to JDA’s or Merger Sub’s failure to effect the closing in breach of the merger agreement, provided that at the time of termination, the conditions described in the first two paragraphs under “Conditions to Closing” above on page 53, other than the delivery of an i2 officer’s certificate, have been satisfied or waived.

Fees and Expenses

Under the terms of the merger agreement, whether or not the merger is consummated, and except as described below, all fees and expenses incurred in connection with the merger agreement, the merger or the transactions related thereto will be paid by the party incurring such fees or expenses; provided, however, that JDA and i2 shall share equally (1) the filing fee of JDA’s HSR pre-merger notification report and (2) all fees and expenses, other than accountant’s and attorney’s fees, incurred with respect to this proxy statement.

i2 must pay to JDA a termination fee equal to $15,000,000 in the following circumstances:

•

if the merger agreement is terminated by i2 or JDA based on (1) the failure to close prior to February 10, 2009 (and at the time of such termination, a vote to obtain i2 stockholder approval has not been duly held) or (2) the failure to gain i2 stockholder approval at the special meeting or an adjournment thereof, and (a) prior to such termination, any person other than JDA or one of its affiliates has publicly announced an intention to make a takeover proposal, or such takeover proposal has become otherwise publicly known and (b) i2 enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal within 12 months after the merger agreement is terminated;

•

JDA terminates the merger agreement because i2 enters into an agreement relating to a takeover proposal, or because the i2 Board (1) withdraws or modifies in a way adverse to JDA its recommendation that i2’s stockholders vote in favor of the merger, or (2) fails to reject a publicly announced takeover proposal within 10 days of its making; or

•

i2 terminates the merger agreement before i2’s stockholders have approved the merger agreement and i2 concurrently enters into a definitive agreement in accordance with the no-shop provisions of the merger agreement providing for a superior proposal.

JDA must pay i2 a $20,000,000 termination fee in the following circumstances:

•

i2 terminates the merger agreement based on JDA’s or Merger Sub’s breaches of a representation, warranty, covenant or agreement in the merger agreement, or if any of its representations or warranties shall have become untrue, and such breach may not or is not cured;

•

the effective time of the merger shall not have occurred at the time required in the merger agreement due to the failure of JDA or Merger Sub to effect the closing in breach of the merger agreement, provided that at the time of such termination the closing conditions described in the first two paragraphs under “Conditions to Closing” above on page 53, other than the delivery of an i2 officer’s certificate, have been satisfied or waived; or

•

the merger agreement is terminated by either of i2 or JDA based on the failure to consummate the merger on or before February 10, 2009, if at the time of such termination i2 could have terminated the agreement as described in the preceding bullet point.

Financing

JDA has informed i2 that it estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $613,400,000, including the acquisition price of the i2 common stock (including outstanding equity awards) and the Series B Preferred Stock, retirement of the Notes, and funds to pay transaction costs. JDA expects to use the net proceeds of a new debt financing, together with approximately $349,500,000 of cash balances of the combined companies (including at least $215,000,000 of i2’s cash) to fund these cash obligations, to refinance JDA’s existing debt and revolving credit facilities and to provide cash for the combined companies’ ongoing working capital and general corporate needs.

Concurrently with the execution and delivery of the merger agreement, JDA received a commitment letter from Credit Suisse, Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC (collectively, the “Lenders”) to provide JDA with up to $450,000,000 of senior secured debt financing, with approximately $425,000,000 designated for a term loan and up to $25,000,000 for a revolving credit facility (together, the “Facilities”), subject to customary conditions

The Facilities are subject to the negotiation of a mutually acceptable credit agreement and other mutually acceptable definitive documentation, which are expected to include customary representations and warranties, affirmative and negative covenants, provisions for security, mandatory prepayments upon the occurrence of certain events, financial covenants (including maximum consolidated debt ratio and minimum interest coverage ratio tests) and provisions for events of default. The Lenders’ obligations to provide the financing are subject to the satisfaction of specified conditions, including the consummation of the merger in accordance with the terms of the merger agreement, no material adverse effect having occurred with respect to i2, the absence of debt other than certain permitted debt after giving effect to the merger, the accuracy of specified representations and warranties, the filing and effectiveness of the certificate of amendment to JDA’s certificate of designations of its preferred stock, the effectiveness of an amendment to the indenture under which the Notes were issued, and other customary conditions. The commitment letter will expire if the merger does not close by November 26, 2008. The full text of the commitment letter was filed as Exhibit 10.2 to JDA’s Current Report on Form 8-K filed on August 11, 2008 and is incorporated herein by reference. This summary of the commitment letter is qualified in its entirety by reference to the full text of the commitment letter.

Voting Agreements

Each of the following i2 officers and directors has executed a voting agreement, a form of which is attached as an exhibit to Annex A to this proxy statement, agreeing to vote or cause to be voted all of the respective shares for the adoption of the merger agreement and approval of the merger: Mr. Bradley; Mr. Clark; Mr. Clemmer; Mr. Hunter; Mr. Pope; Mr. Simmons; Mr. Waterhouse; Mr. Wilson; Mr. Berry; Mr. Chatterjee; Mr. Estrada; Mr. Harvey; Mr. Sinnadurai; Mr. Srivastava; and Mr. Varia. The Series B Holder has also executed a voting agreement, a form of which is attached as an exhibit to Annex A to this proxy statement, agreeing to vote or cause to be voted all of its shares for the adoption of the merger agreement and approval of the merger.

Under the terms of these voting agreements, unless such voting agreements are terminated by JDA (or, in the case of the voting agreement with the Series B Holder, as the result of amending the merger agreement without the consent of the Series B Holder) or until the date on which the merger is completed or the merger agreement is terminated in accordance with its terms, each such person has agreed, among other things:

•

to appear at the special meeting of the stockholders or otherwise cause their shares of i2 common stock and Series B Preferred Stock to be counted as present at the stockholders meeting for purposes of establishing a quorum;

•	to vote or cause to be voted their shares of i2 common stock and Series B Preferred Stock:

•	in favor of approval of the merger agreement;

•	against the approval or adoption of any proposal made in opposition to, or in competition with, the merger agreement, and

•

against any of the following (to the extent unrelated to the merger agreement): (1) any merger, consolidation or business combination involving i2 or any of its subsidiaries other than the merger agreement; (2) any sale, lease or transfer of all or substantially all of the assets of i2 or any of its subsidiaries; (3) any reorganization, recapitalization, dissolution, liquidation or winding up of i2 or any of its subsidiaries; or (4) any other action that is intended, or could reasonably be expected, to otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger agreement.

•	not to transfer or cause to be transferred such person’s share of i2 common stock or Series B Preferred Stock, except in certain circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of i2 common stock and Series B Preferred Stock at September    , 2008, by (1) each person, or group of affiliated persons, known to i2 to own beneficially more than 5% of i2 common stock and Series B Preferred Stock; (2) each of i2’s named executive officers and directors, and (3) all of i2’s executive officers and directors as a group. The percentages indicated in the following table are based on [21,811,299] shares of common stock of i2 outstanding as of September     , 2008.

	Common Stock			Series B Preferred Stock
Name	Shares Beneficially Owned(1)		Percent	Shares Beneficially Owned(1)		Percent
Sanjiv S. Sidhu	5,508,900	(2)	25.3%	—		—
Amalgamated Gadget, L.P.	4,662,759	(3)	17.6%	107,943	(3)	100%
BlackRock, Inc.	1,866,533	(4)	8.6%
Renaissance Technologies LLC	1,658,700	(5)	7.6%
S.A.C. Capital Advisors LLC	1,823,198	(6)	8.4%
Michael Berry	131,502	(7)	*	—		—
Pallab K. Chatterjee	155,097	(8)	*	—		—
Aditya Srivastava	72,489	(9)	*	—		—
Hiten D. Varia	137,144	(10)	*	—		—
Steve Estrada	40,956	(11)	*
John Harvey	21,381	(12)	*
Surku Sinnadurai	22,712	(13)	*
Stephen P. Bradley	36,918	(14)	*	—		—
Richard L. Clemmer	34,799	(15)	*	—		—
David L. Pope	14,155	(16)	*	—		—
Michael J. Simmons	15,067	(17)	*	—		—
Lloyd G. Waterhouse	51,418	(18)	*	—		—
Jackson L. Wilson, Jr.	35,124	(19)	*	—		—
J. Coley Clark	7,132		*	—		—
Richard Hunter	7,132		*	—		—
All directors and executive officers as a group (16 persons)	6,291,926	(20)	28.2%	—		—

*	Indicates less than 1%.
(1)

Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentage of beneficial ownership of our common stock is based on [21,811,299] shares of our common stock outstanding as of September     , 2008. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock that may be acquired upon the exercise of options or the conversion of Series B Preferred Stock held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days following September     , 2008 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes to this table, the address for each person named in this table is One i2 Place, 11701 Luna Road, Dallas, Texas 75234.

(2)

Includes 822,715 shares held by Sidhu-Singh Family Investments, Ltd., of which Mr. Sidhu is a general partner, and 1,200 shares held by the Sidhu-Singh Family Foundation, of which Mr. Sidhu is a trustee. The address of Mr. Sidhu and the entities that he controls is One i2 Place, 11701 Luna Road, Dallas, Texas 75234.

(3)

The 4,662,759 shares of common stock are issuable upon conversion of the 107,943 shares of Series B Preferred Stock held by R2 Top Hat, Ltd. (“Top Hat”). Based upon the information in a Schedule 13D/A filed by Amalgamated Gadget, L.P., a Texas limited partnership (“Amalgamated”), as well as certain information provided to i2 by Top Hat and R2 Investments, LDC, Top Hat is advised by Amalgamated pursuant to an investment management agreement. Pursuant to such agreement, Amalgamated, acting through its general partner, Scepter Holdings, Inc., a Texas corporation (“Scepter”), has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B Preferred Stock owned by Top Hat (and any shares of common stock into which such preferred stock may be converted). As the sole general partner of Amalgamated, Scepter has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B Preferred Stock (including any common stock issuable upon conversion). Geoffrey Raynor, as the President and sole shareholder of Scepter, has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B Preferred Stock (including any common stock issuable upon conversion). The address of Amalgamated is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(4)	Based on the information in a Schedule 13F filed as of June 30, 2008. The address of BlackRock, Inc., a Delaware corporation, is 40 East 52nd Street, New York, New York 10022.
(5)	Based on the information in a Schedule 13F filed as of June 30, 2008. The address of Renaissance Technologies, LLC is 800 Third Avenue, New York, New York 10022.
(6)	Based on the information in a Schedule 13F filed by S.A.C. Capital Advisors, LLC (S.A.C.) as of June 30, 2008. The address of S.A.C. is 72 Cummings Point Road, Stamford, Connecticut 06902.
(7)	Includes 100,985 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(8)	Includes 118,233 shares subject to options currently exercisable or exercisable within 60 days following September , 2008
(9)	Includes 53,922 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(10)	Includes 85,851 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(11)	Includes 30,569 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(12)	Includes 19,538 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(13)	Includes 22,180 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(14)	Includes 17,188 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(15)	Includes 22,942 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(16)

Includes 3,401 shares subject to options currently exercisable or exercisable within 60 days following September     , 2008. Does not include the shares held beneficially by Amalgamated, the holder of our Series B Preferred Stock. Mr. Pope is such holder’s designee to the i2 Board.

(17)

Includes 3,731 shares subject to options currently exercisable or exercisable within 60 days following September     , 2008. Does not include the shares held beneficially by Amalgamated, the holder of our Series B Preferred Stock. Mr. Simmons is such holder’s designee to the i2 Board.

(18)	Includes 17,188 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(19)	Includes 17,988 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.
(20)	Includes 513,719 shares subject to options currently exercisable or exercisable within 60 days following September , 2008.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

i2’s common stock is traded on the Nasdaq under the ticker symbol “ITWO.” This table shows, for the periods indicated, the high and low trading price per share for i2 common stock as reported by the Nasdaq. i2 has never declared or paid cash dividends on our common stock. All earnings to date have been retained for use in our business.

	i2 Common Stock
	High	Low
Fiscal Year ending December 31, 2008
Third Quarter (through September 9, 2008)	$14.55	$11.85
Second Quarter	$14.09	$10.01
First Quarter	$14.35	$10.97

Fiscal Year ended December 31, 2007
Fourth Quarter	$18.80	$12.22
Third Quarter	$18.95	$13.25
Second Quarter	$26.90	$17.39
First Quarter	$27.46	$21.54

Fiscal Year ended December 31, 2006
Fourth Quarter	$23.28	$16.88
Third Quarter	$19.34	$11.64
Second Quarter	$18.08	$12.27
First Quarter	$19.42	$14.08

The high and low trading price per share for i2 common stock as reported by the Nasdaq on September     , 2008, the last trading day prior to the date of this proxy statement were $            and $            , respectively.

On September    , 2008, i2 common stock was held of record by              stockholders. The number of shares of i2 common stock issuable upon conversion of the 107,943 outstanding shares of Series B Preferred Stock is 4,662,759.

OTHER MATTERS

As of this time, our Board knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Adjournments

The special meeting may be adjourned without notice, other than by the announcement made at the special meeting, by either (1) the chairman of the meeting or (2) the stockholders entitled to vote thereat, present in person or by proxy, until a quorum is present or represented. i2 is soliciting proxies to grant the authority to vote in favor of adjournment of the special meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval of the merger agreement. Our Board recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

If the merger is completed, we will no longer be a publicly-held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders meetings.

If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2009 annual meeting. Pursuant to Exchange Act Rule 14a-8, any stockholder proposals to be considered by us for inclusion in our proxy statement and form of proxy card for our 2009 annual meeting of stockholders, expected to be held in May 2009, must be received by us at our offices at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, addressed to our Secretary, not later than January 28, 2009 (90 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the 2008 annual meeting). The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our corporate secretary not later than 90 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. Therefore, to be presented at next year’s annual meeting, stockholder proposals, whether or not submitted for consideration for inclusion in our proxy statement, must be received no later than January 28, 2009. Stockholder proposals must comply with applicable Delaware law, certain rules and regulations promulgated by the SEC and the procedures set forth in our amended and restated bylaws.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be paid jointly by i2 and JDA, except for related accounting and legal fees. In addition to soliciting stockholders by mail, certain of i2’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. i2 will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and i2 will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of i2 may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. We have retained Mackenzie Partners to assist with the solicitation of proxies. We will pay the total fees and expenses of Mackenzie Partners, which are estimated to be $12,500.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

As permitted by the Exchange Act, we may deliver only one copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified i2 of their desire to receive multiple copies of this proxy statement. Stockholders residing at the same address may request delivery of only one copy of this proxy statement by delivering notice to our Secretary at One i2 Place, 11701 Luna Road, Dallas, Texas 75234. i2 will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to our Secretary at the same address listed above.

WHERE YOU CAN FIND MORE INFORMATION

i2 files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that i2 files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. i2’s SEC filings are also available to the public at www.sec.gov.

All information contained in this proxy statement relating to i2 has been supplied by i2 and all information contained herein relating to JDA and Merger Sub has been supplied by JDA.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September     , 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

By Order of the Board of Directors

/s/ JOHN HARVEY
John Harvey Secretary

Dallas, Texas

September    , 2008

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 10, 2008

Among

JDA SOFTWARE GROUP, INC.,

ICEBERG ACQUISITION CORP.

And

i2 TECHNOLOGIES, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2008 (this “Agreement”), is among JDA Software Group, Inc., a Delaware corporation (“Parent”), Iceberg Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and i2 Technologies, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.13.

WHEREAS, Parent has approved, and the respective Boards of Directors of the Company and Merger Sub have adopted, approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, concurrent with the execution of this Agreement and as a condition to and inducement of Parent’s willingness to enter into this Agreement, executive officers, directors and a stockholder of the Company set forth on Schedule A are entering into voting undertakings in substantially the forms attached as Exhibit A (each, a “Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Anticipated Closing Date”), unless another time or date, or both, are agreed to in writing by the parties hereto, provided however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, in the event that Parent determines in its sole discretion that additional time is required to arrange the Debt Financing and so notifies the Company of such in writing, the parties shall not be required to effect the Closing until the earliest of (i) any Business Day after the Anticipated Closing Date as may be specified by Parent on no less than three Business Days’ prior notice to the Company, (ii) the Outside Date, or (iii) a date no more than sixty (60) days following the Anticipated Closing Date, provided further that any such Closing shall be subject to the satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of DLA Piper US LLP at 1221 South Mopac Expressway, Suite 400, Austin, Texas, unless another place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger

shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit B.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be

Section 1.7 Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.00025 per share, of the Company (“Company Common Stock”), any shares of Series B 2.5% Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series B Preferred Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock or Series B Preferred Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock and Series B Preferred Stock owned by Parent or Merger Sub (in each case, other than shares held on behalf of third parties), shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock and Series B Preferred Stock owned by any Subsidiary of the Company shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefore.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)), together with the Company Rights attached thereto or associated therewith, shall be converted into the right to receive $14.86 in cash, without interest (the “Common Stock Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock, and associated Company Rights, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Common Stock Certificate”) shall cease to have any rights with respect to such securities, except the right to receive the Common Stock Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Conversion of Series B Preferred Stock. Each issued and outstanding share of Series B Preferred Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $1,095.3679 plus all accrued and unpaid dividends thereon through the Effective Time, in cash, without interest (the “Preferred Stock Merger Consideration,” and together with the Common Stock Merger Consideration, the “Merger Consideration”). As of the Effective Time, dividends shall cease to accrue on all such shares of Series B Preferred Stock, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Series B Preferred Stock (each, a “Series B Preferred Stock Certificate” ) shall cease to have any rights with respect to such securities, except the right to receive the Preferred Stock Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the filing of the Certificate of Merger, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration (the “Paying Agent”) upon surrender of the Common Stock Certificates and the Preferred Stock Certificates (collectively, the “Certificates”). Prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Sections 2.1(c) and 2.1(d) upon surrender of Certificates. Parent shall replenish the Payment Fund to the extent of any investment losses incurred through any investment made pursuant to Section 2.2(g). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”

(b) Payment Procedures. Promptly (but in any event within five (5) Business Days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock or Series B Preferred Stock formerly represented by such Certificate shall have been converted pursuant to Sections 2.1(c) or 2.1(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock or Series B Preferred Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

(c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Series B Preferred Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Series B Preferred Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

(e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 270 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund in U.S. government or other investment grade securities, in each case, maturing in not more than one year, or other investments of comparable liquidity and credit-worthiness as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

(h) Dissenting Shares. Notwithstanding Section 2.1, any shares of Company Common Stock or, in the event appraisal rights are available under the DGCL, Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares pursuant to, and has complied in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares (and, in the case of Company Common Stock, associated Company Rights) shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 2.3 Company Stock Plans.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Option, each Company Option outstanding immediately prior to the Effective Time (whether or not then vested and exercisable) shall be canceled and terminated and (except to the extent Section 3.2(a) of the Company Disclosure Schedule specifies that no payment will be made with respect to a particular

Option) converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Option. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and give any notices required under the Company Stock Plans and obtain all consents that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any Options, stock appreciation rights, or other agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than the payment of Option Consideration pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Common Stock Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For purposes of clarity, any Company Option with a per-share exercise price that is greater than or equal to the per-share Common Stock Merger Consideration shall be canceled and terminated as of the Effective Time, and no payment shall be made with respect thereto or in respect thereof.

(b) Prior to the Effective Time, the Company shall take all actions necessary to cause the outstanding shares of restricted stock held under restricted stock agreements to vest in accordance with the terms of such agreements.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any RSU, each RSU outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU. Prior to the Effective Time, the Company shall take all actions necessary, including without limitation obtaining all necessary consents, to provide that each RSU outstanding immediately prior to the Effective Time (whether or not then vested) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU, free of any restriction or risk of forfeiture. Except as otherwise provided below, the RSU Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and obtain any consents from holders of RSUs that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any RSU until any necessary consents are obtained. For purposes of this Agreement, “RSU Consideration” means, with respect to any share of Company Common Stock issuable under a particular RSU, an amount equal to the Common Stock Merger Consideration per share of Company Common Stock.

(d) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January  12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

Section 2.4 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as shall be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or Series B Preferred Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to Parent from the Company and delivered to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, occurrence or state of facts that (A) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (B) prevents, or materially hinders the Company from consummating the Merger or any of the other transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Company Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, financial markets, political conditions in general, or the industry in which the Company operates, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions, including shareholder litigation or disruption or loss of customer business or supplier or employee relationships that is directly related to or directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions; (3) any changes or effects directly arising out of or resulting from actions taken or the failure to take actions by the Company or its Subsidiaries with Parent’s express written consent or in accordance with express written instructions of Parent or as otherwise expressly required to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement; (4) in and of itself, any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Company Material Adverse Effect); (5) any stockholder class action litigation arising from allegations of breach of fiduciary duty relating to the Agreement; and (6) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal or similar rights. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned directly or indirectly by the Company and are free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States or any foreign equivalent of any thereof) (collectively, “Liens”). The Company does not own, directly or indirectly, any capital stock, voting securities or equity securities or similar interests, or any interest convertible for an equity security or similar interest, in any Person that is not a Subsidiary of the Company.

(c) The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the “Company Charter Documents”), in each case as amended to the date of this Agreement, and all such Company Charter Documents and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”). The Company Charter Documents and the Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Significant Subsidiaries held since January 1, 2005.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 5,000,000 shares of preferred stock, par value $.0001 per share, of the Company (“Company Preferred Stock”), of which (A) 2,000,000 shares have been designated as Series A junior participating preferred stock (“Series A Preferred Stock”), and (B) 150,000 have been designated as Series B Preferred Stock and (ii) 2,000,000,000 shares of Company Common Stock. At the close of business on August 7, 2008 (the “Measurement Date”), (i) 107,943 shares of Series B Preferred Stock were issued and outstanding (no other shares of Company Preferred Stock being outstanding), (ii) 21,568,485 shares of Company Common Stock were issued and outstanding (no shares of Company Common Stock were held by the Company in its treasury), (iii) 2,000,000 shares of Series A Preferred Stock were reserved for issuance upon exercise of the rights to purchase such shares (the “Company Rights”) issued pursuant to the Rights Agreement dated as of January 17, 2002, between the Company and Mellon Investor Services, LLC (the “Company Rights Agreement”), (iv) 13,707,342 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,262,622 shares of Company Common Stock were subject to outstanding Options and 800,612 shares of Company Common Stock were subject to outstanding RSUs granted under the Company Stock Plans), (v) 484,889 shares of Company Common Stock were reserved for issuance under outstanding warrants to purchase

Company Common Stock issued under the Purchase Agreement dated as of November 21, 2005 (the “Warrants”), (vi) 4,436,501 shares of Company Common Stock were reserved for issuance upon conversion of the Series B Preferred Stock and (vi) 5,576,208 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 5% Senior Convertible Notes (the “Convertible Notes”). Of the issued and outstanding shares of Company Common Stock, 70,113 shares were, as of the Measurement Date, restricted stock granted under the restricted stock agreements listed on Section 3.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule contains a true and accurate description of the determination of the Preferred Stock Merger Consideration set forth in Section 2.1(d). No Company Common Stock or Series B Preferred Stock is held by any of the Subsidiaries of the Company. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the Measurement Date, of (a) all Options granted under the Company Stock Plans or otherwise, and, for each such Option, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof, (b) all RSUs granted under the Company Stock Plans or otherwise, and, for each such RSU, the number of shares of Company Common Stock subject thereto and (c) all Warrants and, for each such Warrant, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof. All Options, RSUs and restricted stock awards have been issued pursuant to the standard forms of award agreements made available to Parent. Since the Measurement Date, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than (x) pursuant to the exercise of outstanding Options, (y) upon vesting of RSUs or restricted stock referred to above in this Section 3.2(a), or (z) dividends on the shares of Series B Preferred Stock paid in shares of Series B Preferred Stock as contemplated in Section 5.2(a)(iii). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) Except as referred to in Section 3.2(a), (i) none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company and (ii) there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company or to make any investment (in the form of a loan, capital contribution or otherwise).

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and adopted, approved and declared advisable the Transactions, including this Agreement and the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(c) Except as set forth on Schedule 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent, approval or other authorization of, or filing with or notification to any person under, materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination or revocation of or a right of termination or cancellation under, or accelerate the performance required by, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or any Permit, or (iv) result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permit.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock and the Series B Preferred Stock (voting on an as-converted basis), voting together as a single class, at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

(e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, except for the Voting Agreements. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the NASDAQ Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2005 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document (provided, in the case of Company SEC Documents filed prior to the date of this Agreement, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date of this Agreement) (i) as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act), (ii) as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and (iii) none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(b) Except to the extent that financial statements contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document (provided, in the case of Company SEC Documents filed prior to the date of this Agreement, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date of this Agreement), at the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains (i) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (ii) internal controls over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that are reasonably designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the “SOX”). All of the statements contained in such certifications were complete and correct as of the dates thereof. As of the date of the Company’s most recent Annual Report on Form 10-K, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed on Section 3.5(c) of the Company Disclosure Schedule, the Company has not identified any significant deficiencies or material weaknesses in internal controls. The Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether known or unknown) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of March 31, 2008 (the “Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended as of such date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of the Company included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) incurred after the Balance Sheet Date in the ordinary course of business pursuant to the Contracts disclosed on the Company Disclosure Schedule, (iv) incurred after the date of this Agreement and permitted under Section 5.2 or (v) with respect to Taxes, which are the subject of Section 3.10.

Section 3.6 Absence of Certain Changes or Events. Between the Balance Sheet Date and the date of this Agreement, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Between the Balance Sheet Date and the date of this Agreement, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, between the Balance Sheet Date and the date of this Agreement there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

Section 3.7 Legal Proceedings. Except with respect to Taxes, which are the subject of Section 3.10, as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, Governmental Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority that as of the date of this Agreement, (a) has had or is reasonably likely to result in the payment of money in an amount in excess of $100,000 individually or $250,000 in the aggregate (b) has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment outstanding against the Company or any of its Subsidiaries that, as of the date hereof, (y) is reasonably likely to result in the payment of money in excess of $100,000 individually or $250,000 in the aggregate or (z) would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits.

(a) Except with respect to Taxes, ERISA and Environmental Laws, which are the subjects of Sections 3.10, 3.11 and 3.12, respectively, the Company and its Subsidiaries are in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any of their properties or other assets or any of their businesses or operations, except for failures to be in compliance that would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company and any of its Subsidiaries, any of their material properties or other assets or any of their business or operations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Authority related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation would or would reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture, license and sale of their respective products and services (collectively, “Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits, and all such Permits are in full force and effect, except where such suspension or cancellation would not be reasonably expected to constitute a Company Material Adverse Effect.

(c) No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the Transactions, except for violations, breaches, defaults, losses or accelerations that would not be reasonably be expected to result in a Company Material Adverse Effect.

Section 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub relating to Parent or Merger Sub and specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company in connection with the Merger will comply in all material respects with the provisions of the Exchange Act.

Section 3.10 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects, except in each case where such failures to so prepare or file Tax Returns, or the failure of such filed Tax Returns to be complete and accurate, individually or in the aggregate, would not reasonably be expected to have a Company Material

Adverse Effect. All Taxes of the Company and its Subsidiaries due and owing have been timely paid (whether or not shown to be due on such Tax Returns), except (i) with respect to matters contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP and (ii) where such failure to so pay or remit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect reserves in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(d) As of the date of this Agreement, no audit or other administrative or court proceedings are pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.

(e) Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), other than the affiliated group of which the Company is the common parent.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments with respect to Taxes after the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.

(i) The Company and its Subsidiaries have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and, to the extent due and payable, have paid such amounts to the appropriate taxing authority, except for such Taxes as to which the failure to pay or withhold would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j) Neither the Company nor any of its Subsidiaries is subject to a disallowance of deduction under section 162(m) of the Code under any program, arrangement or understanding currently in effect.

(k) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has agreed to, or is required to make, any adjustment under Section 481(a) of the Code and, to the Knowledge of the Company, no taxing authority has proposed in writing any such adjustment or change in accounting method.

(m) There are no liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

(n) For purposes of this Agreement: (i) “Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, customs duties and similar fees, assessments and charges, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, election or other similar document, including any schedule or attachment thereto, and including any amendment thereof, required by Tax Law to be filed with any Governmental Authority with respect to Taxes.

Section 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, retention or change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”) or any current or former consultants to the Company or any of its Subsidiaries (collectively, the “Company Plans” Section 3.11(a) of the Company Disclosure Schedule indicates each Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan,” any Company Plan that is not a Foreign Benefit Plan being called a “Domestic Benefit Plan”).

(b) True, current and complete copies of the following documents, with respect to each of the Company Plans, have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) for the most recent two years, Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions (together with any summary or summaries of modifications thereto); (v) written descriptions of all non-written material agreements relating to the Company Plans and (vi) all material correspondence to or from any governmental Authority within the last three years.

(c) The Domestic Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Domestic Benefit Plans has engaged in a material non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Domestic Benefit Plan; provided that this sentence is subject to the Knowledge of the Company to the extent that any Domestic Benefit Plan refers to a Plan fiduciary other than (i) the Company, (ii) any Subsidiary, or (iii) or any of their respective officers, employees and directors.

(d) Each Domestic Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of such Domestic Benefit Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law that, if corrected under the Employee Plans Compliance Resolution System, could reasonably be expected to give rise to a material liability.

(e) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any of Company’s ERISA Affiliates is or ever in the past was (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or (iii) a plan subject to Section 412 of the Code. The term “ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(f) Except as set forth in Schedule 3.11(f) of the Company Disclosure Schedule, no Company Plan provides for the payment of any severance or retention payment (or the settlement of any award) on account of the severance of any “service provider” (within the meaning of Section 409A of the Code) such that the payment (or settlement) would be treated as deferred compensation subject to Section 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to any nonqualified deferred compensation plan subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance. The exercise price of each Company Option is not less than the fair market value (within the meaning of Section 409A of the Code) of the underlying stock on the date the Company Option was granted.

(g) Except as would not reasonably be expected to give rise to a material liability, (i) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Domestic Benefit Plans (including workers compensation) have been made or reflected on the most recent financial statements included in the Filed Company SEC Documents and (ii) no accumulated funding deficiencies exist in any of the Domestic Benefit Plans subject to Section 412 of the Code.

(h) With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, the most recent financial statements contained in the Filed Company SEC Documents reflect reserves therefor in accordance with GAAP and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(i) There are no pending actions or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor to the Knowledge of the Company, has any such action or lawsuit been threatened, nor does the Company have any Knowledge of facts that could form the basis for any such action or lawsuit.

(j) None of the Domestic Benefit Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other similar law, (ii) deferred compensation benefits accrued as liabilities on the Company’s financial statements and (iii) at the expense of the participant or the participant’s beneficiary.

(k) Except as set forth in Sections 2.1 and 2.3 or under a Contract listed on Schedule 3.11(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

(l) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event that occurs at or prior to the Effective Time) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(m) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 3.12 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a)(i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (iv) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be likely to result in the Company and its Subsidiaries incurring Environmental Liabilities individually in the excess of $50,000 or in the aggregate in excess of $250,000.

(b)(i) The Company has obtained and currently maintains all Permits necessary under Environmental Laws for their operations as conducted on the date of this Agreement (“Environmental Permits”), (ii) there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits, and (iii) the Company has not received any written notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

Section 3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement and which has not previously been filed as an exhibit to the Filed Company SEC Documents. Also set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or any of its Subsidiaries is a party which has not previously been filed as an exhibit to the Filed Company SEC Documents any:

(i) Contract that contains a provision capable of being invoked that (A) is not terminable for convenience upon reasonable notice at no charge that purports to materially limit, curtail, restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) is not terminable for convenience upon reasonable notice at no charge that purports to grant any exclusivity, right of first refusal, right of first negotiation, most favored nation status or similar rights that materially restrict the Company or any of its Subsidiaries, or (C) imposes any liquidated damages or penalty clauses on the Company or any of its Subsidiaries, offsets from, or credits to, any other Person (other than service level credits provided pursuant to agreements with customers entered into in the ordinary course of business consistent with past practice);

(ii) Contract with any director, officer or other Affiliate of the Company other than Contracts under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

(iii) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries or by which they may be obligated for the liabilities of another person;

(iv) financial derivatives master agreement or confirmation or other agreement evidencing financial hedging or similar trading activities, other than Contracts relating to currency hedges or derivatives entered into in the ordinary course of business consistent with past practice;

(v) voting agreement;

(vi) except for Contracts listed in clauses (iii) and (iv) of Section 3.3 of the Company Disclosure Schedule, mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(vii) Contract with a supplier or provider of products or services that has required payments by the Company or any of its Subsidiaries of consideration (whether or not measured in cash) in the fiscal year 2007 or that is reasonably likely, based on the Company’s past experience, to require such payment of consideration in fiscal year 2008 (whether or not measured in cash) of greater than $500,000 but excluding any Contract that requires payment by the Company or any of its Subsidiaries on a time and materials basis;

(viii) Contract with a top thirty (30) customer of the Company measured by operating revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof, including Contracts with any such customer involving software license, maintenance and/or services;

(ix) Contract which makes up the top ten (10) services agreement (excluding any fixed price services agreement) of the Company measured by operating revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof;

(x) Contract which makes up the top ten (10) fixed price services agreement (excluding any services agreement required to be listed pursuant to Section 3.13(a)(ix)) of the Company and its Subsidiaries) of the Company measured by operating revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof;

(xi) Contract which makes up the top eighty-five percent (85%) of all active subscription agreements for the Company’s Freight Matrix products measured by revenue received by the Company and its Subsidiaries during the eighteen (18) month period prior to the date hereof;

(xii) “standstill” or similar agreement restricting the Company;

(xiii) agreement containing a provision capable of being invoked which relates to (A) the granting to the Company or any of its Subsidiaries of any license in or to any Intellectual Property owned by a third party that is used in any current standard or other product of the Company made generally available by the Company or is otherwise material to the Company, or (B) the granting by the Company or any of its Subsidiaries of any license to a third party in or to any Intellectual Property that are material to the Company, (except, in the case of each of clause (A) and clause (B), for any (1) licenses for commercial off-the-shelf software, (2) licenses with terms of use or service posted on a web site, (3) licenses for third party software generally available to the public, and (4) non-negotiated licenses of third party Intellectual Property that is embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only; and, in the case of clause (B), non-exclusive licenses to customers of the Company and its Subsidiaries in the normal and ordinary course of the day-to-day business of the Company and its Subsidiaries consistent with past practice);

(xiv) any agreement granting by the Company or any of its Subsidiaries any license to a third party to use any source code that is part of the Company Intellectual Property (except source code escrow arrangements for the benefit of customers and related agreements with customers of the Company and its Subsidiaries in the normal and ordinary course of the day-to-day business of the Company and its Subsidiaries consistent with past practice;

(xv) any reseller, distribution, alliance, collaboration, joint marketing or similar agreements that are material to the Company and its Subsidiaries;

(xvi) Contract (1) providing for (or imposing any material ongoing indemnification or other obligations of the Company or any of its Subsidiaries in connection with) the disposition or acquisition by the Company or any of its Subsidiaries of (A) any corporation, partnership or other entity or business or (B) any material amount of assets or rights outside the ordinary course of business consistent with past practice or (2) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise, other than contracts or agreements under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

(xvii) settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business consistent with past practice in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement or (C) settlement agreements entered into more than three years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases); or

(xviii) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2 and the Contracts filed as exhibits to the Filed Company SEC Documents, each a “Material Contract”). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in material default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or received any notice of breach or default under any Material Contract which breach has not been cured.

Section 3.14 Title to Properties.

(a) The Company and its Subsidiaries (i) have good, valid and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) have good and valid leasehold interests (subject to customary subordination provisions) in all real property leased or subleased by them which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis. Each parcel of real property leased or subleased by the Company and its Subsidiaries is listed on Section 3.14(a) of the Company Disclosure Schedule.

(b) The tangible assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date of this Agreement) are in good operating condition and repair (except for normal wear and tear and those defects that are not material) and have been maintained in accordance with reasonable commercial practices.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the valid right to use, all Intellectual Property and other intellectual property rights and computer programs that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (collectively, “Company Intellectual Property”). Section 3.15(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all registered Company Intellectual Property that is the subject of a registration or application with any Governmental Authority owned by, or filed in, the name of the Company or any of its Subsidiaries (“Registered Company Intellectual Property”), which list identifies the jurisdiction in which such Registered Company Intellectual Property was issued and/or where the application or registration was filed and the date of issuance, registration or application.

(b) No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, nor, to the Knowledge of the Company, are there any facts which could give rise to any claim of infringement, unauthorized use, misappropriation or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries. The conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, violate or misappropriate any Intellectual Property of any Person, other than the rights of any Person under any Patents, and, to the knowledge of the Company, the operation of the Company’s business as now conducted does not infringe any Patents of any Person. The Company and its Subsidiaries are the sole and exclusive owners (except for co-ownership rights set forth in Section 3.15(h) of the Company Disclosure Schedule in certain software jointly developed with or for customers or other third parties in the ordinary course of the Company’s business consistent with past practice) of, or have a valid right to use, sell and license, as the case may be, in each case free and clear of any Liens to which the Company or any of its Subsidiaries are subject or by which their respective properties are subject, all Company Intellectual Property used, sold or licensed by the Company and its Subsidiaries (free and clear of any Liens with respect to any Company Intellectual Property owned by Company and to the Knowledge of the Company, free and clear of any Liens with respect to any Company Intellectual Property licensed to the Company by another Person), as applicable, in the business of the Company and its Subsidiaries as presently conducted and as currently contemplated to be conducted. The Company has not received written notice of any judgment, order, writ, stipulation or decree, by which its assets are bound, that (i) restrict in any manner the use, transfer or licensing of any Company Intellectual Property or (ii) affect the validity, use or enforceability of any Company Intellectual Property owned by Company or to the knowledge of the Company, any Company Intellectual Property that is licensed to the Company.

(c) To the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any Company Intellectual Property, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

(d) There are no actions that are required to be taken by the Company or any of its Subsidiaries within ninety (90) days of the date of this Agreement with respect to registered Company Intellectual Property that, if not taken will have a material adverse effect on any registered Company Intellectual Property or the prosecution of applications or registrations relating thereto.

(e) Section 3.15(e) of the Company Disclosure Schedule list all Software that is distributed by the Company and its Subsidiaries on the date hereof and that, to the Knowledge of the Company, uses, incorporates or has embedded in it any source, object or other software code subject to an “open source,” “copyleft” or other similar types of license terms (each, an “Open Source License”) (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like) (collectively, “Open Source Software”), and the license applicable to such Open Source Software. There is no use of any Open Source Software by the Company or any of its Subsidiaries that requires or would reasonably be expected to require, or conditions, or would reasonably be expected to condition, the: (i) distribution of any Software owned by the Company or its Subsidiaries under any Open Source License; or (ii) disclosure, licensing or distribution of any source code of any Software owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all license agreements applicable to the Open Source Software listed in Section 3.15(e) of the Company Disclosure Schedule.

(f) The policies and procedures of the Company and its Subsidiaries provide that each employee or independent contractor of the Company or any of its Subsidiaries enter into a written agreement ensuring that all Intellectual Property developed by such Persons is owned exclusively by the Company and its Subsidiaries, and to the Knowledge of the Company, except as set forth on Section 3.15(f) of the Company Disclosure Schedule, each employee or independent contractor of the Company or any of its Subsidiaries has entered into such a written agreement in each case pursuant to the form of such agreement made available to Parent or pursuant to a substantially similar form of agreement. To the Knowledge of the Company, no such consultant, independent contractor or employee is in breach of his, her or its obligations pursuant to any such agreement.

(g) The Company and its Subsidiaries have taken all commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of all Trade Secrets used by them, and no Trade Secrets of the Company or its Subsidiaries have been disclosed without a written non-disclosure or confidentiality agreement in effect with the recipient of the Trade Secrets. Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, there have been no disclosures of the source code to any Software owned by the Company or its Subsidiaries other than pursuant to the terms of a confidentiality agreement in effect with the recipient of the Software source code. Section 3.15(g) of the Company Disclosure Schedule also includes a list of all source code escrow arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the source code of any Software owned by the Company or its Subsidiaries was placed in escrow for the benefit of another Person.

(h) Section 3.15(h) of the Company Disclosure Schedule sets forth a complete list of those Contracts to which the Company or any of its Subsidiaries (i) grants an explicit covenant not to sue, explicit covenant not to assert or other explicit immunity from suit under any current or future Intellectual Property; (ii) is involved in any joint development of any Company Intellectual Property resulting in joint ownership of the Company Intellectual Property developed pursuant thereto; (iii) by which the Company or its Subsidiaries grants or transfers, or otherwise confers any ownership right or title to any Company Intellectual Property (including, but not limited to, any derivative works, modifications or enhancements to the Company Intellectual Property, whether created by the Company or any other Person); (iv) by which the Company or a Subsidiary is assigned or granted an ownership interest in any Intellectual Property other than agreements with employees and contractors that assign or grant to the Company ownership of any Intellectual Property developed in the course of providing services by such employees and contractors; and (v) under which the Company grants or receives an option or right of first refusal relating to any Intellectual Property.

(i) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by the Company or its Subsidiaries to any Person, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit access or to disable or erase software, hardware or data without the consent of the user.

(j) Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, (i) the Software made designed, developed, sold, installed, licensed or otherwise made available by the Company to any Person conforms and complies in all material respects with the terms and requirements of any applicable warranty and the agreement related to such Software; (ii) no customer or other Person has asserted or threatened in writing to assert any claim against the Company during the period beginning three (3) years from the date hereof (A) under or based upon any warranty provided by or on behalf of the Company, or (B) under or based upon any other warranty relating to any Software made available by the Company; and (iii) each currently generally available Software product made available by the Company was free of any material design defect or other material defect or deficiency at the time it was sold or otherwise made available. All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and the agreement related to such services and with all applicable legal requirements. Except for maintenance releases required by Company’s standard form warranty and maintenance provisions, Schedule 3.15(j) of the Company Disclosure Schedules lists all of the Company’s and its Subsidiaries’ fixed fee agreements as of June 30, 2008 for which the Company has recorded a loss reserve in accordance with GAAP, (2) to the Company’s Knowledge, all fixed fee agreements for the period beginning July 1, 2008 and ending on the date hereof which would reasonably be likely to result in the Company having to record a loss reserve in accordance with GAAP for such period, (3) contractual or other obligations as of June 30, 2008 to any third party that will require the use of the Company’s product development staff to develop new Software or to provide modifications, upgrades, new versions or enhancements to existing Software and (4) to the Knowledge of the Company for the period beginning on July 1, 2008 and ending on the date hereof, contractual or other obligations to any third party that will require the use of the Company’s product development staff to develop new Software or to provide modifications, upgrades, new versions or enhancements to existing Software. The Company has not agreed to provide vendor financing with respect to the sale or licensing of any products or services made available by the Company. No product liability claims have been threatened in writing or filed against the Company related to any product or service made available by the Company.

(k) The Company is not and has never been, and no previous owner of any Company Intellectual Property now owned by the Company was during the duration of their ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or the previous owner to grant or offer to any other Person any license or right to such Company-owned Company Intellectual Property, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by the Company after the date of this Agreement.

(l) No funding, facilities or personnel of any governmental entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned by the Company in such a way as to grant or give such governmental entity any right or claim to such Company-owned Company Intellectual Property.

(m) No college, university or other educational institution, nor any students, professors, fellow, interns or other Person affiliated with a college, university or other education institution, were involved in the development of any Company Intellectual Property owned by the Company in such a way as to grant or give any of the foregoing any right or claim on any such Company Intellectual Property.

(n) The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on Parent’s right, title or interest in or to any Intellectual Property owned by or licensed to the Company. The Company has no obligations to pay any additional royalties, license fees or other amounts or provide or pay any other consideration to any Person under any Contract respecting Intellectual Property licensed to the Company by another Person or otherwise by reason of this Agreement or the transactions contemplated herein.

(o) The collection, use, transfer, import, export, storage, disposal, and disclosure by the Company and its Subsidiaries of personally identifiable information, or other information relating to persons protected by Law, has not violated any applicable U.S. or foreign Laws relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”) in a manner that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2006, the Company and its Subsidiaries have complied with, and is presently in compliance with, its privacy policies, which policies comply with all Data Laws, except where any non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no complaint, audit, proceeding, investigation, or claim against or, to the Knowledge of the Company threatened against, the Company or any of its Subsidiaries by any Governmental Authority, or by any Person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any Person in connection with the Company, its Subsidiaries, or their respective business. To the Knowledge of the Company, since January 1, 2006 there have been no material security breaches compromising the confidentiality or integrity of such personal information.

(p) The Company has not received any written notice that any current or prior director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries claims or has a right to claim an ownership interest in any Company Intellectual Property or any remuneration or other payments aside from salary or other compensation already paid by the Company as a result of having been involved in the development or licensing of any such Company Intellectual Property while employed by or consulting to the Company or its Subsidiaries. In those jurisdictions that require the payment of specific remuneration for the development of Intellectual Property, the Company has made the required remuneration payments or has a policy and procedure for making such payments (which policy or procedure has been provided to Parent in writing). In those jurisdictions that recognize Moral Rights, the Company has obtained written waivers, consents or agreements from each of the holders of such Moral Rights whereby such holders will not, at any time, assert such Moral Rights against the Company. For purposes of this Agreement, “Moral Rights” shall mean collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

Section 3.16 Insurance. All material insurance policies of the Company and its Subsidiaries (the “Policies”) are in full force and effect and are listed on Schedule 3.16 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.

Section 3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of J.P. Morgan Securities Inc. (the “Financial Advisor”) dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such stockholders (the “Fairness Opinion”). The Company has furnished to Parent a correct and complete copy of the Fairness Opinion. The Company has obtained the authorization of the Financial Advisor to include a copy of its Fairness Opinion in the Company Proxy Statement.

Section 3.18 Brokers and Other Advisors. Section 3.18 of the Company Disclosure Schedule identifies each broker, investment banker, financial advisor or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, and the fees and expenses of such Persons will be paid by the Company. The Company has made available to Buyer a true, complete and correct copy of the Company’s engagement letter with any Person identified in Section 3.18 of the Company Disclosure Schedule.

Section 3.19 Anti-Takeover Statutes. The Company has taken all necessary action to render Section 203 of the DGCL and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company inapplicable to this Agreement and the Transactions.

Section 3.20 Company Rights Agreement. The Company has taken all actions necessary to (a) render the Company Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as the result of this Agreement and the Transactions and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

Section 3.21 Related Party Transactions. Except as set forth in Schedule 3.21 of the Company Disclosure Schedule or the Filed Company SEC Documents, there are no Material Contracts between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or record or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.22 Company Convertible Notes. To the Company’s Knowledge, after consultation with the trustee of the indenture pursuant to which the Convertible Notes were issued, as of the Measurement Date, Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of all beneficial owners of the Convertible Notes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all requisite corporate approvals and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require any consent, approval or other authorization of, or filing with or notification to any person under, materially violate, conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iv) result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii), (iii) or (iv), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Exchange Act and the rules of the NASDAQ Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub relating to Parent or Merger Sub and specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of such Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and indirectly of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Financing. Parent has delivered to the Company true and complete copies of the commitment letter, dated as of August 10, 2008, between Parent, Credit Suisse, Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC (together, the “Lenders”), pursuant to which the Lenders have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of, inter alia, funding the transactions contemplated by this Agreement (the “Financing Commitment”). Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid as of the date hereof. The Financing Commitment has not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitment has not been withdrawn or rescinded in any respect. The Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of Parent. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing required to be satisfied by Parent and Merger Sub, other than as expressly set forth in the Financing Commitment. Assuming the accuracy of the representations and warranties set forth in Section 3.2 and the existence of at least $215 million of available, unrestricted cash on hand with the Company, upon consummation of the Debt Financing, the net proceeds contemplated by the Financing Commitment will, in the aggregate, be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration, aggregate Option Consideration (the “Aggregate Option Consideration”) and aggregate RSU Consideration (the “Aggregate RSU Consideration”) (and any other repayment or refinancing of debt or preferred stock contemplated by this Agreement or the Financing Commitment) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Financing Commitment and neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent on the Closing Date.

Section 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than Citigroup Global Markets Inc., whose fees shall be paid by Parent).

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Proxy Statement; Stockholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file the Proxy Statement with the SEC. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect to the Proxy Statement as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement and clearance by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and, if required, copies of the written opinion of the Financial Advisors referred to in Section 3.17. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a) (including consultation with Parent), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. The Company will (a) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) subject to Section 5.3(c), take all other reasonable action necessary to secure the Company Stockholder Approval.

Section 5.2 Conduct of Business of the Company. Except as expressly required by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts, under the circumstances, to maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly required by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent (which consent will not be unreasonably withheld or delayed):

(a)(i) authorize for issuance or issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of Options and RSUs that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than regular semi-annual dividends in cash or in kind on the Series B Preferred Stock at the rate of $25 per share per annum); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under any provision of the Company Stock Plans or any agreement evidencing any outstanding Option, RSU or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement, and except that the Company shall take such action as are necessary to comply with Section 2.3 hereof;

(b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) standby letters of credit under the Company’s existing credit agreement listed on Section 3.13(a) of the Company’ Disclosure Schedule to the extent required by Laws, provided that the Company shall have provided Parent with prompt notice of the issuance of such standby letters of credit, and (B) borrowings from the Company by a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c) sell, transfer, lease, license, mortgage, encumber, abandon or otherwise dispose of or voluntarily permit to become subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of Subsidiaries) to any Person, except (A) sales and non-exclusive licenses of products and services to customers in the ordinary course of business consistent with past practice, (B) dispositions of excess equipment or obsolete or worthless assets or sales of properties or assets (excluding securities of Subsidiaries) in an amount not in excess of $100,000 in the aggregate;

(d) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

(e) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(f) other than in the ordinary course of business consistent with past practice, enter into, terminate or amend (other than immaterial amendments) any Material Contract;

(g) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, or enter into or make any loans or advances to directors, officers or employees (other than advances in the ordinary course of business consistent with past practice) other than (i) as required pursuant to applicable Law or the terms of any employment agreement or Company Plan existing as of the date of this Agreement, (ii) increases in salaries, wages and benefits of employees (but not officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice and (iii) taking any such actions in connection with the hiring and termination of employees (other than officers, as such term is used in Rule 16a-1(f) of the Exchange Act) in the ordinary course of business consistent with past practice;

(h) make any changes (other than immaterial changes made in the ordinary course of business consistent with past practice) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP, the SEC, the Internal Revenue Service or applicable Law (including published Tax guidance) or such changes in practices as may be made in connection with the Company’s efforts to enhance its and its Subsidiaries’ internal controls over financial reporting;

(i) amend the Company Charter Documents or the Subsidiary Documents;

(j) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(k) waive, release, assign, settle or compromise any action, investigation, proceeding or litigation instituted, commenced, pending or threatened against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages by the Company and its Subsidiaries not in excess of $100,000 in the aggregate and that do not impose equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

(l) enter into any license with respect to Company Intellectual Property unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practices;

(m) permit any material item of Company Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public;

(n) make capital expenditures in any fiscal quarter in excess of $100,000; or

(o) agree, in writing or otherwise, to take any of the foregoing actions or, subject to Section 5.3, take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

Section 5.3 No Solicitation by the Company; Etc.

(a) The Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, and shall use reasonable best efforts to cause its and its Subsidiaries’ non-officer employees to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal. The Company and its Subsidiaries shall not, and the Company shall not knowingly authorize or permit its Representatives to, and shall not knowingly authorize or permit its and its Subsidiaries’ non-officer employees to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information or providing assistance) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to or otherwise cooperate with or assist, any third party regarding any Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal or (iv) enter into any letter of intent or agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof and the Board of Directors (or a committee thereof) of the Company determines in good faith after consultation with outside legal counsel (i) that such Takeover Proposal is, or is reasonably likely to lead to, a Superior Proposal and (ii) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person is a party to or enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the then applicable terms of the Confidentiality Agreement) and which shall permit the Company to comply with the terms of this Section 5.3, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including solicitation of a revised Takeover Proposal) and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. The Company shall take all action necessary to enforce, and shall not waive or amend, each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent); provided, however, that the Company may waive any standstill or similar agreement and permit a proposal to be made if the Board (or committee thereof) determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duty under applicable law. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent no later than twenty-four hours after receipt by an officer or director of the Company, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall notify Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly (within twenty four hours) keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) qualify, withdraw or modify, in a manner adverse to Parent, or propose publicly to qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, prior to the time that the Company Stockholder Approval has been obtained (but in no event after obtaining the Company Stockholder Approval) (x) the Board of Directors of the Company (or committee thereof) may make an Adverse Recommendation Change if the Board of Directors (or committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company’s stockholders under the applicable law, and, with respect to any recommendation of a Takeover Proposal, the Board (or committee thereof) determines in good faith that such Takeover Proposal constitutes a Superior Proposal, and (y) if the Company receives an unsolicited, bona fide written Takeover Proposal that the Board of Directors (or committee thereof) determines in good faith constitutes a Superior Proposal, the Board of Directors (or committee thereof) may, in response to such Superior Proposal after the expiration of the three business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the third business day following Parent’s receipt of written notice (the “Notice”) from the Company advising Parent that the Board of Directors of the Company (or any committee thereof) is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept, attaching the most current version of such agreement to such Notice and the other information required by Section 5.3(b) (which information shall be updated on a current basis), and only if at the end of such three business day period, after taking into account any revised terms as may have been proposed by Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of Directors of the Company (or committee thereof) has again in good faith made the determination referred to above in this clause (y).

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the

Exchange Act) beneficially owning 20% or more of the Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means an unsolicited, written Takeover Proposal made by a third party, which is on terms and conditions which the Board of Directors of the Company (or committee thereof) determines in its good faith judgment (after consultation with the Financial Advisor or another financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view (taking into account all terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and financial terms, and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal, based upon, among other things, the availability of financing and the expectation of obtaining required approvals) than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing (and not withdrawn), except that the reference to “20%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

(e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after receiving the advice of outside counsel, that failure to so disclose such position would be inconsistent with applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement.

Section 5.4 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences. To the extent permitted by Law, Parent shall have the right to direct all matters relating to compliance with Competition Laws in connection with any Transaction.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party under any Competition Laws challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to, and the Company shall not, without Parent’s prior written consent, propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries (any such event, a “Burdensome Condition”).

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

(e) The Company shall not take any action that would result in any state takeover statute or similar Law becoming applicable to any of the Transactions. If any state takeover statute or similar Law becomes applicable to any of the Transactions, Parent, Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(f) For purposes hereof, “Competition Laws” means the HSR Act, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including any Foreign Antitrust Laws.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter and prior to the Effective Time, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law (including, without limitation, as permitted by Section 5.3(e)) or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (ii) for press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors as permitted by and in accordance with Section 5.3.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws) and the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of the Company’s and its Subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries to provide access to any item that contains confidential information the Company is obligated to any third party to maintain the confidentiality of.

(b) Except for disclosures permitted by the terms of the Confidentiality Agreement dated as of December 12, 2007 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and Parent’s Representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect following execution (or termination) of this Agreement.

(c) No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent’s rights under Articles I, VI and VII of this Agreement.

Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue such that the conditions set forth in Section 6.2(a) or 6.3(a) would not be satisfied and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.2(b) or 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (A) the Company Charter Documents as in effect on the date of this Agreement, (B) any applicable contract as in effect on the date of this Agreement and (C) applicable Law; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s criminal conduct or fraud.

(b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, the Surviving Corporation may fulfill its obligation to provide insurance under this Section 5.8(b) by obtaining a prepaid “tail” policy of at least the same coverage and amounts containing terms and condition which are, in the aggregate, no less favorable to the insured than the existing policy, and maintaining such “tail” policy in full force and effect for a period of at least six (6) years.

(c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

Section 5.9 Securityholder Litigation. The Company shall give Parent prompt written notice of, and the opportunity to participate in, the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 5.10 Fees and Expenses. Whether or not the Merger is consummated, and except as otherwise contemplated under Section 7.3 of the Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses; provided, however, that Company and Parent shall share equally (a) the filing fee of Parent’s pre-merger notification report under the HSR Act and all fees and expenses incurred by Parent or Company in seeking approvals under all other applicable Antitrust Laws, and (b) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto).

Section 5.11 Employee Benefits.

(a) Without limiting the provisions of Section 5.11(d) hereof, for a period of time of at least one year following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each employee who continues employment with the Surviving Corporation (a “Continuing Employee”) with combined aggregate pay (which shall include rates of base salary or wages and annual bonus opportunities) and employee benefits that are comparable to the pay and benefits provided to similarly situated employees of Parent or its Affiliates, provided that for such purposes of this covenant, stock options and other equity awards shall be disregarded.

(b) Continuing Employees shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such Continuing Employees, under (i) all employee benefit plans, programs, policies and fringe benefits (other than stock option and other equity award programs) arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave, except, in each case, as would result in a duplication of benefits. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, and without regard to whether ERISA applies thereto) in which Continuing Employees participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations. In addition, to the extent permissible under the terms of such plan, if the effective time at which a Continuing Employee participates in any such plan falls within an annual period of coverage under such plan, each Continuing Employee shall be given credit for covered expenses paid by that Continuing Employee and his or her dependents under comparable Company plans during the applicable coverage period through such effective time toward satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that plan of the Surviving Corporation and its Subsidiaries.

(c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment, severance or retention agreement (including the establishment and funding of any related rabbi trust) listed in Section 3.11(a) of the Company Disclosure Schedule.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.

(e) Effective no later than the last day of the payroll period immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (collectively, the “401(k) Plans”) unless Parent provides written notice to the Company that any 401(k) Plan shall not be so terminated. Unless Parent provides such written notice to the Company, no later than seven (7) business days prior to the Closing Date, the Company shall provide to Parent (i) copies of duly adopted resolutions by the Company’s Board of Directors authorizing the termination of such 401(k) Plans and (ii) with respect to each 401(k) Plan, an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent.

(f) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 5.11 and nothing herein shall be construed as an amendment to any Company Plan for any purpose.

Section 5.12 Convertible Notes. Parent acknowledges that the consummation of the Merger will constitute a “Fundamental Change,” as such term is defined in Indenture dated as of November 23, 2005 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company N.A., as successor in interest to JPMorgan Chase Bank, National Association, as Trustee (the “Trustee”).

(a) As soon as possible, after the date of this Agreement, the Company shall enter into a supplemental indenture with the Trustee in form agreed to by Parent (the “Supplemental Indenture”) to be effective at the Effective Time. The Supplemental Indenture shall, among other things, amend the Indenture to remove the Indenture Covenants (as defined in the Consent and Conversion Agreement).

(b) As soon as reasonably practical after the date hereof, the Company shall provide to each holder of the outstanding Convertible Notes a Consent and Conversion Agreement, in the forms agreed to by Parent and the Company and substantially similar to the Consent and Conversion Agreement dated as of even date herewith between the Company and Highbridge International LLC, (together, the “Consent and Conversion Agreements”). The Consent and Conversion Agreements shall provide, among other things, (i) for the payment upon conversion of a Note of the sum of the Conversion Obligation, the Consent Premium (both as defined in the Consent and Conversion Agreement), accrued but unpaid interest on such Convertible Notes and the Make Whole Premium (as defined in the Indenture) (together, the “Conversion Price”) for such Note, (ii) the acknowledgement and agreement of such holders to the removal and deletion of each of the Indenture Covenants from the Indenture effective automatically upon the conversion of such holder’s Convertible Notes, and (iii) for the sale of the Warrants held by such holder to the Company effective as of the Effective Time for the price for the Warrants set forth in the applicable Consent and Conversion Agreement. The Company shall ensure that the price paid for any Note shall not exceed the Conversion Price for such Note. The conversion of the Convertible Notes (and any payments in connection with such conversion) shall be conditioned on the occurrence of the Closing. Prior to the Effective Time, the Company shall take all steps reasonably necessary upon consultation with Parent to obtain the Supplemental Indenture and to complete the conversion of the Convertible Notes surrendered pursuant to the Consent and Conversion Agreements. The Company shall not, without the consent of Parent, waive any condition to the Consent and Conversion Agreements or make any changes to the Consent and Conversion Agreements other than as agreed between Parent and the Company.

(c) Promptly after the date of this Agreement, the Company shall use commercially reasonable efforts to prepare all other necessary and appropriate documentation required by the Indenture in connection with the transactions contemplated herein (collectively, the “Note Documents”), and such Note Documents shall comply as to form and substance with applicable legal requirements, including, but not limited to, the requirements under the Indenture. The Company shall, and shall cause its Subsidiaries to, use its and their reasonable commercial efforts to have its and their Representatives to provide such cooperation to Parent as Parent may reasonably request in connection with the Note Documents and the conversion of the Convertible Notes. All Note Documents and mailings to the holders of the Convertible Notes in connection with the transactions contemplated herein shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them.

(d) Following the Closing and to the extent any Convertible Notes remain outstanding, Parent shall use commercially reasonable efforts to cause the Surviving Corporation to assume and discharge the obligations of the Company under the Indenture and the Supplemental Indenture in accordance with the terms thereof, including the giving of any notices and making of any payments that may be required in connection with any repurchases or conversions of Convertible Notes occurring as a result of such Fundamental Change, and the Company shall assist Parent and the Surviving Corporation in assuming such obligations of the Company.

Section 5.13 Warrants. Parent acknowledges that the consummation of the Merger will constitute a “Change of Control,” as such term is defined in the Warrants. Prior to the Effective Time, the Company shall take all commercially reasonable actions to provide for the (i) Company’s purchase of the Warrants at the Effective Time for the price for the Warrants set forth in the applicable Consent and Conversion Agreement, (ii) the cancellation of all the outstanding Warrants effective upon the Effective Time and (iii) all such other action that Parent may reasonably request, including the giving of any notices, in connection with any purchases of the Warrants in connection with such Change of Control in accordance with the terms thereof.

Section 5.14 Debt Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Financing Commitment, including commercially reasonable efforts to (i) maintain in effect the Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to

Parent and Merger Sub to obtaining the Debt Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Financing Commitment or consistent in all material respects with the Financing Commitment, and (iv) consummate the Debt Financing at or prior to the Closing. Parent shall give the Company prompt notice (A) of any material breach by any party of the Financing Commitment of which Parent or Merger Sub becomes aware, (B) if and when Parent or Merger Sub becomes aware that any portion of the financing contemplated by the Financing Commitment will not be available to consummate the Transactions and (C) of any termination of the Financing Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Debt Financing or Alternative Financing and provide to the Company copies of executed copies of the definitive documents related to the Debt Financing or Alternative Financing (excluding any fee letters, engagement letters or other agreements that are confidential by their terms). If the Financing Commitment shall expire or terminate for any reason, Parent shall use its reasonable best efforts to promptly obtain, and will promptly provide the Company with a copy of, a new financing commitment that provides for an amount of financing sufficient to consummate the transactions contemplated hereby and other terms and conditions the aggregate effect of which is not materially adverse to Parent in comparison with those contained in the Financing Commitment as originally issued (an “Alternate Financing”). Any Alternate Financing may be made by the Lenders or other lenders that are parties to the Financing Commitment as originally issued or another bona fide lender or lenders acceptable to the Parent. Parent shall accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not materially adverse to Parent in comparison with those contained in the Financing Commitment as originally issued.

(b) The Company shall provide, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to provide on a timely basis, such reasonable assistance and cooperation in connection with the arrangement of the Debt Financing contemplated by the Financing Commitment (or Alternate Financing, as applicable) as may be reasonably requested by Parent, provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation shall include (i) making senior management of the Company reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) providing due diligence materials to the parties to the Financing Commitment or other potential financing sources (including pursuant to an Alternate Financing) (iii) furnishing all financial statements and financial and other information that are customarily prepared by the Company and reasonably required in connection with such Debt Financing or Alternate Financing, as applicable, (iv) assisting Parent and its debt financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for such Debt Financing or Alternate Financing, as applicable, and materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and its debt financing sources for such Debt Financing or Alternate Financing, as applicable, (vi) providing such other documents as may be reasonably requested by Parent in connection therewith, and (vii) facilitating the pledge of collateral (including the release of any Liens on the assets of the Company and its Subsidiaries) to secure the Debt Financing or Alternate Financing, as applicable, at and after the Closing; provided, that that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing or Alternate Financing, as applicable, prior to the Closing.

Section 5.15 Inventions Assignment. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain from each employee and independent contractor listed on Schedule 3.15(f) of the Company Disclosure Schedule a fully executed written agreement in a form acceptable to Parent providing that all Company Intellectual Property developed by such Persons is owned exclusively by the Company and its Subsidiaries; provided that, notwithstanding anything in this Agreement to the contrary, no failure to have obtained such fully executed agreements from such employees and independent contractors prior to the Effective Time shall be deemed to constitute a failure of the condition to the Merger set forth in Section 6.2(b).

Section 5.16 Product Review. Prior to the Effective Time, the Company shall respond promptly to Parent’s reasonable requests for information concerning the Company’s use of Open Source Software (including providing descriptions of whether and how the Open Source Software is or was used, modified and/or distributed) and shall use commercially reasonable efforts to take such actions as reasonably requested by Parent to address issues identified by Parent arising from the results of the scan of the currently-supported release(s) of the Company’s Software at the request of Parent; provided that, notwithstanding anything in this Agreement to the contrary, no failure to have completed the actions requested by Parent pursuant to this Section 5.16 prior to the Effective Time shall be deemed to constitute a failure of the condition to the Merger set forth in Section 6.2(b).

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under any applicable Competition Laws shall have expired or been terminated and all other approvals or consents required of any other Governmental Authority for the consummation of the Merger shall have been obtained.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b) and 3.3(d) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation in a manner that materially and adversely affects the value of the Company and its Subsidiaries taken as a whole, (iii) result in the imposition of a Burdensome Condition, or (iv) result in a Company Material Adverse Effect.

(e) Supplemental Indenture. Contemporaneously with the Effective Time, the Supplemental Indenture shall be duly and validly executed by each of the Company and the Trustee, shall be in full force and effect, shall be binding and enforceable against the holder of the outstanding Convertible Notes, and shall not have been modified, rescinded, terminated or superseded.

(f) Consent and Conversion Agreement. The Consent and Conversion Agreement dated as of August 10, 2008 by and between the Company and Highbridge International LLC shall be duly and validly executed by each of the parties thereto, shall be in full force and effect and binding on the parties thereto and shall not have been modified, rescinded, terminated or superseded.

(g) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as does not have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections  6.3(a) and 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII.

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the six-month anniversary of execution of this Agreement (the “Outside Date”), provided, however, that the right to terminate this

Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) upon a vote taken on this Agreement; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(i) until the earlier to occur of (1) the expiration of a twenty (20) business day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the Company ceasing to exercise reasonable best efforts to cure such breach or inaccuracy, provided that the Company continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if such breach or inaccuracy by the Company is cured within such twenty (20) business day period);

(ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(d) shall be in effect and shall have become final and nonappealable;

(iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have made an Adverse Recommendation Change or (B) shall not have rejected any bona fide publicly announced offer for a Takeover Proposal within ten (10) business days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to reject such offer for a Takeover Proposal);

(iv) if the Company (i) breaches any material obligations under Section 5.1 or Section 5.3, or the Board of Directors of the Company or any committee thereof shall resolve to do any of the foregoing;

(v) if a Company Material Adverse Effect shall occur and be continuing, provided that if such Company Material Adverse Effect is curable by the Company through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(v) until the earlier to occur of (1) the expiration of a twenty (20) business day period after delivery of written notice from Parent to the Company of such Company Material Adverse Effect, or (2) the Company ceasing to exercise reasonable best efforts to cure such Material Adverse Effect, provided that the Company continues to exercise reasonable best efforts to cure such Company Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(v) if such Company Material Adverse Effect is cured within such twenty (20) calendar day period); or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of reasonable best efforts prior to the Outside Date and within twenty (20) business days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(i) until the earlier to occur of (1) the expiration of a twenty (20) business day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent ceasing to exercise reasonable best efforts to cure such breach or inaccuracy, provided that Parent continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if such breach or inaccuracy by Parent is cured within such twenty (20) business day period);

(ii) at any time prior to the Company Stockholder Approval, if concurrently with such termination the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3(c); provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent); or

(iii) if the Effective Time shall not have occurred on or before the date required pursuant to Section 1.2 due to Parent’s or Merger Sub’s failure to effect the Closing in breach of this Agreement, and at the time of such termination (treating such date of termination as if it were the Closing Date) the conditions set forth in Sections 6.1 and 6.2 (other than the delivery by the Company of the officer’s certificate contemplated by Section  6.2(c)) have been satisfied or waived.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Sections 3.18, 5.6(b), 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or, subject to the limitations set forth in Section 7.3 and Section 8.8, any breach of this Agreement.

Section 7.3 Termination Fee.

(a) In the event that (A) (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held) or Section 7.1(b)(iii), (y) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, Affiliates and Representatives (on behalf of Parent), shall have publicly announced (and shall not have withdrawn) an intention (whether or not conditional or withdrawn) to make a Takeover Proposal or such Takeover Proposal has otherwise become publicly known and (z) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $15,000,000 in cash (the “Company Termination Fee”). Any payment required to be made pursuant to clause (A) of this Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover

Proposal; any payment required to be made pursuant to clause (B) of this Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to such section; and any payment required to be made pursuant to clause (C) of this Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) or 7.1(d)(iii), or by Parent or the Company pursuant to Section 7.1(b)(i) at a time when the Agreement could have been terminated by the Company pursuant to Section 7.1(d)(iii) then Parent shall pay to the Company a termination fee of $20,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent to be required to pay the Parent Termination Fee on more than one (1) occasion. If the Parent Termination Fee becomes payable pursuant to this Section 7.3(b), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii).

(c) In the event that the Company shall fail to pay the Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, as the case may be, such payment amount shall accrue interest for the period commencing on the date such payment amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such payment amount when due, such party shall also pay to such other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such payment amount. Each of the Company and Parent acknowledges that the payment amounts and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

(d) If this agreement is terminated by the Company pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), the Company’s right to receive payment of the Parent Termination Fee from Parent in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent or Merger Sub or any of their respective former, current or future stockholders, directors, officers, employees, representatives or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Company Damages”) and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent shall also be obligated with respect to Section 7.3(c)).

(e) Notwithstanding anything herein to the contrary, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages (inclusive of the Parent Termination Fee), shall be limited to an amount equal to the Parent Termination Fee plus any amounts that become due under Section 7.3(c) (the “Parent Liability Limitation”), and in no event shall the Company or any of its Affiliates seek (x) any Company Damage in excess of such amount, (y) any Company Damages in any amount if the Parent Termination Fee has been paid or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Parent and Merger Sub or any other Parent Related Parties in connection with this Agreement or the Transactions and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Related Parties, through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover the Parent Termination Fee or Company Damages subject to the Parent Liability Limitation, from Parent (but not any other Parent Related Party), in each case, subject to the Parent Liability Limitation and the other limitations described therein and herein. Subject to the limitations contained herein, recourse against Parent hereunder shall be the sole and exclusive remedy of the Company and its Affiliates against any other Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the Transactions.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or Representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10, 5.11 and 5.12 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 3.18, 5.6(b), 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent and/or Merger Sub may assign, in their sole discretion, any of or all their respective rights, interests and obligations under this Agreement to any Affiliate of Parent or to one or more financing sources for collateral purposes without the written consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.3.

Section 8.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

JDA Software Group, Inc.

14400 N. 87th Street

Scottsdale, AZ 85260-3649

Attention: Hamish N. Brewer

Facsimile: 480.308.3001

with copies (which shall not constitute notice) to:

DLA Piper US LLP

1221 S. MoPac Expressway

Suite 400

Austin, TX 78746-7650

Attention: Paul E. Hurdlow

Facsimile: 512.457.7001

and

DLA Piper US LLP

2000 University Avenue

East Palo Alto, CA 94303-2215

Attention: Diane Holt Frankle

Facsimile: 650.833.2001

If to the Company, to:

i2 Technologies, Inc.

11701 Luna Road

Dallas, TX 75234

Attn: John Harvey

Facsimile: 469.357.6893

with copies (which shall not constitute notice) to:

Munsch Hardt Kopf & Harr, P.C.

500 N. Akard Street, Suite 3800

Dallas, TX 75201-6659

Attn: A. Michael Hainsfurther

Facsimile: 214.978.4356

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Texas are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Option” means any Option issued under a Company Stock Plan.

“Company Stock Plans” means the following plans of the Company, as amended: (i) the 1995 Stock Option/Stock Issuance Plan, (ii) the 2001 Non-Officer Stock Option/Stock Issuance Plan and (iii) Aspect Development, Inc. 1992 Stock Option Plan.

“Data Room” means the secure on-line data room (or workspace) maintained by JP Morgan on behalf of the Company, and to which designated personnel of Parent have been given access, at Intralinks and designated as the workspace for “Project Igloo.”

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing.

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” of any Person means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (v) all Software.

“Knowledge” shall mean, (i) in the case of any Person other than the Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Michael J. Berry, Pallab K. Chatterjee, John Harvey, Nancy Litzler, Aditya Srivastava, Surku Sinnadurai, Mark E. Trivette and Hiten D. Varia.

“Options” means options, warrants and other rights to acquire shares of Company Common Stock.

“Parent Material Adverse Effect” shall mean any change, event, occurrence, or state of facts that would reasonably be expected to prevent or materially hinder the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Parent Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, capital or financial markets (including public and private debt markets), political conditions in general, or the industry in which the Company operates, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; and (2) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“RSU” means any award, or portion thereof, of restricted stock or restricted stock units, whether vested or unvested, made under a Company Stock Plan with respect to which the shares of Company Common Stock subject thereto have not been issued (and are not outstanding) prior to the Effective Date.

“Significant Subsidiary” has the meaning set forth in Rule 1-01(w) under Regulation S-X as promulgated by the SEC under the Exchange Act.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby.

The following terms are defined on the page of this Agreement set forth after such term below:

Section
401(k) Plans	5.11(e)
Adverse Recommendation change	5.3(c)
Aggregate Option Consideration	4.6
Aggregate RSU Consideration	4.6
Agreement	Preamble
Alternate Financing	5.14(a)
Certificate of Merger	1.3
Balance Sheet Date	3.5(d)
Bankruptcy and Equity Exception	3.3(a)
Burdensome Condition	5.4(c)
Certificates	2.2(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	3.11(j)
Common Stock Merger Consideration	2.1(c)
Common Stock Certificate	2.1(c)
Company	Preamble
Company Acquisition Agreement	5.3(c)
Company Board Recommendation	3.3(b)
Company Charter Documents	3.1(c)
Company Common Stock	2.1
Company Damages	7.3(d)
Company Disclosure Schedule	Article III
Company Intellectual Property	3.15(a)
Company Material Adverse Effect	3.1(a)
Company Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Rights	3.2(a)
Company Rights Agreement	3.2(a)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Company Termination Fee	7.3(a)
Competition Laws	5.4(f)
Confidentiality Agreement	5.6(b)
Consent and Conversion Agreements	5.12(b)
Contract	3.3(c)
Continuing Employee	5.11(a)
Conversion Price	5.12(b)
Convertible Notes	3.2(a)
D&O Insurance	5.8(b)
Data Laws	3.15(n)
Financing Commitment	4.6
Debt Financing	4.6
DGCL	1.1
Dissenting Shares	2.2(h)
DOJ	5.4(a)
Domestic Benefit Plan	3.11(a)

Section
Effective Time	1.3
Employees	3.11(a)
Environmental Laws	3.12(c)(i)
Environmental Liabilities	3.12(c)(ii)
Environmental Permits	3.12(b)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
Exchange Act	3.4
Fairness Opinion	3.17
Filed Company SEC Documents	3.5(d)
Financial Advisor	3.17
Financing Commitment	4.6
Foreign Antitrust Laws	3.4
Foreign Benefit Plan	3.11(a)
FTC	5.4(a)
Hazardous Materials	3.12(c)(iii)
Indemnitees	5.8(a)
Indenture	5.12
Laws	3.8(a)
Liens	3.1(b)
Material Contract	3.13(a)
Measurement Date	3.2(a)
Merger	Preamble
Merger Consideration	2.1(d)
Merger Sub	Preamble
Moral Rights	3.15(o)
Note Covenants	5.12(a)
Note Documents	5.12(c)
Notice	5.3(c)
Offer Documents	5.12(b)
Open Source License	3.15(d)
Open Source Software	3.15(d)
Option Consideration	2.3(a)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Liability Limitation	7.3(e)
Parent Related Parties	7.3(d)
Parent Termination Fee	7.3(b)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Permits	3.8(b)
Policies	3.16
Preferred Stock Merger Consideration	2.1(d)
Proceeding	8.14
Proxy Statement	3.4
Registered Company Intellectual Property	3.15(a)
Release	3.12(c)(iv)
Representatives	5.3(a)
Restraints	6.1(b)
RSU Consideration	2.3(c)
SEC	2.3(d)

Section
Securities Act	3.1(b)
Series A Preferred Stock	3.2(a)
Series B Preferred Stock	2.1
Series B Preferred Stock Certificate	2.1(d)
SOX	3.5(c)
Subsidiary Documents	3.1(c)
Superior Proposal	5.3(d)
Supplemental Indenture	5.12(a)
Surviving Corporation	1.1
Takeover Proposal	5.3(d)
Taxes	3.10(n)
Tax Returns	3.10(n)
Terminating Company Breach	7.1(c)(i)
Terminating Parent Breach	7.1(d)(i)
Trustee	5.12
Voting Agreements	Preamble
WARN	3.11(m)
Warrants	3.2(a)

Section 8.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the Transactions (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.14.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For purposes of this Agreement, the Company shall be deemed to have “delivered,” “made available” or furnished any document or information if such document or information shall have been posted to the Data Room with notice delivered to Parent no less than two (2) Business Days prior to the execution of this Agreement and not subsequently removed.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

i2 TECHNOLOGIES, INC.

By:	/S/ JACKSON L. WILSON
Jackson L. Wilson Jr.
Executive Chairman of the Board

JDA SOFTWARE GROUP, INC.

By:	/S/ HAMISH N. BREWER
Hamish N. Brewer
President and Chief Executive Officer

ICEBERG ACQUISITION CORP.

By:	/S/ HAMISH N. BREWER
Hamish N. Brewer
President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

SCHEDULE A

SIGNATORIES TO VOTING AGREEMENTS

Amalgamated Gadget, L.P.

Michael Berry

Stephen P. Bradley

Pallab K. Chatterjee

J. Coley Clark

Richard L. Clemmer

Steve Estrada

John Harvey

Richard L. Hunter

David L. Pope

Michael J. Simmons

Surku Sinnadurai

Aditya Srivastava

Hiten D. Varia

Lloyd G. Waterhouse

Jackson L. Wilson, Jr.

EXHIBIT A

FORM OF VOTING AGREEMENT

OFFICER AND DIRECTOR STOCKHOLDERS

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 10, 2008, by and among JDA Software Group, Inc., a Delaware corporation (“Parent”), i2 Technologies, Inc., a Delaware corporation (the “Company”) (only with respect to Section 2(b) hereof), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Igloo Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority).

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially reducing the economic benefits or risks of ownership.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of The NASDAQ Stock Market).

“Shares” means (i) all outstanding shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of the Company that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of the Company.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers: (i) by testamentary or intestate succession, (ii) otherwise by operation of law, or (iii) under any written trading plan adopted prior to the date of this Agreement under Rule 10b5-1 of the Exchange Act) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Proposed Transaction, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Parent and each of its executive officers and any of them, in their capacities as officers of Parent (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(e) Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

5. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

6. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of the Company (provided Parent shall have been provided with copies of the relevant documentation related thereto) ; (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (b) at any time upon notice by Parent to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date”). No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

8. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

9. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Parent under this Section 9(f) shall relieve Parent of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit in any filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signatures pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

JDA SOFTWARE GROUP, INC.

By:
Hamish Brewer	By:

Its: President and Chief Executive Officer	Its:

Address:

Shares Beneficially Owned by Stockholder:

shares of Company Common Stock

shares of Company Preferred Stock

shares subject to Company Options

shares subject to Company RSUs

COMPANY:

i2 TECHNOLOGIES, INC.

By:

Its:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A (CONTINUED)

FORM OF VOTING AGREEMENT

HOLDER OF SERIES B 2.5% CONVERTIBLE PREFERRED STOCK

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 10, 2008, by and among JDA Software Group, Inc., a Delaware corporation (“Parent”), i2 Technologies, Inc., a Delaware corporation (the “Company”) (only with respect to Section 2(b) hereof), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Igloo Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority).

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of The NASDAQ Stock Market).

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Shares” means (i) all outstanding shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of the Company that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of the Company.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or other disposition of such security (excluding transfers: (i) by testamentary or intestate succession, (ii) otherwise by operation of law, or (iii) under any written trading plan adopted prior to the date of this Agreement under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, or (iii) to any other Person, so long as, in the case of the foregoing clauses (ii) and (iii), the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the

Proposed Transaction, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Parent and each of its executive officers and any of them, in their capacities as officers of Parent (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(e) Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

5. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

6. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect

Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of the Company (provided Parent shall have been provided with copies of the relevant documentation related thereto) ; (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, (b) at any time upon notice by Parent to Stockholder or (iii) upon the amendment of the Merger Agreement without Stockholder’s prior written consent (such date under (a), (b) or (c) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

8. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

9. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Parent under this Section 9(f) shall relieve Parent of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signatures pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

(o) Pledge on Shares. Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company agree and acknowledge that the Shares are subject to a security interest for the benefit of certain lenders of the Stockholder which, among other things restricts the Stockholder’s ability to create, grant or permit to exist (i) any security interest over, or (ii) any restriction on the ability to transfer or realize, all or any part of the Shares.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

JDA SOFTWARE GROUP, INC.

By:

By:	Its:

Its:	Address:

Shares Beneficially Owned by Stockholder:

shares of Company Common Stock

shares of Company Preferred Stock

shares subject to Company Options

shares subject to Company RSUs

COMPANY:

i2 TECHNOLOGIES, INC.

By:

Its:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

i2 TECHNOLOGIES, INC.

ARTICLE I

The name of this corporation is i2 Technologies, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.01 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 1,000.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

ARTICLE VII

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

Annex B

August 10, 2008

The Board of Directors

i2 Technologies, Inc.

11701 Luna Road

Dallas, TX 75234

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.00025 per share (the “Company Common Stock”), of i2 Technologies, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with JDA Software Group, Inc., (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of August 10, 2008 (the “Agreement”), among the Company and the Acquiror and its subsidiary, Iceberg Acquisition Corp. (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates, will be converted into the right to receive $14.86 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated August 10, 2008 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and the Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments

B-1

made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant investment banking relationships with Company or the Acquiror. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, Highbridge International LLC (“Highbridge”), a private fund managed by Highbridge Capital Management, LLC, a majority-owned affiliate of J.P. Morgan Securities Inc., holds approximately $57,646,000 aggregate principal amount of the Company’s $86,250,000 outstanding 5% Senior Convertible Notes due 2015 (the “Notes”) and warrants to acquire 242,444 shares of Company Common Stock (the “Warrants”). In connection with the proposed Transaction, Highbridge has entered into an agreement with the Company pursuant to which Highbridge will surrender the Notes, waive or agree to amend certain covenants of the indenture under which the Notes were issued (the “Indenture”) and sell its Warrants to the Company. In exchange, Highbridge will receive, in cash, amounts to which it is entitled pursuant to the terms and conditions of the Indenture and the Warrants and a fee of approximately $5 million. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

B-2

Annex C

DELAWARE GENERAL CORPORATION LAW

SECTION 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week
i2 TECHNOLOGIES, INC. ONE i2 PLACE 11701 LUNA ROAD DALLAS, TX 75234

VOTE BY INTERNET – [                    ]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until [            ] the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by i2 Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – [                    ]

Use any touch-tone telephone to transmit your voting instructions up until [            ] the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to i2 Technologies, Inc., c/o [                                    ].

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

i2 Technologies, Inc.

The Board of Directors unanimously recommends a vote “FOR” the proposals in Items 1, 2 and 3.

1.	To approve the Agreement and Plan of Merger dated as of August 10, 2008 among JDA Software Group, Inc., Iceberg Acquisition Corp., a wholly-owned subsidiary of JDA, and i2 Technologies, Inc.	For ☐	Against ☐	Abstain ☐

2.	To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the Agreement and Plan of Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Agreement and Plan of Merger.	For ☐	Against ☐	Abstain ☐

3.	To grant the persons named as proxies discretionary authority to consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.	For ☐	Against ☐	Abstain ☐

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting dated September , 2008.

	For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Please indicate if you plan to attend this meeting.	Yes ☐ No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE

g FOLD AND DETACH HERE g

---------------------------

REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of i2 Technologies, Inc.

for the Special Meeting of Stockholders to be held on October     , 2008.

The undersigned stockholder of i2 Technologies, Inc. hereby appoints Pallab Chatterjee, Michael Berry and John Harvey, each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of i2 Technologies, Inc. held of record by the undersigned on September    , 2008, at the Special Meeting of Stockholders (the “Special Meeting”) to be held on October     , 2008 at              Central Time, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting and Proxy Statement, dated September     , 2008 and upon such other matters as may properly come before the Special Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the proposals listed in Items 1, 2 and 3.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments: _______________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)